     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1996



                                                      REGISTRATION NO. 333-08161

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            USA WASTE SERVICES, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                            4953                           73-1309529
   (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. employer
of incorporation or organization)       Classification Number)            Identification Number)

                                                                   GREGORY T. SANGALIS
             USA WASTE SERVICES, INC.                           USA WASTE SERVICES, INC.
                 5400 LBJ FREEWAY                                   5400 LBJ FREEWAY
                SUITE 300-TOWER ONE                                SUITE 300-TOWER ONE
                DALLAS, TEXAS 75240                                DALLAS, TEXAS 75240
                  (214) 383-7900                                     (214) 383-7900
        (Name, address, including zip code,                (Name, address, including zip code,
          and telephone number, including                    and telephone number, including
             area code, of registrant)                      area code, of agent for service)

                             ---------------------

                                   Copies to:

                 STEPHEN A. MASSAD                               WILLIAM N. FINNEGAN, IV
               BAKER & BOTTS, L.L.P.                             ANDREWS & KURTH L.L.P.
         910 LOUISIANA STREET, 31ST FLOOR                       4200 TEXAS COMMERCE TOWER
               HOUSTON, TEXAS 77002                               HOUSTON, TEXAS 77002
                  (713) 229-1234                                     (713) 220-4200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger (the "Merger") of Quatro Acquisition Corp. ("Acquisition") with and into Sanifill, Inc. ("Sanifill") pursuant to the Agreement and Plan of Merger dated as of June 22, 1996, among USA Waste Services, Inc., Acquisition and Sanifill, described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on the Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                        ITEM NUMBER IN FORM S-4                   LOCATION IN JOINT PROXY STATEMENT AND PROSPECTUS
           -------------------------------------------------  ---------------------------------------------------------
A. Information About the Transaction
       1.  Forepart of Registration Statement and Outside
             Front Cover Page of Prospectus.................  Facing Page
       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.....................................  Cover Page; Available Information; Table of Contents
       3.  Risk Factors, Ratio of Earnings to Fixed Charges
             and Other Information..........................  Summary; The Merger and Related Transactions
       4.  Terms of the Transaction.........................  The Meetings; The Merger and Related Transactions; The
                                                                Plan of Merger and Terms of the Merger; Description of
                                                                USA Waste Capital Stock; Comparison of Rights of
                                                                Stockholders of USA Waste and Sanifill
       5.  Pro forma Financial Information..................  Summary; USA Waste and Sanifill Combined Unaudited Pro
                                                                Forma Condensed Financial Statements
       6.  Material Contacts with the Company Being
             Acquired.......................................  The Merger and Related Transactions
       7.  Additional Information Required for Reoffering by
             Persons and Parties Deemed to be
             Underwriters...................................  *
       8.  Interests of Named Experts and Counsel...........  *
       9.  Disclosure of Commission Position on
             Indemnification for Securities Act
             Liabilities....................................  *
B. Information About the Registrant
      10.  Information with Respect to S-3 Registrants......  Incorporation of Certain Information by Reference;
                                                                Summary; Risk Factors; The Merger and Related
                                                                Transactions; Description of USA Waste Capital Stock;
                                                                The Plan of Merger and Terms of the Merger
      11.  Incorporation of Certain Information by
             Reference......................................  Incorporation of Certain Information by Reference
      12.  Information with Respect to S-2 or S-3
             Registrants....................................  *
      13.  Incorporation of Certain Information by
             Reference......................................  *
      14.  Information with Respect to Registrants Other
             Than S-2 or S-3 Registrants....................  *
C. Information About the Company Being Acquired
      15.  Information with Respect to S-3 Companies........  Incorporation of Certain Information by Reference;
                                                                Summary; The Merger and Related Transactions; Comparison
                                                                of Rights of Stockholders of USA Waste and Sanifill
      16.  Information with Respect to S-2 or S-3
             Companies......................................  *
      17.  Information with Respect to Companies Other than
             S-2 or S-3 Companies...........................  *
D. Voting and Management Information
      18.  Information if Proxies, Consents or
             Authorizations are to be Solicited.............  Summary; The Merger and Related Transactions; The
                                                                Meetings
      19.  Information if Proxies, Consents or
             Authorizations are not to be Solicited or in an
             Exchange Offer.................................  *

- ---------------

* Omitted because the item is inapplicable or the answer thereto is negative.

                            USA WASTE SERVICES, INC.
                                5400 LBJ FREEWAY
                             SUITE 300 -- TOWER ONE
                              DALLAS, TEXAS 75240


                                                                   July 19, 1996


Dear Stockholder of USA Waste Services, Inc.:


     You are invited to attend a Special Meeting of Stockholders (the "Special Meeting") of USA Waste Services, Inc. ("USA Waste") to be held on August 27, 1996 at 2:00 p.m., Central time. The Special Meeting will be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.


     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 22, 1996 (the "Merger Agreement"), by and among USA Waste, Quatro Acquisition Corp., a wholly owned subsidiary of USA Waste ("Acquisition"), and Sanifill, Inc. ("Sanifill") and a proposal to approve an amendment to USA Waste's Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste common stock, par value $.01 per share ("USA Waste Common Stock"), to 300,000,000 shares.


     The Merger Agreement provides, among other things, for the merger of Acquisition with and into Sanifill (the "Merger"), pursuant to which Sanifill would become a wholly owned subsidiary of USA Waste. Each outstanding share of common stock of Sanifill would be converted into 1.70 shares of USA Waste Common Stock (the "Exchange Ratio"). Based upon the number of shares of Sanifill common stock outstanding as of July 18, 1996, USA Waste would issue approximately 43.1 million shares of USA Waste Common Stock to the stockholders of Sanifill pursuant to the Merger. These shares would represent approximately 33% of the total shares of USA Waste Common Stock expected to be outstanding immediately after the Merger. The Merger is subject to a number of conditions, including obtaining the approval of the stockholders of USA Waste and Sanifill and obtaining any necessary regulatory waivers or approvals. The Merger is also conditioned on the approval of the proposal to increase the number of authorized shares of USA Waste Common Stock. A summary of the basic terms and conditions of the Merger, certain financial and other information relating to USA Waste and Sanifill and a copy of the Merger Agreement are set forth in the accompanying Joint Proxy Statement and Prospectus. Please review and consider the enclosed materials carefully.


     Your Board of Directors has approved the Merger Agreement. In addition, the Board of Directors of USA Waste has received an opinion dated June 21, 1996 from Donaldson, Lufkin & Jenrette Securities Corporation (a copy of which is included in the accompanying Joint Proxy Statement and Prospectus) that the Exchange Ratio is fair to USA Waste from a financial point of view. THE BOARD OF DIRECTORS OF USA WASTE BELIEVES THAT THE PROPOSED MERGER AND THE OTHER PROPOSAL DESCRIBED ABOVE ARE IN THE BEST INTERESTS OF USA WASTE AND ITS STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE OTHER PROPOSAL SET FORTH IN THE JOINT PROXY STATEMENT AND PROSPECTUS.

     Regardless of the number of shares you hold or whether you plan to attend the Special Meeting, we urge you to complete, sign, date and return the enclosed proxy card immediately. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                            Sincerely,

                                            /s/ JOHN E. DRURY
                                                John E. Drury
                                                Chairman of the Board

                            USA WASTE SERVICES, INC.
                                5400 LBJ FREEWAY
                             SUITE 300 -- TOWER ONE
                              DALLAS, TEXAS 75240

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 27, 1996

To the Stockholders of USA Waste Services, Inc.:


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of USA Waste Services, Inc. ("USA Waste") will be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on August 27, 1996, at 2:00 p.m., Central time, to consider and act upon the following proposals:


     1. To approve and adopt the Agreement and Plan of Merger dated as of June 22, 1996, by and among USA Waste, Quatro Acquisition Corp., a wholly owned subsidiary of USA Waste ("Acquisition"), and Sanifill, Inc. ("Sanifill") providing for, among other things, the merger of Acquisition with and into Sanifill and the conversion of each outstanding share of Sanifill common stock, par value $.01 per share, into 1.70 shares of USA Waste common stock, par value $.01 per share ("USA Waste Common Stock").

     2. To approve an amendment to the Restated Certificate of Incorporation of USA Waste to increase the authorized shares of USA Waste Common Stock from 150,000,000 shares to 300,000,000 shares.

     The implementation of Proposal No. 1 is conditioned on the approval of Proposal No. 2.

     The meeting may be recessed from time to time, and actions with respect to the matters specified in this notice may be taken at any reconvened meeting without further notice to stockholders unless required by the Bylaws of USA Waste.

     Only stockholders of record at the close of business on July 18, 1996, are entitled to notice of and to vote on all matters at the Special Meeting and any adjournments thereof. A list of all stockholders will be available at the Special Meeting and, during the 10-day period immediately prior to the Special Meeting, at the offices of USA Waste, located at 5400 LBJ Freeway, Suite
300 -- Tower One, Dallas, Texas 75240, during ordinary business hours.

                                            By Order of the Board of Directors,

                                            /s/ GREGORY T. SANGALIS
                                                Gregory T. Sangalis
                                                Corporate Secretary
Dallas, Texas

July 19, 1996

       WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING,
         PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE
        ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING,
               YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                                 SANIFILL, INC.
                               2777 ALLEN PARKWAY
                                   SUITE 700
                              HOUSTON, TEXAS 77019


                                                                   July 19, 1996


Dear Stockholder of Sanifill, Inc.:


     You are invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Sanifill, Inc. ("Sanifill") to be held August 27, 1996 at 11:00 a.m., Central time. The Special Meeting will be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.


     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 22, 1996 (the "Merger Agreement"), by and among USA Waste Services, Inc. ("USA Waste"), Quatro Acquisition Corp., a wholly owned subsidiary of USA Waste ("Acquisition"), and Sanifill.


     The Merger Agreement provides, among other things, for the merger of Acquisition with and into Sanifill (the "Merger"), pursuant to which Sanifill would become a wholly owned subsidiary of USA Waste. Each outstanding share of common stock of Sanifill would be converted into 1.70 shares (the "Exchange Ratio") of USA Waste common stock, par value $.01 per share ("USA Waste Common Stock"). Based upon the number of shares of Sanifill common stock outstanding as of July 18, 1996, USA Waste would issue approximately 43.1 million shares of USA Waste Common Stock to the stockholders of Sanifill pursuant to the Merger. These shares would represent approximately 33% of the total shares of USA Waste Common Stock expected to be outstanding immediately after the Merger. The Merger is subject to a number of conditions, including obtaining the approval of the stockholders of USA Waste and Sanifill and obtaining any necessary regulatory waivers or approvals. A summary of the basic terms and conditions of the Merger, certain financial and other information relating to USA Waste and Sanifill and a copy of the Merger Agreement are set forth in the accompanying Joint Proxy Statement and Prospectus. Please review and consider the enclosed materials carefully.



     Your Board of Directors has approved the Merger Agreement. In addition, the Board of Directors of Sanifill has received an opinion dated June 21, 1996 from Merrill Lynch, Pierce, Fenner & Smith Incorporated (a copy of which is included in the accompanying Joint Proxy Statement and Prospectus) that, as of such date, the Exchange Ratio is fair to the stockholders of Sanifill from a financial point of view. THE BOARD OF DIRECTORS OF SANIFILL BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF SANIFILL AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


     Regardless of the number of shares you hold or whether you plan to attend the Special Meeting, we urge you to complete, sign, date and return the enclosed proxy card immediately. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                            Sincerely,

                                            /s/ LORNE D. BAIN
                                                Lorne D. Bain
                                                Chairman of the Board

                                 SANIFILL, INC.
                               2777 ALLEN PARKWAY
                                   SUITE 700
                              HOUSTON, TEXAS 77019

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 27, 1996

To the Stockholders of Sanifill, Inc.:


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Sanifill, Inc. ("Sanifill") will be held at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on August 27, 1996, at 11:00 a.m., Central time, to consider and act upon the following proposal:


     To approve and adopt the Agreement and Plan of Merger dated as of June 22, 1996, by and among Sanifill, USA Waste Services, Inc. ("USA Waste") and Quatro Acquisition Corp., a wholly owned subsidiary of USA Waste ("Acquisition"), providing, among other things, for the merger of Acquisition with and into Sanifill and the conversion of each outstanding share of Sanifill common stock, par value $.01 per share, into 1.70 shares of USA Waste common stock, par value $.01 per share.

     The meeting may be recessed from time to time, and actions with respect to the matters specified in this notice may be taken at any reconvened meeting without further notice to stockholders unless required by the Bylaws of Sanifill.

     Only stockholders of record at the close of business on July 18, 1996, are entitled to notice of and to vote on the Merger proposal at the Special Meeting and any adjournments thereof. A list of all stockholders will be available at the Special Meeting and, during the 10-day period prior to the Special Meeting, at the offices of Sanifill, located at 2777 Allen Parkway, Suite 700, Houston, Texas 77019, during ordinary business hours.

                                            By Order of the Board of Directors,

                                            /s/ H. STEVEN WALTON
                                                H. Steven Walton
                                                Secretary
Houston, Texas

July 19, 1996

       WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING,
         PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE
        ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING,
               YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

USA WASTE SERVICES, INC.                                          SANIFILL, INC.


                      JOINT PROXY STATEMENT AND PROSPECTUS


     This Joint Proxy Statement and Prospectus is being furnished to the stockholders of USA Waste Services, Inc., a Delaware corporation ("USA Waste"), in connection with the solicitation of proxies by its Board of Directors to be voted at the Special Meeting of Stockholders of USA Waste (the "USA Waste Special Meeting") scheduled to be held on August 27, 1996, at 2:00 p.m., Central time, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, and at any adjournment or postponement thereof, and to the stockholders of Sanifill, Inc., a Delaware corporation ("Sanifill"), in connection with the solicitation of proxies by its Board of Directors to be voted at the Special Meeting of Stockholders of Sanifill (the "Sanifill Special Meeting") scheduled to be held on August 27, 1996, at 11:00 a.m., Central time, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, and at any adjournment or postponement thereof.


     At the USA Waste Special Meeting and the Sanifill Special Meeting, the holders of USA Waste common stock, par value $.01 per share ("USA Waste Common Stock"), and the holders of Sanifill common stock, par value $.01 per share ("Sanifill Common Stock"), will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of June 22, 1996 (the "Merger Agreement"), among USA Waste, Quatro Acquisition Corp., a wholly owned subsidiary of USA Waste ("Acquisition"), and Sanifill providing, among other things, for the merger of Acquisition with and into Sanifill (the "Merger"). Such approvals are a condition to consummating the Merger. Upon consummation of the Merger, Sanifill will become a wholly owned subsidiary of USA Waste and the holders of the issued and outstanding shares of Sanifill Common Stock will receive, at the effective time of the Merger, 1.70 shares of USA Waste Common Stock for each share of Sanifill Common Stock held by them. See "The Plan of Merger and Terms of the Merger." A copy of the Merger Agreement is attached hereto as Annex A and incorporated herein by reference.


     On July 18, 1996, the closing sale price of USA Waste Common Stock on the New York Stock Exchange was $27 1/4 per share. Based upon such closing price, the consideration to be received by stockholders of Sanifill pursuant to the Merger would be $46.325 per share of Sanifill Common Stock. Based upon the number of shares of Sanifill Common Stock outstanding as of July 18, 1996, approximately 132.3 million shares of USA Waste Common Stock are expected to be outstanding immediately after the Merger is consummated, of which approximately 33% will be owned by former stockholders of Sanifill and approximately 67% will be owned by current stockholders of USA Waste.



     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR CERTAIN CONSIDERATIONS RELEVANT TO THE DECISION ON WHETHER TO VOTE FOR THE MERGER.



      This Joint Proxy Statement and Prospectus also constitutes the prospectus of USA Waste that is a part of the Registration Statement (as hereinafter defined) of USA Waste filed with the Securities and Exchange Commission with respect to the issuance and exchange of up to approximately 54.6 million shares of USA Waste Common Stock to be issued pursuant to the Merger (which includes shares underlying options and warrants to purchase Sanifill Common Stock currently held by Sanifill employees and shares issuable upon the conversion of outstanding convertible debentures of Sanifill). This Joint Proxy Statement and Prospectus is first being mailed to the stockholders of USA Waste and the stockholders of Sanifill on or about July 23, 1996.


THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN
 APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
  STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
     OF THIS JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.


    THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS IS JULY 19, 1996.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY USA WASTE OR SANIFILL. THIS JOINT PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, USA WASTE COMMON STOCK, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF USA WASTE OR SANIFILL SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. ALL INFORMATION HEREIN WITH RESPECT TO USA WASTE AND ACQUISITION HAS BEEN FURNISHED BY USA WASTE, AND ALL INFORMATION HEREIN WITH RESPECT TO SANIFILL HAS BEEN FURNISHED BY SANIFILL.

                             AVAILABLE INFORMATION

     USA Waste and Sanifill are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the offices of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission in Chicago, Illinois at CitiCorp Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661-2511 and in New York, New York at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Furthermore, USA Waste's and Sanifill's securities are listed on the New York Stock Exchange (the "NYSE"), and the reports, proxy statements and other information of USA Waste and Sanifill described above may also be inspected at the NYSE at 20 Broad Street, New York, New York 10005. Upon consummation of the Merger, listing of the Sanifill Common Stock on the NYSE will be terminated.

     USA Waste has filed with the Commission a registration statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Joint Proxy Statement and Prospectus also constitutes the Prospectus of USA Waste filed as part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules of the Commission. Statements made in this Joint Proxy Statement and Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be qualified in its entirety by such reference. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying at the Commission's offices as described above. After the Merger, registration of the Sanifill Common Stock under the Exchange Act will be terminated.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     USA Waste incorporates herein by reference the following documents filed by it with the Commission (File No. 1-12154) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the year ended December 31, 1995, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (iii) its Current Report on Form 8-K dated January 9, 1996, its Current Report on Form 8-K dated May 22, 1996, as amended by its Form 8-K/A (Amendment No. 1) filed on May 29, 1996, its Form 8-K/A (Amendment No. 2) filed June 28, 1996 and its Form 8-K/A (Amendment No. 3) filed July 1, 1996, and its Current Report on Form 8-K dated June 22, 1996 and (iv) the description of USA Waste Common Stock contained in its Registration Statement on Form 8-A dated July 1, 1993, as amended by Form 8-B dated July 13, 1995.

     Sanifill incorporates herein by reference the following documents filed by it with the Commission (File No. 1-10490) pursuant to the Exchange Act: (i) its Annual Report on Form 10-K for the year ended December 31, 1995, (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, and (iii) its Current Reports on Form 8-K dated February 5, 1996, February 11, 1996, February 23, 1996, March 4, 1996, March 20, 1996, March 28, 1996, June 5, 1996
and June 22, 1996.

     All documents filed by USA Waste and Sanifill pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement and Prospectus and prior to the date of the USA Waste Special Meeting and the Sanifill Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement and Prospectus and to be part hereof from the date of filing of such document. All information appearing in this Joint Proxy Statement and Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Joint Proxy Statement and Prospectus, to the extent that a statement contained herein or in any subsequently filed document that is deemed to be incorporated herein modifies or supersedes any such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement and Prospectus.

     THIS JOINT PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. USA WASTE AND SANIFILL HEREBY UNDERTAKE TO PROVIDE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF A REQUEST, WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS HAS BEEN DELIVERED, ON WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE THAT HAVE BEEN OR MAY BE INCORPORATED INTO THIS JOINT PROXY STATEMENT AND PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). DOCUMENTS RELATING TO USA WASTE ARE AVAILABLE UPON REQUEST FROM USA WASTE SERVICES, INC., 5400 LBJ FREEWAY, SUITE 300 -- TOWER ONE, DALLAS, TEXAS 75240, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER 214-383-7900. DOCUMENTS RELATING TO SANIFILL ARE AVAILABLE UPON REQUEST FROM SANIFILL, INC., 2777 ALLEN PARKWAY, SUITE 700, HOUSTON, TEXAS 77019, ATTENTION: CORPORATE SECRETARY, TELEPHONE NUMBER 713-942-6200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY AUGUST 20, 1996.

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
AVAILABLE INFORMATION.......................    i
INCORPORATION OF CERTAIN INFORMATION BY
  REFERENCE.................................    i
SUMMARY.....................................    1
  The Companies.............................    1
  The Meetings..............................    1
  The Merger................................    2
  Stockholders' Comparative Rights..........    7
  Market Price Data.........................    8
  Summary Financial Information.............    9
  Additional Proposal to be Presented at the
    USA Waste Special Meeting...............   13
RISK FACTORS................................   14
  Forward-Looking Statements May Not Prove
    Accurate................................   14
  Expected Benefits of Combined Business May
    Not be Achieved.........................   14
  Stock Prices May Vary in Response to
    Changes in Business and Economic
    Conditions..............................   14
  No Assurance of Successful Management and
    Maintenance of Growth...................   14
  Need for Capital; Debt Financing..........   15
  Profitability May be Affected by
    Competition.............................   15
  Potential Adverse Effect of Government
    Regulation..............................   15
  Potential Environmental Liability.........   15
  Shares Eligible for Future Sale May
    Adversely Affect Market Price of
    Stock...................................   16
THE MEETINGS................................   17
  Date, Time and Place of the Meetings......   17
  Purpose of the Meetings...................   17
  Record Date and Outstanding Shares........   17
  Voting and Revocation of Proxies..........   17
  Vote Required for Approval................   18
  Solicitation of Proxies...................   18
THE MERGER AND RELATED TRANSACTIONS.........   19
  General Description of the Merger.........   19
  Background of the Merger..................   19
  USA Waste's Reasons for the Merger........   21
  Recommendation of the Board of Directors
    of USA Waste............................   22
  Sanifill's Reasons for the Merger.........   22
  Recommendation of the Board of Directors
    of Sanifill.............................   23
  Opinion of Financial Advisor to USA
    Waste...................................   23
  Opinion of Financial Advisor to
    Sanifill................................   28
  Conflicts of Interest.....................   32
  Certain Federal Income Tax Consequences...   34
  No Appraisal or Dissenters' Rights........   35
  Accounting Treatment......................   35
  Government and Regulatory Approvals.......   36
  Restrictions on Resales by Affiliates.....   36
  Board of Directors After the Merger.......   36
  Meetings, Committees and Compensation.....   39
  Officers..................................   40
AMENDMENT TO USA WASTE RESTATED CERTIFICATE
  OF INCORPORATION..........................   40
THE PLAN OF MERGER AND TERMS OF THE
  MERGER....................................   41
  Effective Time of the Merger..............   41
  Manner and Basis for Converting Shares....   41
  Assumption of Sanifill Options and
    Sanifill Warrants.......................   42
  Treatment of Sanifill Convertible
    Debentures..............................   42
  Conditions to the Merger..................   43
  Representations and Warranties of USA
    Waste and Sanifill......................   45

                                            PAGE
                                            ----
  Survival of Representations, Warranties
    and Agreements..........................   45
  Conduct of the Business of USA Waste and
    Sanifill Prior to the Merger............   45
  No Solicitation of Acquisition
    Transactions............................   48
  Conduct of the Business of the Combined
    Companies Following the Merger..........   48
  Termination or Amendment..................   48
  Termination Fees..........................   49
  Expenses..................................   50
  Office Relocation.........................   50
  Indemnification and Insurance.............   50
  Other Agreements..........................   50
  Voting Agreements.........................   52
COMPARISON OF RIGHTS OF STOCKHOLDERS OF USA
  WASTE AND SANIFILL........................   53
  General...................................   53
  Number of Directors; Removal of Directors;
    Filling of Vacancies on the Board of
    Directors...............................   53
  Voting....................................   53
  Stockholder Nominations and Proposals.....   53
  Fair Price Provision......................   54
  Amendment of Certain Charter Provisions...   55
  Sanifill Rights Plan......................   55
USA WASTE AND SANIFILL COMBINED UNAUDITED
  PRO FORMA CONDENSED FINANCIAL
  STATEMENTS................................   56
USA WASTE AND SANIFILL NOTES TO COMBINED
  UNAUDITED PRO FORMA CONDENSED FINANCIAL
  STATEMENTS................................   62
  Basis of Presentation.....................   62
  Pro Forma Adjustments.....................   62
SUPPLEMENTALLY PROVIDED INFORMATION RELATING
  TO THE COMBINED UNAUDITED PRO FORMA
  CONDENSED FINANCIAL STATEMENTS............   63
PRINCIPAL STOCKHOLDERS OF USA WASTE AND
  SANIFILL..................................   68
  USA Waste.................................   68
  Sanifill..................................   69
MARKET PRICE DATA...........................   71
  Market Information........................   71
  Dividend Information......................   71
DESCRIPTION OF USA WASTE CAPITAL STOCK......   72
  Common Stock..............................   72
  Preferred Stock...........................   72
  Authorized But Unissued Shares............   72
  Transfer Agent and Registrar..............   72
  Limited Liability and Indemnification of
    Officers and Directors..................   72
PROPOSAL OF STOCKHOLDERS FOR ANNUAL
  MEETING...................................   73
OTHER MATTERS...............................   74
LEGAL MATTERS...............................   74
EXPERTS.....................................   74
INDEPENDENT AUDITORS........................   74
ANNEX A -- Agreement and Plan of Merger.....  A-1
              Amendment No. 1 to Agreement
           and Plan of Merger............... A-36
ANNEX B -- Opinion of Donaldson, Lufkin &
  Jenrette Securities Corporation...........  B-1
ANNEX C -- Opinion of Merrill Lynch, Pierce,
  Fenner & Smith Incorporated...............  C-1

                                    SUMMARY

     The following is a summary of certain information contained elsewhere or incorporated by reference in this Joint Proxy Statement and Prospectus. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Joint Proxy Statement and Prospectus and the documents incorporated herein by reference.

                                 THE COMPANIES

USA WASTE SERVICES, INC. AND QUATRO ACQUISITION CORP.

     USA Waste Services, Inc. is the third largest integrated solid waste management company in North America and serves municipal, commercial, industrial and residential customers in 24 states. USA Waste's solid waste management services include collection, transfer and disposal operations and, to a lesser extent, recycling and certain other waste management services. USA Waste owns or operates 39 landfills, 26 transfer stations and 72 collection operations and serves more than 1.3 million customers. Quatro Acquisition Corp. is a wholly owned subsidiary of USA Waste organized for the purpose of effecting the Merger pursuant to the Merger Agreement. Acquisition has no material assets and has not engaged in and prior to the Merger will not engage in any activities except those required to effectuate the Merger. The principal executive offices of USA Waste and Acquisition are located at 5400 LBJ Freeway, Suite 300 -- Tower One, Dallas, Texas 75240, and their telephone number is (214) 383-7900.

     Pursuant to the terms of the Merger Agreement, USA Waste has agreed to transfer its principal executive offices to Houston, Texas, as soon as practicable after the Effective Time (as hereinafter defined).

     Additional information concerning USA Waste is included in USA Waste's reports filed under the Exchange Act that are incorporated by reference in this Joint Proxy Statement and Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

SANIFILL, INC.

     Sanifill, Inc. owns and operates nonhazardous waste disposal, treatment, collection, transfer and recycling businesses and complementary operations. Since it was founded in 1989, Sanifill has completed the acquisition of 142 disposal, collection and related businesses. As of June 30, 1996, Sanifill operated 50 disposal and treatment facilities, 26 transfer stations and 36 collection operations. In addition, Sanifill provides sludge treatment and organic recycling services. The principal executive offices of Sanifill are located at 2777 Allen Parkway, Suite 700, Houston, Texas 77019, and its telephone number is (713) 942-6200.

     Additional information concerning Sanifill is included in Sanifill's reports filed under the Exchange Act that are incorporated by reference in this Joint Proxy Statement and Prospectus. See "Available Information" and "Incorporation of Certain Information by Reference."

                                  THE MEETINGS


     The USA Waste Special Meeting will be held at 2:00 p.m., Central time on August 27, 1996, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the purpose of considering and acting upon proposals to (i) approve and adopt the Merger Agreement ("Proposal No. 1") and (ii) approve an amendment to the USA Waste Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock to 300,000,000 shares ("Proposal No. 2"). The implementation of Proposal No. 1 is conditioned on the approval of Proposal No. 2. The Sanifill Special Meeting will be held at 11:00 a.m., Central time on August 27, 1996, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, for the sole purpose of voting on the Merger Agreement. The USA Waste Special Meeting and the Sanifill Special Meeting are sometimes referred to collectively hereinafter as the "Meetings."

     Only those stockholders of USA Waste and of Sanifill of record at the close of business on July 18, 1996 (the "Record Date") are entitled to notice of, and to vote at, the USA Waste Special Meeting and the Sanifill Special Meeting, respectively.


     Pursuant to the rules of the NYSE, approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of USA Waste Common Stock voted, in person or by proxy, at the USA Waste Special Meeting, provided that the total vote cast on the proposal represents over 50% in interest of all shares of USA Waste Common Stock entitled to vote on the proposal. However, the implementation of the Merger is conditioned on the approval of Proposal No. 2, which, pursuant to Delaware law, requires the affirmative vote of a majority of the outstanding shares of USA Waste Common Stock. At the close of business on the Record Date, there were approximately
89.2 million shares of USA Waste Common Stock outstanding and entitled to vote at the USA Waste Special Meeting. In connection with the execution of the Merger Agreement, John E. Drury, Donald F. Moorehead, Jr., Alexander W. Rangos, John G. Rangos, Sr., John Rangos Development Corporation, Inc., Kosti Shirvanian and David Sutherland-Yoest each executed a voting agreement and irrevocable proxy pursuant to which they (i) agreed to vote an aggregate of 18,700,112 shares of USA Waste Common Stock (or approximately 21% of the shares of USA Waste Common Stock outstanding on the Record Date) held by them for approval and adoption of the Merger Agreement and (ii) granted irrevocable proxies with respect to such shares, which proxies permit Sanifill to vote such shares in favor of approval and adoption of the Merger Agreement. See "The Plan of Merger and Terms of the Merger -- Voting Agreements." All executive officers and directors of USA Waste who are stockholders of USA Waste, who together with their affiliates own approximately 20 million shares of USA Common Stock (including shares subject to the voting agreements and irrevocable proxies discussed above) representing approximately 22.5% of the shares of USA Waste Common Stock outstanding as of the Record Date, have indicated to USA Waste that they intend to vote the shares of USA Waste Common Stock over which they have voting control in favor of approval and adoption of the Merger Agreement. See "The Meetings -- Vote Required for Approval."



     Pursuant to Delaware law approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of Sanifill Common Stock outstanding on the Record Date. At the close of business on the Record Date, there were approximately 25.4 million shares of Sanifill Common Stock outstanding and entitled to vote at the Sanifill Special Meeting. In connection with the execution of the Merger Agreement, Lorne D. Bain, Larry J. Martin, Rodney R. Proto and Alfred C. Warrington, IV each executed a voting agreement and irrevocable proxy pursuant to which they (i) agreed to vote an aggregate of 1,292,717 shares of Sanifill Common Stock (or approximately 5.1% of the shares of Sanifill Common Stock outstanding on the Record Date) held by them for approval and adoption of the Merger Agreement and (ii) granted irrevocable proxies with respect to such shares, which proxies permit certain officers of USA Waste to vote such shares in favor of approval and adoption of the Merger Agreement. See "The Plan of Merger and Terms of the Merger -- Voting Agreements." All executive officers and directors of Sanifill who are stockholders of Sanifill, who collectively have the right to vote approximately
1.4 million shares of Sanifill Common Stock (including shares subject to the voting agreements and irrevocable proxies discussed above), representing approximately 5.5% of the shares of Sanifill Common Stock outstanding as of the Record Date, have indicated to Sanifill that they intend to vote such shares in favor of approval and adoption of the Merger Agreement. See "The
Meetings -- Vote Required for Approval."


                                   THE MERGER

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     The Board of Directors of USA Waste has approved the Merger Agreement and has directed that it be submitted to the stockholders of USA Waste for their consideration. The Board of Directors of USA Waste recommends that the stockholders of USA Waste approve and adopt the Merger Agreement. See "The Merger and Related Transactions -- Background of the Merger," "-- USA Waste's Reasons for the Merger," "-- Recommendation of the Board of Directors of USA Waste" and "-- Conflicts of Interest." The implementation of the Merger Agreement, if it is approved and adopted, is conditioned on the approval of

Proposal No. 2 by the stockholders of USA Waste. The Board of Directors of USA Waste also recommends adoption of such proposal.


     The Board of Directors of Sanifill has approved the Merger Agreement and has directed that it be submitted to the stockholders of Sanifill for their consideration. The Board of Directors of Sanifill unanimously recommends that the stockholders of Sanifill approve and adopt the Merger Agreement. See "The Merger and Related Transactions -- Background of the Merger," "-- Sanifill's Reasons for the Merger" and "-- Recommendation of the Board of Directors of Sanifill." In considering the recommendation of the Board of Directors of Sanifill with respect to the Merger, Sanifill stockholders should be aware that certain officers and directors of Sanifill have direct or indirect interests in recommending approval and adoption of the Merger Agreement, apart from their interests as stockholders of Sanifill, which are separate from those of unaffiliated stockholders of Sanifill. See "The Merger and Related
Transactions -- Conflicts of Interest."


CONFLICTS OF INTEREST


     Certain members of the Board of Directors and management of Sanifill have certain interests separate from their interests as stockholders. Such interests include the following: (i) certain officers of Sanifill will become officers and employees of USA Waste upon consummation of the Merger, including Mr. Rodney R. Proto, Sanifill's President and Chief Operating Officer, who will serve as USA Waste's President and Chief Operating Officer to be effective at the Effective Time and who is expected to enter into an employment agreement with USA Waste on terms substantially similar to those contained in employment agreements between USA Waste and its current executive officers and Mr. Lorne D. Bain, Sanifill's Chairman and Chief Executive Officer, and Mr. J. Chris Brewster, Sanifill's Vice President and Chief Financial Officer, who have each executed an employment agreement with USA Waste and Sanifill for a renewable one-year term to be effective at the Effective Time, (ii) Mr. Bain and Mr. Brewster will also receive certain payments under their prior employment agreements with Sanifill as a result of the Merger, (iii) Mr. Proto and two non-officer designees of Sanifill will be elected to the USA Waste Board of Directors and one of such persons will be elected to the Executive Committee of the USA Waste Board of Directors, (iv) any person elected to the USA Waste Board of Directors pursuant to the Merger Agreement who is not an employee of USA Waste will receive an annual grant of options to purchase 10,000 shares of USA Waste Common Stock pursuant to USA Waste's Non-Employee Director Plan, (v) certain officers and directors of Sanifill hold options and warrants to acquire shares of Sanifill Common Stock, which will become options and warrants to acquire shares of USA Waste Common Stock upon consummation of the Merger and (vi) certain officers, directors and employees of Sanifill will be indemnified by USA Waste against certain liabilities. For more information on such conflicts of interest, see "The Merger and Related Transactions -- Conflicts of Interest" and "The Plan of Merger and Terms of the Merger -- Other Agreements."


OPINIONS OF FINANCIAL ADVISORS

     On June 21, 1996, the Board of Directors of USA Waste received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to the effect that, as of such date, the Exchange Ratio (as hereinafter defined) is fair to USA Waste from a financial point of view. On June 21, 1996, the Board of Directors of Sanifill received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") that, as of such date, the Exchange Ratio is fair to the stockholders of Sanifill from a financial point of view. The full texts of the written opinions of DLJ and Merrill Lynch are attached to this Joint Proxy Statement and Prospectus as Annex B and Annex C, respectively. See "The Merger and Related Transactions -- Opinion of Financial Advisor to USA Waste" and "-- Opinion of Financial Advisor to Sanifill."

CERTAIN TERMS OF THE MERGER

     Exchange Ratio. At the Effective Time, Acquisition will merge with and into Sanifill, and Sanifill will become a wholly owned subsidiary of USA Waste. In the Merger, each outstanding share of Sanifill Common Stock (other than shares of Sanifill Common Stock held by USA Waste) will be converted into 1.70 shares of USA Waste Common Stock (the "Exchange Ratio").

     Based upon the number of shares of USA Waste Common Stock and Sanifill Common Stock outstanding as of the Record Date, approximately 132.3 million shares of USA Waste Common Stock are expected to be outstanding immediately after the Effective Time, of which approximately 43.1 million shares, representing approximately 33% of the total, will be held by former holders of Sanifill Common Stock.


     Fractional Shares. No fractional shares of USA Waste Common Stock will be issued pursuant to the Merger. In lieu of such fractional shares, each holder who would otherwise receive a fractional share will receive cash (without interest) in an amount equal to the product of such fractional part of a share of USA Waste Common Stock multiplied by the average closing price per share of USA Waste Common Stock on the NYSE during the 10 trading days immediately preceding the Effective Time.

     Effective Time of the Merger. The Merger will become effective at such time as shall be stated in a certificate of merger to be filed with the Secretary of State of the State of Delaware (the "Effective Time"). Assuming the requisite stockholder approval of the Merger Agreement is obtained, it is anticipated that the Effective Time of the Merger will occur as soon as practicable following the Meetings. If all other conditions to the Merger have not been satisfied prior to the Meetings, however, it is expected that the Merger will occur as soon as practicable after such conditions have been satisfied or waived.

     Exchange of Sanifill Common Stock Certificates. Promptly after consummation of the Merger, Boston EquiServe (the "Exchange Agent") will mail a letter of transmittal with instructions to each holder of record of Sanifill Common Stock for use in exchanging certificates representing shares of Sanifill Common Stock for certificates representing shares of USA Waste Common Stock and cash in lieu of any fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF SANIFILL COMMON STOCK UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "The Plan of Merger and Terms of the Merger -- Manner and Basis for Converting Shares."

     Assumption of Sanifill Options and Sanifill Warrants. Pursuant to the Merger Agreement and at the Effective Time, USA Waste will assume the obligations under each outstanding option and warrant to purchase Sanifill Common Stock (a "Sanifill Option" or a "Sanifill Warrant," respectively) that remains unexpired and unexercised in whole or in part. Accordingly, each Sanifill Option and Sanifill Warrant will remain outstanding as an option or warrant to purchase, in place of the shares of Sanifill Common Stock previously subject to such Sanifill Option or Sanifill Warrant, that number of shares of USA Waste Common Stock equal to the product of the number of shares of Sanifill Common Stock subject to the Sanifill Option or Sanifill Warrant multiplied by the Exchange Ratio. The exercise price per share of USA Waste Common Stock will be equal to the previous exercise price per share under the Sanifill Option or Sanifill Warrant divided by the Exchange Ratio. See "The Plan of Merger and Terms of the Merger -- Assumption of Sanifill Options and Sanifill Warrants." As of the Record Date, 13 individuals, representing all executive officers and directors of Sanifill, held options and warrants to acquire approximately 1.5 million shares of Sanifill Common Stock at exercise prices ranging from $10.88 to $44.88 per share. See "The Merger and Related Transactions -- Conflicts of Interest."

     Treatment of Sanifill Convertible Debentures. The 5% Convertible Subordinated Debentures Due March 1, 2006 of Sanifill (the "Sanifill Convertible Debentures") that are outstanding immediately prior to the Effective Time will remain outstanding subsequent to the Effective Time as debt instruments of Sanifill, Inc. as the survivor to the Merger (in such capacity, the "Surviving Corporation"). After the Effective Time, each outstanding Sanifill Convertible Debenture will be convertible into the number of shares of USA Waste Common Stock (and cash amount in lieu of fractional shares) that the holder thereof would have had the right to receive upon the Merger if such Sanifill Convertible Debenture had been converted immediately prior to the Effective Time, subject to subsequent anti-dilution adjustments as provided by the terms of the Sanifill Convertible Debentures. After the Merger, Sanifill, as the Surviving Corporation, must enter into a supplemental indenture with Texas Commerce Bank National Association, as Trustee (the "Trustee"), providing for such conversion right into shares of USA Waste Common Stock. As of March 31, 1996, $115 million in aggregate principal amount of Sanifill Convertible Debentures were outstanding.

     Indemnification and Insurance. The Merger Agreement provides that the officers, directors, employees and agents of Sanifill will be indemnified by USA Waste against certain liabilities and costs, including those arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time or arising out of or pertaining to the transactions contemplated by the Merger Agreement. In addition, pursuant to the terms of the Merger Agreement, USA Waste has agreed to maintain in effect, for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance maintained by Sanifill and its subsidiaries (or substantially equivalent policies) with respect to matters arising prior to the Effective Time; provided, however, that USA Waste is only required to obtain as much coverage as can be obtained by paying an annual premium less than or equal to two times the current annual premiums for such insurance coverage. In connection with the execution of the Merger Agreement, USA Waste and Sanifill entered into a letter agreement dated as of June 22, 1996 (the "Indemnification Letter Agreement") which provides that the Certificate of Incorporation of the Surviving Corporation as of the Effective Time will contain provisions for the indemnification of officers and directors and related matters identical to the provisions governing such matters contained in the USA Waste Restated Certificate of Incorporation as of June 22, 1996. See "The Plan of Merger and Terms of the Merger -- Indemnification and Insurance."

CONDITIONS TO THE MERGER

     Certain Federal Income Tax Consequences. It is a condition precedent to the closing of the Merger (i) that USA Waste receive an opinion of its counsel to the effect that no gain or loss will be recognized by USA Waste or Acquisition for U.S. federal income tax purposes as a result of the Merger and (ii) that Sanifill receive an opinion of its counsel to the effect that, in general, no gain or loss will be recognized by Sanifill or holders of Sanifill Common Stock as a result of consummation of the Merger. See "The Merger and Related Transactions -- Certain Federal Income Tax Consequences."

     Accounting Treatment. It is a condition precedent to the closing of the Merger that USA Waste and Sanifill receive letters from Coopers & Lybrand L.L.P. and Arthur Andersen LLP, respectively, dated as of the Effective Time, affirming the appropriateness of "pooling of interests" accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. See "The Merger and Related Transactions -- Accounting Treatment."

     Governmental and Regulatory Approvals. Consummation of the Merger is conditioned upon the expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On July 1, 1996, USA Waste and Sanifill filed notification reports under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice. The waiting period will expire at 11:59 p.m., on July 31, 1996 unless extended or earlier terminated. See "The Merger and Related Transactions -- Government and Regulatory Approvals." USA Waste and Sanifill are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than as required to comply with applicable federal and state securities laws and as may be required with respect to environmental permits held by Sanifill subsidiaries in certain states that would deem the Merger to be a transfer of those permits.

     No Injunction Preventing Merger. Consummation of the Merger is subject to the condition that no injunction or decree by any federal or state court that prevents the consummation of the Merger shall have been issued and remain in effect.

     Other Conditions to the Merger. In addition to the approval and adoption of the Merger Agreement by the requisite votes of USA Waste stockholders and Sanifill stockholders and the satisfaction of the conditions described above, the respective obligations of USA Waste and Sanifill to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including, without limitation, (i) the shares of USA Waste Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities shall have been authorized for listing on the NYSE, subject to official notice of issuance, and (ii) the Registration Statement shall have become effective and no stop order suspending such effectiveness (or any proceeding for that purpose) shall be in effect. It is also a condition to the implementation of the Merger that Proposal No. 2 to amend USA Waste's Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock to 300,000,0000 shares be approved by the stockholders of USA Waste. In addition, the obligation of USA Waste to effect the Merger is subject to the receipt of letters from affiliates of USA Waste and Sanifill to the effect that such persons will not dispose of USA Waste Common Stock except pursuant to an effective registration statement or in compliance with Rule 145 (or an otherwise exempt transaction) and, in any case, until after the results covering 30 days of post-Merger combined operations of USA Waste and Sanifill have been filed with the Commission, sent to USA Waste's stockholders or otherwise publicly issued. See "The Plan of Merger and Terms of the Merger -- Conditions to the Merger."

NO SOLICITATION

     The Merger Agreement provides that Sanifill will not, and will not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, and Sanifill will, and will cause each of its subsidiaries to, cause any officer, director or employee, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties or any capital stock of Sanifill (any such transaction being referred to as an "Acquisition Transaction"). Notwithstanding the foregoing, Sanifill may, under certain circumstances, furnish to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") confidential or non-public information concerning its business, properties or assets in response to an unsolicited written proposal or indication of interest with respect to a potential or proposed Acquisition Transaction. Sanifill may negotiate with a Potential Acquirer if its Board of Directors, after consulting with its legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would constitute a breach of the Board's fiduciary duty to Sanifill's stockholders. See "The Merger Agreement and Terms of the Merger -- No Solicitation of Acquisition Transactions."

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     Termination. The Merger Agreement may be terminated under certain circumstances, including (a) with the mutual written consent of USA Waste and Sanifill or (b) by either USA Waste or Sanifill at any time prior to the consummation of the Merger if (i) the Merger is not completed by December 31, 1996, for reasons other than delay on the part of the party requesting termination (the "Terminating Party"), (ii) (x) the representations and warranties of the non-Terminating Party shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and (y) such failure shall not have been cured within 30 days after written notice of such failure is given to the non-Terminating Party by the Terminating Party, (iii) the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the party requesting termination, (iv) the non-Terminating Party (x) fails to perform in any material respect any of its material covenants in the Merger Agreement and (y) does not cure such default in all material respects within 30 days after notice of such default is given to the non-Terminating Party by the Terminating Party, or (v) the stockholders of the non-Terminating Party fail to approve the Merger at a duly held meeting of the stockholders called for such purpose or any adjournment thereof. Additionally, Sanifill may terminate the Merger Agreement if (i) (x) Sanifill receives an offer or proposal from any Potential Acquirer (excluding any affiliate of Sanifill or any group of which any affiliate of Sanifill is a member) with respect to a merger, sale of substantial assets or other business combination involving Sanifill, (y) Sanifill's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal (if consummated pursuant to its terms) would result in an Acquisition Transaction more favorable to Sanifill's stockholders than the Merger (any such offer or proposal being referred to as a "Superior Proposal") and resolves to accept such Superior Proposal and (z) Sanifill shall have given USA Waste two days' prior written notice of its intention to terminate or (ii)
(x) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of Sanifill or any group of which any affiliate of Sanifill is a member) for all outstanding shares of Sanifill Common Stock, (y) Sanifill's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer and (z) Sanifill shall have given USA Waste two days' prior written notice of its intention to terminate. Similarly, USA Waste may terminate the Merger Agreement if the Board of Directors of Sanifill shall have resolved to accept a Superior Proposal or shall have recommended to Sanifill's stockholders that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of USA Waste or any group of which any affiliate of USA Waste is a member).

     Amendment. The Merger Agreement may be amended or supplemented by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may occur at any time before the Merger, including after the Merger Agreement has been approved by the stockholders of USA Waste and the stockholders of Sanifill at the Meetings. See "The Plan of Merger and Terms of the Merger -- Termination or Amendment."

     Termination Fees; Expenses. Under certain circumstances, USA Waste or Sanifill may be required to pay the other a fee of $39 million upon termination of the Merger Agreement. Certain expenses incurred in connection with this Joint Proxy Statement and Prospectus will be shared equally by USA Waste and Sanifill. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. See "The Plan of Merger and Terms of the Merger -- Termination Fees" and "-- Expenses."

NO APPRAISAL OR DISSENTERS' RIGHTS

     Delaware law does not require that holders of USA Waste Common Stock or Sanifill Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded any appraisal or dissenters' rights or the right to receive cash for their shares. Neither USA Waste nor Sanifill intends to make available any such rights to its stockholders.

                        STOCKHOLDERS' COMPARATIVE RIGHTS

     The rights of stockholders of Sanifill are currently governed by Delaware law, the Sanifill Certificate of Incorporation and the Sanifill Bylaws. The rights of stockholders of USA Waste are governed by Delaware law and the USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws. Upon consummation of the Merger, stockholders of Sanifill will become stockholders of USA Waste and, as such, their rights thereafter will be governed by Delaware law, the USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws. See "Comparison of Rights of Stockholders of USA Waste and Sanifill."

                               MARKET PRICE DATA

     USA Waste Common Stock is traded on the NYSE under the symbol "UW." Sanifill Common Stock is traded on the NYSE under the symbol "FIL." The following table sets forth the range of high and low sale prices for USA Waste Common Stock and Sanifill Common Stock as reported on the NYSE for the calendar quarters indicated.


                                                             USA WASTE             SANIFILL
                                                           COMMON STOCK          COMMON STOCK
                                                          --------------       ---------------
                                                          HIGH      LOW        HIGH       LOW
                                                          ----      ----       ----       ----
    1994
      First Quarter.....................................  $ 15      $ 11 3/8   $ 25       $ 20 1/2
      Second Quarter....................................    13 3/8    10 3/8     25 5/8     20
      Third Quarter.....................................    15 1/8    11 1/2     25 1/2     21 1/2
      Fourth Quarter....................................    15 1/8    11         25         20 1/2
    1995
      First Quarter.....................................  $ 12 3/8  $ 10       $ 27       $ 22 3/8
      Second Quarter....................................    16 5/8    11 1/2     31 5/8     24
      Third Quarter.....................................    21 7/8    14 5/8     34 1/8     29 3/4
      Fourth Quarter....................................    22 1/2    17         34         29 1/8
    1996
      First Quarter.....................................  $ 25 5/8  $ 17 1/4   $ 39 1/4   $ 33
      Second Quarter....................................    32 1/2    24         50 1/8     37 7/8
      Third Quarter (through July 18)...................    30        23         49 7/8     38



     On June 21, 1996, the last trading day prior to announcement by USA Waste and Sanifill that they had reached an agreement concerning the Merger, the closing sale price of USA Waste Common Stock as reported on the NYSE was $27 1/4 per share, and the closing sale price of Sanifill Common Stock as reported on the NYSE was $47 7/8 per share. The equivalent per share price of Sanifill Common Stock on June 21, 1996, calculated by multiplying the closing sale price of USA Waste Common Stock on the same date by the Exchange Ratio, was $47.3875.



     On July 18, 1996, the closing sale price of USA Waste Common Stock as reported on the NYSE was $27 1/4 per share, and the closing sale price of Sanifill Common Stock as reported on the NYSE was $45 7/8 per share. Following the Merger, USA Waste Common Stock will continue to be traded on the NYSE under the symbol "UW," and the listing of Sanifill Common Stock on the NYSE will be terminated.

                         SUMMARY FINANCIAL INFORMATION

SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated financial data of USA Waste for each of the three years in the period ended December 31, 1995 were derived from USA Waste's audited supplemental consolidated financial statements and for the three months ended March 31, 1995 and 1996, were derived from USA Waste's unaudited supplemental consolidated financial statements. These supplemental consolidated financial statements have been prepared to give retroactive effect to USA Waste's merger with Western Waste Industries on May 7, 1996 using the "pooling of interests" method of accounting for business combinations. The following summary historical consolidated financial data of Sanifill for the three years ended December 31, 1995 were derived from Sanifill's historical consolidated audited financial statements and for the three months ended March 31, 1995 and 1996 were derived from Sanifill's historical unaudited consolidated financial statements. Such unaudited data for USA Waste and Sanifill include all adjustments, consisting of normal recurring accruals, which their respective managements consider necessary to present fairly the information for such periods. The financial data is not necessarily indicative of results to be expected after the Merger is consummated. The financial data should be read in conjunction with the separate audited and unaudited consolidated financial statements and the notes thereto incorporated by reference herein.

                            USA WASTE SERVICES, INC.

                                                                                            THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                      MARCH 31
                                           ------------------------------------------   --------------------------
                                               1993            1994           1995          1995           1996
                                           -------------   -------------   ----------   -------------   ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues........................  $   639,239     $   705,165    $  731,000    $   168,880    $  201,525
                                           -------------   -------------   ----------   -------------   ----------
Costs and expenses:
  Operating...............................      388,727         428,701       428,331        101,450       118,101
  General and administrative..............      104,121         108,885       101,268         26,163        24,743
  Depreciation and amortization...........       74,223          83,044        83,519         19,343        21,874
  Merger costs............................           --           3,782        25,073             --            --
  Unusual items...........................        2,672           8,863         4,733            693            --
                                           -------------   -------------   ----------   -------------   ----------
                                                569,743         633,275       642,924        147,649       164,718
                                           -------------   -------------   ----------   -------------   ----------
Income from operations....................       69,496          71,890        88,076         21,231        36,807
                                           -------------   -------------   ----------   -------------   ----------
Other income (expense):
  Stockholder litigation settlement and
    other litigation related costs........       (5,500)        (79,400)           --             --            --
  Interest expense:
    Nonrecurring interest.................           --          (1,254)      (10,994)        (3,512)           --
    Other.................................      (39,809)        (38,153)      (35,437)        (9,687)       (6,765)
  Interest income.........................        4,338           4,183         4,222          1,253         1,721
  Other income, net.......................        1,148           1,249         3,220          1,069           567
                                           -------------   -------------   ----------   -------------   ----------
                                                (39,823)       (113,375)      (38,989)       (10,877)       (4,477)
                                           -------------   -------------   ----------   -------------   ----------
Income (loss) before income taxes.........       29,673         (41,485)       49,087         10,354        32,330
Provision for income taxes................       16,112          17,610         1,744          5,816         5,558
                                           -------------   -------------   ----------   -------------   ----------
Net income (loss).........................       13,561         (59,095)       47,343          4,538        26,772
Preferred dividends.......................          582             565            --             --            --
                                           -------------   -------------   ----------   -------------   ----------
Income (loss) from continuing operations
  available to common stockholders........  $    12,979     $   (59,660)   $   47,343    $     4,538    $   26,772
                                           =============   =============   ==========   =============   ==========
Income (loss) from continuing operations
  available to common stockholders per
  common share............................  $      0.19     $     (0.82)   $     0.60    $      0.06    $     0.29
                                           =============   =============   ==========   =============   ==========
Weighted average number of common and
  common equivalent shares outstanding....       68,457          72,968        78,912         74,305        93,281
                                           =============   =============   ==========   =============   ==========
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital...........................  $    46,392     $    10,687    $   33,525    $    30,350    $   54,750
Intangible assets, net....................       99,419         118,469       142,791        120,459       147,203
Total assets..............................    1,030,038       1,075,508     1,190,364      1,085,880     1,262,990
Long-term debt, including current
  maturities..............................      496,190         490,904       450,840        513,345       487,813
Stockholders' equity......................      360,152         321,089       557,387        315,735       597,792

                                 SANIFILL, INC.

                                                                                            THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                     MARCH 31,
                                           ------------------------------------------   --------------------------
                                               1993            1994           1995          1995           1996
                                           -------------   -------------   ----------   -------------   ----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:              (Restated)(1)   (Restated)(1)                (Restated)(1)
Revenues..................................  $   139,727     $   192,479    $  256,705    $    54,064    $   81,000
Cost of operations........................       90,397         122,274       160,088         35,038        51,895
                                           -------------   -------------   ----------   -------------   ----------
  Gross profit............................       49,330          70,205        96,617         19,026        29,105
Selling, general and administrative
  expenses................................       22,599          30,633        39,669          8,118        12,247
Pooling costs.............................           --              --           566
                                           -------------   -------------   ----------   -------------   ----------
  Operating income........................       26,731          39,572        56,382         10,908        16,858
Interest expense..........................        6,223           9,525        13,121          2,903         4,462
Interest income...........................         (497)           (487)       (1,260)          (226)         (209)
Other income, net.........................          (13)         (1,321)       (1,923)          (328)         (648)
                                           -------------   -------------   ----------   -------------   ----------
  Income before income taxes..............       21,018          31,855        46,444          8,559        13,253
Income taxes..............................        8,048          12,622        18,531          3,387         5,301
                                           -------------   -------------   ----------   -------------   ----------
  Net income..............................  $    12,970     $    19,233    $   27,913    $     5,172    $    7,952
                                             ==========      ==========      ========     ==========      ========
Earnings per common and common equivalent
  share...................................  $      0.80     $      1.07    $     1.38    $      0.28    $     0.35
                                             ==========      ==========      ========     ==========      ========
Weighted average number of common and
  common equivalent shares outstanding....       16,118          17,914        20,216         18,626        22,989
                                             ==========      ==========      ========     ==========      ========
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit).................  $      (587)    $      (716)   $   (3,416)   $     9,849    $     (416)
Intangible assets, net....................       52,738          66,597       119,414         71,962       136,865
Total assets..............................      420,918         510,865       775,929        543,080       934,379
Long-term debt, including current
  maturities..............................      154,141         197,769       280,901        212,342       373,478
Stockholders' equity......................      148,245         182,115       315,591        196,738       377,177

- ---------------

(1) Restated to give effect to the merger of Metropolitan Disposal and Recycling Corporation, which closed in May 1995, using the "pooling of interests" method of accounting.

                 SUMMARY COMBINED UNAUDITED PRO FORMA CONDENSED
                             FINANCIAL INFORMATION

     The following summary combined unaudited pro forma condensed financial information of USA Waste and Sanifill gives effect to the Merger under the "pooling of interests" method of accounting as if the Merger had been consummated as of the beginning of the periods presented. The pro forma information for the years ended December 31, 1993, 1994 and 1995 was prepared based on the audited supplemental and audited historical financial information of USA Waste and Sanifill, respectively, for such years. The pro forma information for the three months ended March 31, 1995 and 1996 was prepared based on the unaudited supplemental and unaudited historical financial information of USA Waste and Sanifill, respectively, for such periods. In addition to the pro forma adjustments in the combined unaudited pro forma condensed financial statements (which in effect are a restatement of the financial statements as if the Merger were consummated), the impact of certain transactions occurring in 1995 and 1996 is presented supplementally. This supplementally provided information does not include the impact of certain cost and expense savings and other economic benefits that are expected to be realized as a result of the Merger or additional cost reductions relating to landfill and collection operations or additional revenues that may result from volume or price increases. See "Supplementally Provided Information Relating to Combined Unaudited Pro Forma Condensed Financial Statements."

                                                USA WASTE AND SANIFILL
                                             COMBINED UNAUDITED PRO FORMA                  SUPPLEMENTALLY
                                           CONDENSED FINANCIAL INFORMATION              PROVIDED INFORMATION
                                    ----------------------------------------------   ---------------------------
                                                                      THREE MONTHS                  THREE MONTHS
                                        YEAR ENDED DECEMBER 31,          ENDED        YEAR ENDED       ENDED
                                    -------------------------------    MARCH 31,     DECEMBER 31,    MARCH 31,
                                      1993       1994        1995         1996           1995           1996
                                    --------   ---------   --------   ------------   ------------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues................. $778,966   $ 897,644   $987,705     $282,525      $1,178,126      $307,757
                                    --------   ---------   --------     --------      ----------      --------
Costs and expenses:
  Operating........................  455,282     520,255    551,305      158,956         672,438       174,794
  General and administrative.......  126,347     138,819    140,051       36,704         169,291        40,042
  Depreciation and amortization....   96,861     112,860    119,570       32,701         140,785        35,643
  Merger costs.....................       --       3,782     25,639           --          25,639            --
  Unusual items....................    2,672       8,863      4,733           --           4,733            --
                                    --------   ---------   --------     --------      ----------      --------
                                     681,162     784,579    841,298      228,361       1,012,886       250,479
                                    --------   ---------   --------     --------      ----------      --------
Income from operations.............   97,804     113,065    146,407       54,164         165,240        57,278
                                    --------   ---------   --------     --------      ----------      --------
Other income (expense):
  Stockholder litigation settlement
    and other litigation related
    costs..........................   (5,500)    (79,400)        --           --              --            --
  Interest expense:
    Nonrecurring interest..........       --      (1,254)   (10,994)          --         (10,994)           --
    Other..........................  (46,032)    (47,678)   (48,558)     (11,227)        (47,307)      (11,761)
  Interest income..................    4,835       4,670      5,482        1,930           6,271         1,930
  Other income, net................    1,161       2,570      5,143        1,215           5,838         1,566
                                    --------   ---------   --------     --------      ----------      --------
                                     (45,536)   (121,092)   (48,927)      (8,082)        (46,192)       (8,265)
                                    --------   ---------   --------     --------      ----------      --------
Income (loss) before income
  taxes............................   52,268      (8,027)    97,480       46,082         119,048        49,013
Provision for (benefit from) income
  taxes............................   30,317     (19,315)    64,437       18,433          70,433        19,606
                                    --------   ---------   --------     --------      ----------      --------
Income from continuing
  operations.......................   21,951      11,288     33,043       27,649          48,615        29,407
Preferred dividends................      582         565         --           --              --            --
                                    --------   ---------   --------     --------      ----------      --------
Income from continuing operations
  available to common
  stockholders..................... $ 21,369   $  10,723   $ 33,043     $ 27,649      $   48,615      $ 29,407
                                    ========   =========   ========     ========      ==========      ========
Income from continuing operations
  available to common stockholders
  per common share................. $   0.22   $    0.10   $   0.29     $   0.21      $     0.37      $   0.21
                                    ========   =========   ========     ========      ==========      ========
Weighted average shares
  outstanding......................   95,858     103,422    113,279      132,362         131,131       136,906
                                    ========   =========   ========     ========      ==========      ========

                                                                     COMBINED UNAUDITED
                                                                     PRO FORMA CONDENSED      SUPPLEMENTALLY
                                                                          FINANCIAL              PROVIDED
                                                                      INFORMATION AS OF      INFORMATION AS OF
                                                                       MARCH 31, 1996         MARCH 31, 1996
                                                                     -------------------     -----------------
BALANCE SHEET DATA:
Working capital (deficit)..........................................      $    54,334            $    48,298
Intangible assets, net.............................................          284,068                326,819
Total assets.......................................................        2,157,901              2,190,285
Long-term debt, including current maturities.......................          861,291                929,044
Stockholders' equity...............................................        1,005,759                965,294

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth (a) the income (loss) from continuing operations available to common stockholders per common share and the book value per share of USA Waste Common Stock, (b) the income from continuing operations per common share and the book value per share of Sanifill Common Stock, (c) the combined unaudited pro forma income from continuing operations available to common stockholders per common share and the unaudited pro forma book value per share data of USA Waste Common Stock after giving effect to the Merger on a pooling of interests basis with Sanifill and (d) the Sanifill equivalent combined unaudited pro forma income from continuing operations per common share and the unaudited pro forma book value per share attributable to 1.70 shares of USA Waste Common Stock that will be received by Sanifill stockholders for each share of Sanifill Common Stock. The information presented in the table should be read in conjunction with the combined unaudited pro forma condensed financial statements and the separate consolidated financial statements of USA Waste and Sanifill and the notes thereto appearing elsewhere herein or incorporated by reference in this Joint Proxy Statement and Prospectus. In addition to the pro forma adjustments in the combined unaudited pro forma condensed financial statements (which in effect are a restatement of the financial statements as if the Merger were consummated), the impact of certain transactions occurring in 1995 and 1996 is presented supplementally. See "USA Waste and Sanifill Combined Unaudited Pro Forma Condensed Financial Statements."

                                                                                          SUPPLEMENTALLY
                                                                     PRO FORMA         PROVIDED INFORMATION
                                                               ---------------------   ---------------------
                                                                           SANIFILL                SANIFILL
                                                                          EQUIVALENT              EQUIVALENT
                                        USA WASTE   SANIFILL   COMBINED    COMBINED    COMBINED    COMBINED
                                        ---------   --------   --------   ----------   --------   ----------
Income (loss) from continuing
  operations available to common
  stockholders per common share:
  Years ended December 31:
     1993.............................   $  0.19     $  0.80    $ 0.22      $ 0.37          NA          NA
     1994.............................     (0.82)       1.07      0.10        0.17          NA          NA
     1995.............................      0.60        1.38      0.29        0.49        0.37        0.63
Book value per share:
     March 31, 1996...................   $  6.68     $ 16.19    $ 7.79      $13.24      $ 7.33      $12.46

      ADDITIONAL PROPOSAL TO BE PRESENTED AT THE USA WASTE SPECIAL MEETING

     At the USA Waste Special Meeting, stockholders of USA Waste will also be asked to consider and act upon a proposal to approve an amendment to the USA Waste Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock to 300,000,000 shares. The Board of Directors of USA Waste believes that this amendment to increase the number of authorized shares of USA Waste Common Stock is necessary in order to ensure that (i) there will be sufficient authorized, unissued and unreserved shares of USA Common Stock available to effect the Merger (and reserve shares for issuance pursuant to the Sanifill Options, the Sanifill Warrants and the Sanifill Convertible Debentures) and (ii) after the Merger, USA Waste will have shares available for issuance at the Board of Directors' discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. The implementation of the Merger is conditioned on, among other things, the adoption of this proposal.

Proposal No. 2. To approve an amendment to the Restated Certificate of Incorporation of USA Waste to increase the authorized shares of USA Waste Common Stock from 150,000,000 to 300,000,000 shares. THE BOARD OF DIRECTORS OF USA WASTE RECOMMENDS THAT THE STOCKHOLDERS OF USA WASTE VOTE FOR THE AMENDMENT.

                                  RISK FACTORS

     In addition to the other information set forth in this Joint Proxy Statement and Prospectus, the following factors should be considered by the USA Waste stockholders and the Sanifill stockholders before voting on the proposals herein.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

     When used or incorporated by reference in this Joint Proxy Statement and Prospectus, the words "anticipate," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected.

     Among the key factors that have a direct bearing on USA Waste's ability to attain its goals are the level and nature of competition from other waste companies, evaluation of the current regulatory environment and the costs associated with such regulations, the availability of attractive acquisition opportunities, successful integration of acquired businesses, improvement of operating efficiencies, availability of working capital, ability to maintain margins and the management of costs in a changing regulatory environment. USA Waste has also made certain assumptions relating to the outcome of various commercial, legal and regulatory proceedings relating to USA Waste's operations and the industry generally. These and other risk factors are discussed below.

EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED

     There can be no assurance that the expected benefits of the Merger relative to the combined business as described under "The Merger and Related
Transactions -- USA Waste's Reasons for the Merger" and "The Merger and Related Transactions -- Sanifill's Reasons for the Merger" will be achieved. Whether the anticipated benefits of the Merger are ultimately achieved will depend on a number of factors, including the ability of the combined companies to achieve administrative cost savings, rationalization of collection routes, insurance and bonding cost reductions, general economies of scale and, generally, to capitalize on the combined asset base and strategic position of the combined entity.

STOCK PRICES MAY VARY IN RESPONSE TO CHANGES IN BUSINESS AND ECONOMIC CONDITIONS

     The relative stock prices of USA Waste Common Stock and Sanifill Common Stock at the Effective Time may vary significantly from the prices as of the date of execution of the Merger Agreement or the date hereof or the date on which stockholders vote on the Merger due to, among other factors, changes in the business, operations and prospects of USA Waste or Sanifill, market assessments of the likelihood that the Merger will be consummated and the timing thereof and general market and economic conditions. The Exchange Ratio is fixed and will not be adjusted based on changes in the relative stock prices of USA Waste Common Stock and Sanifill Common Stock.

NO ASSURANCE OF SUCCESSFUL MANAGEMENT AND MAINTENANCE OF GROWTH

     USA Waste has experienced rapid growth, primarily through acquisitions. USA Waste's financial results and prospects depend in large part on its ability to successfully manage and improve the operating efficiencies and productivity of these acquired operations. In particular, there can be no assurance that USA Waste will be able to successfully integrate the operations of Western Waste Industries, USA Waste's most recent large acquisition (the "Western Merger"), or that USA Waste will be able to successfully integrate the operations of Sanifill if the Merger is consummated. Moreover, the ability of USA Waste to continue to grow will depend on a number of factors, including competition from other waste management companies, availability of attractive acquisition opportunities, availability of working capital, ability to maintain margins and the management of costs in a changing regulatory environment. USA Waste is continually seeking acquisition opportunities and believes that there exist a substantial number of potentially attractive consolidation opportunities in the solid waste management industry. USA Waste may pursue significant acquisitions if they can be achieved on acceptable terms. There can be no assurance that USA Waste will be able to continue to expand and successfully integrate operations.

NEED FOR CAPITAL; DEBT FINANCING

     The long-term debt of the combined company, including current maturities, on a pro forma basis as of March 31, 1996 was approximately $861.3 million. See "USA Waste and Sanifill Combined Unaudited Pro Forma Condensed Financial Statements." USA Waste expects to require additional capital from time to time to pursue its acquisition strategy and to fund internal growth. A portion of USA Waste's future capital requirements may be provided through future debt incurrences or issuances of equity securities. There can be no assurance that USA Waste will be successful in obtaining additional capital through such debt incurrences or issuances of additional equity securities.


     In addition, approximately $488 million of USA Waste's existing indebtedness at March 31, 1996 and approximately $52 million of Sanifill's existing indebtedness at March 31, 1996 is priced at variable interest rates that fluctuate as general interest rates change. Approximately $149 million of USA Waste's variable indebtedness is subject to interest rate swap agreements which fix the interest rate on $125 million of such indebtedness through August 1998 and the remainder through October 2000. As a result, an increase in interest rates could adversely affect USA Waste's earnings in the future.


PROFITABILITY MAY BE AFFECTED BY COMPETITION

     The waste management industry is highly competitive and requires substantial capital resources. The industry consists of a few large national waste management companies, as well as numerous local and regional companies of varying sizes and financial resources. The two largest national waste management companies have significantly greater financial resources than would the combined company after the Merger. Competition may also be affected by the increasing national emphasis on recycling, composting, incineration and other waste reduction programs that could reduce the volume of solid waste collected or deposited in landfills.

POTENTIAL ADVERSE EFFECT OF GOVERNMENT REGULATION

     USA Waste's operations are, and the combined company's operations will be, subject to, and substantially affected by, extensive federal, state and local laws, regulations, orders and permits, which govern environmental protection, health and safety, zoning and other matters. These regulations may impose restrictions on operations that could adversely affect the combined company's results, such as limitations on the expansion of disposal facilities, limitations on or the banning of disposal of out-of-state waste or certain categories of waste or mandates regarding the disposal of solid waste. Because of heightened public concern, companies in the waste management business may become subject to judicial and administrative proceedings involving federal, state or local agencies. These governmental agencies may seek to (i) impose fines on the combined company, (ii) revoke or deny renewal of operating permits or licenses for violations of environmental laws or regulations or (iii) require remediation of environmental problems at sites or nearby properties, or resulting from transportation or predecessors' transportation and collection operations, any of which could have a material adverse effect on the combined company. Liability may also arise from actions brought by individuals or community groups in connection with the permitting or licensing of operations, any alleged violations of such permits and licenses or other matters.

POTENTIAL ENVIRONMENTAL LIABILITY

     USA Waste is, and the combined company will be, subject to liability for environmental damage that its landfills, transfer stations and collection operations have caused or may cause nearby landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such assets or operations. Liability may also arise from any off-site environmental contamination caused by pollutants or hazardous substances, the transportation, treatment or disposal of which was arranged for by USA Waste, Sanifill or their predecessor owners of operations or assets acquired by such companies. Any substantial liability for environmental damage could materially adversely affect operating results and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICE OF STOCK


     Sales of substantial amounts of USA Waste Common Stock in the public market could adversely affect the market price of such stock. USA Waste currently has a shelf registration statement for the benefit of certain stockholders relating to 4 million shares of USA Waste Common Stock. In connection with the Merger, USA Waste entered into an agreement with these stockholders which provides that if the number of shares of USA Waste Common Stock so registered and unsold falls below 2 million shares, such stockholders shall be entitled at their request to have the Company register additional shares of USA Waste Common Stock; provided that at no time shall more than 4 million shares of USA Waste Common Stock be registered. All of the initial 4 million shares of USA Waste Common Stock remain available to be sold pursuant to such registration statement. Such shares are immediately saleable in the open market. In addition, USA Waste has a shelf registration statement covering approximately 2.5 million shares of USA Waste Common Stock that may be used for acquisitions and anticipates filing a shelf registration statement in the near future covering the sale of approximately 130,000 shares of USA Waste Common Stock by certain stockholders. In the event that the market price of USA Waste Common Stock were adversely affected by such sales, USA Waste's access to equity capital markets could be adversely affected, and issuances of stock by USA Waste in connection with acquisitions, or otherwise, could dilute earnings per share.

                                  THE MEETINGS

DATE, TIME AND PLACE OF THE MEETINGS


     The USA Waste Special Meeting will be held at 2:00 p.m., Central time, on August 27, 1996, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas. The Sanifill Special Meeting will be held at 11:00 a.m., Central time, on August 27, 1996, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas.


PURPOSE OF THE MEETINGS

     The purpose of the USA Waste Special Meeting is to consider and act upon proposals to (i) approve and adopt the Merger Agreement ("Proposal No. 1") and
(ii) amend the USA Waste Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock ("Proposal No. 2"). The implementation of Proposal No. 1 is conditioned on the approval of Proposal No.
2. USA Waste stockholder approval of the Merger is required in accordance with the rules of the NYSE since the USA Waste Common Stock to be issued in connection with the Merger will be in excess of 20% of the number of shares of USA Waste Common Stock outstanding before such issuance.

     The sole purpose of the Sanifill Special Meeting is to consider and act upon a proposal to approve and adopt the Merger Agreement.

RECORD DATE AND OUTSTANDING SHARES

     Only holders of record of USA Waste Common Stock and Sanifill Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the USA Waste Special Meeting and the Sanifill Special Meeting, respectively.


     On the Record Date, there were 3,846 holders of record of USA Waste Common Stock with 89,176,731 shares of USA Waste Common Stock issued and outstanding. Each share of USA Waste Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of USA Waste and Sanifill" for information regarding persons known to management of USA Waste to be the beneficial owners of more than 5% of the outstanding shares of USA Waste Common Stock.



     On the Record Date, there were 349 holders of record of Sanifill Common Stock with 25,376,281 shares of Sanifill Common Stock issued and outstanding. Each share of Sanifill Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval. See "Principal Stockholders of USA Waste and Sanifill" for information regarding persons known to management of Sanifill to be the beneficial owners of more than 5% of the outstanding shares of Sanifill Common Stock.


     If a share is represented for any purpose at a Meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee that are voted on any matter are included in determining the number of votes present. Broker non-votes on any matter will not be included in determining whether a quorum is present. In all cases, shares with respect to which authority to vote is withheld, abstentions and broker non-votes will not be included in determining the number of votes cast.

VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the USA Waste Special Meeting or the Sanifill Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of USA Waste Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted FOR (i) approval and adoption of the Merger Agreement and (ii) approval of the amendment to the USA Waste Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock. If a holder of Sanifill Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted FOR approval and adoption of the Merger Agreement. A stockholder of USA Waste or Sanifill who has executed and returned a proxy may revoke it at any time before it is voted at the respective meeting by (a) executing and returning a proxy bearing a later date, (b) filing a written notice of such revocation with the Secretary of USA Waste or Sanifill, as appropriate, stating that the proxy is revoked or (c) attending the meeting and voting in person.

VOTE REQUIRED FOR APPROVAL


     USA Waste. Insofar as adoption of the Merger Agreement and the amendment of the USA Waste Restated Certificate of Incorporation are concerned, USA Waste's Bylaws provide that the presence at the USA Waste Special Meeting, in person or by proxy, of holders of a majority of the outstanding shares of USA Waste Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Under the rules of the NYSE, approval of the Merger requires the affirmative vote of the holders of a majority of the shares of USA Waste Common Stock voted, in person or by proxy, at the USA Waste Special Meeting provided that the total vote cast on the proposal represents over 50% in interest of all shares entitled to vote on the proposal. For purposes of the Merger proposal, abstentions and broker non-votes will not count as shares voted. At the close of business on the Record Date, there were approximately
89.2 million shares of USA Waste Common Stock outstanding and entitled to vote at the USA Waste Special Meeting. On the Record Date, the directors and executive officers of USA Waste and their affiliates held approximately 20 million shares of USA Waste Common Stock, representing approximately 22.5% of the outstanding shares. Such persons have indicated to USA Waste that they intend to vote their shares in favor of approval and adoption of the Merger Agreement. See "Principal Stockholders of USA Waste and Sanifill." For information relating to certain voting agreements entered into in connection with the Merger Agreement, see "The Plan of Merger and Terms of the Merger -- Voting Agreements."


     Approval of the amendment to USA Waste's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of USA Waste Common Stock entitled to vote on such proposal. Abstentions from the proposal to amend USA Waste's Restated Certificate of Incorporation as well as broker non-votes and the failure of USA Waste stockholders to sign and return their proxy will each have the same effect as voting against such proposal.


     Sanifill. Insofar as adoption of the Merger Agreement is concerned, Sanifill's Bylaws provide that the presence at the Sanifill Special Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Sanifill Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. At the close of business on the Record Date, there were approximately 25.4 million shares of Sanifill Common Stock outstanding and entitled to vote at the Sanifill Special Meeting. Pursuant to Delaware law and the provisions of the Certificate of Incorporation of Sanifill, approval and adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Sanifill Common Stock outstanding on the Record Date, or approximately 12.7 million shares. On the Record Date, the directors and executive officers of Sanifill and their affiliates held approximately 1.4 million shares of Sanifill Common Stock, representing approximately 5.5% of the outstanding voting power. Such persons have indicated to Sanifill that they intend to vote their shares in favor of approval and adoption of the Merger Agreement. See "Principal Stockholders of USA Waste and Sanifill." For information relating to certain voting agreements entered into in connection with the Merger Agreement, see "The Plan of Merger and Terms of the Merger -- Voting Agreements."


SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of each of USA Waste and Sanifill may solicit proxies from their respective stockholders by personal interview, telephone, telegram, facsimile or otherwise. USA Waste and Sanifill will each bear the costs of the solicitation of proxies from their respective stockholders, except that USA Waste and Sanifill will share equally the cost of printing this Joint Proxy Statement and Prospectus. USA Waste has engaged Corporate Investor Communications, Inc., a proxy solicitation firm, to assist in the solicitation of proxies of USA Waste stockholders. USA Waste will pay the fees in connection with the solicitation by such firm which are anticipated to be $5,000 plus such firm's out-of-pocket expenses. Sanifill has engaged Morrow & Co., a proxy solicitation firm, to assist in the solicitation of proxies from Sanifill stockholders. Sanifill will pay the fees in connection with the solicitation by such firm which are anticipated to be $5,000 (plus additional charges if such firm is requested to contact non-objecting beneficial owners), plus such firm's out-of-pocket expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. USA Waste and Sanifill will reimburse brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

                      THE MERGER AND RELATED TRANSACTIONS

     The detailed terms and conditions relating to the consummation of the Merger are contained in the Merger Agreement, which is attached hereto as Annex A and incorporated herein by reference. The following discussion sets forth a description of certain material terms and conditions of the Merger Agreement. The description in this Joint Proxy Statement and Prospectus of the terms and conditions relating to the consummation of the Merger is qualified in its entirety by reference to the Merger Agreement.

GENERAL DESCRIPTION OF THE MERGER

     The Merger Agreement provides that, at the Effective Time, Acquisition will merge with and into Sanifill, whereupon Sanifill will become a wholly owned subsidiary of USA Waste and each outstanding share of Sanifill Common Stock (other than shares of Sanifill Common Stock held by USA Waste) will be converted into 1.70 shares of USA Waste Common Stock.


     Based upon the number of shares of USA Waste Common Stock and Sanifill Common Stock outstanding as of the Record Date, approximately 132.3 million shares of USA Waste Common Stock are expected to be outstanding immediately following the Effective Time, of which approximately 43.1 million shares, representing approximately 33% of the total, will be held by former holders of Sanifill Common Stock.


BACKGROUND OF THE MERGER

     In June 1994, Mr. John E. Drury, USA Waste's Chief Executive Officer, met with Mr. Lorne D. Bain, Chairman of the Board and Chief Executive Officer of Sanifill, in Houston, Texas to discuss the possibility of a strategic alliance between USA Waste and Sanifill as part of USA Waste's strategy of expanding its waste management services through selective acquisitions of waste management operations that complemented existing operations or otherwise contributed to USA Waste's participation in the consolidation trend within the solid waste management industry. No economic terms of any potential combination were discussed at this meeting. In August 1994, Mr. Drury once again met with Mr. Bain to resume a general discussion concerning a possible merger of USA Waste and Sanifill. Shortly after this meeting, discussions between USA Waste and Sanifill were discontinued.

     In January 1996, Mr. Rodney R. Proto, Sanifill's Chief Operating Officer, was Mr. Drury's guest at a social engagement at which Mr. Drury suggested that the parties again discuss the potential for a combination of USA Waste and Sanifill. On April 8, 1996, at Mr. Drury's request, Messrs. Drury and Bain met in Houston, Texas. At this meeting, Mr. Drury expressed USA Waste's continuing interest in the possibility of combining USA Waste and Sanifill. Messrs. Drury and Bain discussed, among other things, recent developments in the waste management industry, including USA Waste's acquisition of Chambers Development Company, Inc. ("Chambers"), completed in June 1995, and USA Waste's then-pending acquisition of Western Waste Industries ("Western"), the management teams of the two companies and possible synergies that might result from a combination of USA Waste and Sanifill. Following this meeting, Mr. Drury sent to Mr. Bain certain information concerning USA Waste's completed acquisition of Chambers and then-pending acquisition of Western.

     On April 30, 1996, Messrs. Drury, Proto and Bain met in Houston, Texas to discuss the operations of USA Waste and Sanifill and potential synergies which could result from a combination of the companies' operations.

     On June 3, 1996, Messrs. Drury, Donald F. Moorehead, Vice Chairman and Chief Development Officer of USA Waste, Bain and Proto met in Houston, Texas to continue the discussion of potential synergies that could result from a combination of the two companies' operations and to discuss potential terms for a combination of USA Waste and Sanifill. On June 7, 1996, these same individuals, as well as Mr. Earl E. DeFrates, USA Waste's Executive Vice President and Chief Financial Officer, met in Houston, Texas to continue their discussions and to consider more specifically the synergies of combining the companies' operations. The next morning, the same parties met to discuss potential exchange ratios for a stock-for-stock transaction.

     During a telephone conversation on Monday, June 10, 1996, Messrs. Drury and Bain decided that an exchange ratio of 1.70 shares of USA Waste Common Stock for each share of Sanifill Common Stock would be an appropriate exchange ratio to present to their respective Boards of Directors if an agreement could be reached on other terms of a transaction and if the results of the parties' due diligence investigations were satisfactory.

     Beginning on June 13, 1996, Mr. Bain, Mr. Proto, or both of them conducted a series of individual meetings, conference calls and individual calls with members of the Sanifill Board of Directors and Sanifill senior management. The potential terms of the transaction, the status of negotiations and related matters were discussed in these meetings and calls.

     On June 13, 1996, USA Waste and DLJ executed an engagement letter whereby DLJ agreed to act as USA Waste's financial advisor with respect to the potential merger. On the following day, Sanifill engaged Merrill Lynch to act as its financial advisor in connection with the potential merger. Mr. J. Chris Brewster, Vice President and Chief Financial Officer of Sanifill, and Merrill Lynch then began their review of the financial conditions, results of operations and prospects of USA Waste and the combined companies.

     On June 15, 1996, Messrs. Gregory T. Sangalis and H. Steven Walton, Vice President, General Counsel and Secretary of USA Waste and Sanifill, respectively, together with outside counsel for each company, met to negotiate the terms of the proposed merger agreement and to discuss the timing of due diligence reviews of both companies.

     On June 17, 1996, Sanifill disseminated to each member of its Board of Directors information about USA Waste, the potential transaction and the operations of both companies, and a draft of the proposed merger agreement as it stood on that date.

     Also on June 17, 1996, USA Waste and Sanifill executed confidentiality agreements with respect to the exchange of financial and operational information for purposes of evaluating a potential merger transaction. On that same date, members of the USA Waste Board of Directors participated in a conference call at which time Mr. Drury informed such members of the potential terms of the transaction with Sanifill and the status of the negotiations with Sanifill and discussed with such members informational materials relating to Sanifill which had been previously distributed to them. Throughout the week, Messrs. Drury, Moorehead, DeFrates, or all of them, conducted a series of individual meetings and telephone calls with members of USA Waste's Board of Directors to continue discussions of the potential terms of the transaction and the status of the negotiations.

     During the period from June 17, 1996 to June 22, 1996, the management teams from both companies and their respective financial advisors and outside legal counsel conducted due diligence investigations and further negotiated the terms of the potential merger agreement.

     At an evening meeting on June 20, 1996, the Board of Directors of Sanifill began its consideration of the proposed Merger. At such meeting, members of the senior management of USA Waste made a presentation to the Board of Directors of Sanifill, including such management's view of the benefits of combining the two companies and the business plan and strategy for the combined companies. At this meeting, Sanifill's Board was provided with the Merger Agreement in substantially complete form, the forms of the proposed voting agreements and irrevocable proxies to be executed by certain stockholders of Sanifill and USA Waste (see "The Plan of Merger and Terms of the Merger -- Voting Agreements"), and additional information regarding the proposed transaction.

     On June 21, 1996, the respective Boards of Directors of USA Waste and Sanifill met separately to consider the proposed Merger. At the meeting of Sanifill's Board of Directors, Sanifill's management presented a draft form of the Merger Agreement and related documents to the Sanifill Board. The terms of the Merger were reviewed in detail, and management provided the Sanifill Board with its assessment of the transaction from operating, financial and regulatory standpoints, as well as the results of its due diligence investigation of USA Waste. Representatives of Merrill Lynch presented certain financial and operating data relating to USA Waste and other publicly held solid waste management companies and its financial analysis of the proposed Merger. Merrill Lynch then delivered its written opinion dated June 21, 1996 that, as of such date, the Exchange Ratio was fair to the stockholders of Sanifill from a financial point of view. After discussion by the Sanifill Board of Directors, the Board approved the Merger Agreement and related transactions and voted to recommend approval of the Merger Agreement to Sanifill's stockholders subject to satisfactory resolution of certain remaining issues.

     At the June 21, 1996, USA Waste Board of Directors meeting, USA Waste's management presented a draft form of the Merger Agreement and related documents to the USA Waste Board. The Board reviewed the terms of the Merger and the results of the due diligence investigation of Sanifill conducted by USA Waste's management team, counsel and independent auditors. Representatives of DLJ then reviewed with the USA Waste Board of Directors certain financial and operating data relating to Sanifill and other publicly held solid waste companies, as well as certain pro forma financial information reflecting the Merger. After making this presentation and responding to questions, the DLJ representatives delivered a written opinion, as of such date, to the effect that the Exchange Ratio was fair, from a financial point of view, to USA Waste. Following such review and discussion, the USA Waste Board of Directors approved the Merger Agreement and related transactions and voted to recommend approval of the Merger Agreement to USA Waste's stockholders subject to satisfactory resolution of certain remaining issues.

     On June 22, 1996, the parties continued the negotiation of open matters relating to the Merger, and signed the definitive Merger Agreement later that day. On the next business day, June 24, 1996, the parties jointly announced the Merger.

USA WASTE'S REASONS FOR THE MERGER

     In evaluating the Merger, management and the Board of Directors of USA Waste considered a variety of factors in the context of USA Waste's strategic objectives. A key element of USA Waste's strategy is to expand solid waste management services through the acquisition of additional solid waste collection, transfer and recycling operations and landfills, with the objective of becoming a national integrated solid waste management company with a broad geographic base of operations. USA Waste anticipates that added service requirements, increased regulation and heightened public concern over the environment, all of which have contributed to dramatically higher costs associated with providing waste management services generally, will cause continued industry consolidation as well as increased privatization of municipal services, affording attractive future opportunities for growth. In evaluating the Merger, USA Waste's Board of Directors considered the desirability of potential savings from the synergies between USA Waste and Sanifill and the integration of the companies' operations, including administrative cost savings through elimination of duplicative administrative positions, the rationalization of collection routes and reductions in insurance and bonding costs. USA Waste's Board of Directors also considered the significant permitted landfill airspace of Sanifill, the additional markets served by Sanifill and the management and employee resources of Sanifill. USA Waste's Board concluded that by combining operations of USA Waste and Sanifill, USA Waste would further its strategic objectives and that the combined entity could participate more effectively in the ongoing consolidation of the solid waste services industry. In addition, the USA Waste Board of Directors and management concluded that (i) a larger asset and revenue base resulting from the Merger would provide USA Waste better access to capital to pursue its strategic objectives and achieve economies of scale associated with a larger base of operations, (ii) certain of the members of Sanifill's management would complement USA Waste's existing management team in managing the growth of USA Waste in a consolidating industry and (iii) assuming the achievement of certain operating synergies, the Merger would result in accretion to USA Waste's earnings.

     At the June 21, 1996 meeting, the USA Waste Board of Directors received a written opinion from DLJ that the Exchange Ratio was fair as of such date, from a financial point of view, to USA Waste. See "-- Opinion of Financial Advisor to USA Waste."

RECOMMENDATION OF THE BOARD OF DIRECTORS OF USA WASTE

     For the reasons set forth under "-- USA Waste's Reasons for the Merger," the Board of Directors of USA Waste believes that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, USA Waste and the holders of USA Waste Common Stock. The Board of Directors has approved the Merger Agreement and the Merger and recommends that the holders of USA Waste Common Stock vote FOR adoption and approval of the Merger Agreement and the Merger. In considering the recommendation of the USA Waste Board of Directors with respect to the Merger, USA Waste stockholders should be aware that certain members of the Board of Directors and management of USA Waste have direct and indirect interests in the consummation of the Merger apart from their interests as stockholders of USA Waste. See "-- Conflicts of Interest."

SANIFILL'S REASONS FOR THE MERGER

     In evaluating the transaction with USA Waste, the Sanifill Board of Directors determined that the Merger would result in a strong combined company that largely would reflect Sanifill's strategy of being a disposal-based company with activities centered around nonhazardous waste disposal. The Board considered the potential for significant synergies from the combination of the two companies at the operating level and at the management and staff levels. The managements of the two companies identified potential cost savings and increased opportunities and efficiencies that may be made available by the complementary assets and operations of both entities. In particular, the Board considered that the asset placement and areas of operations of the two companies have the potential to enhance regional or large area service capability and allow for significant financial and operating efficiencies.

     The Board also considered the Merger's potential for utilizing each company's respective skills to increase efficiency and margins in the combined company and in particular noted that USA Waste has relative strengths in collection and logistics and Sanifill has relative strengths in disposal, engineering and cost containment for regulatory compliance. The Board also placed weight on the favorable personnel mix of the combined company. In particular, the Board considered that the combined company's management would enjoy a combination of skills and capabilities that are needed in a growth company in a consolidating industry and that such combination would increase the breadth and depth of each company's management team.

     Sanifill's long-term objective has been to achieve for its stockholders consistent growth over time through acquisitions and internal development. The waste industry has been consolidating over time as the owners of many privately-held companies have elected to sell their businesses and governmental entities have privatized waste collection and disposal. This consolidation was accelerated by recent environmental regulations that have increased the technical complexity and capital and operating costs associated with disposal activities in the United States. The Board believes that the Merger will provide Sanifill stockholders with an interest in a combined company that will be one of the strongest competitors in this environment.

     In reaching its conclusion to recommend approval of the Merger Agreement and the Merger to Sanifill's stockholders, the Sanifill Board of Directors also considered a number of other factors, including, without limitation, the following:

          1. The consideration to be received by Sanifill's stockholders in the Merger.

          2. The presentation of Merrill Lynch delivered to the Sanifill Board of Directors on June 21, 1996, including Merrill Lynch's written opinion that, as of such date, the Exchange Ratio was fair to Sanifill's stockholders from a financial point of view. See "-- Opinion of Financial Advisor to Sanifill."

          3. The terms and conditions of the Merger Agreement, including the amount and the form of the consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations set forth in the Merger Agreement.

          4. The terms of the Merger Agreement that permit the Sanifill Board of Directors, in the exercise of its fiduciary duties and subject to certain conditions, (i) to respond to written indications of interest and proposals regarding potential alternative business combination transactions, and to provide information to, and negotiate with, third parties making such indications or proposals (although Sanifill is not permitted by the Merger Agreement to actively solicit third-party bids) and (ii) to terminate the Merger Agreement in order to accept or recommend an alternative transaction if the Board determines it to be more favorable to stockholders than the Merger. In this regard, the Sanifill Board of Directors noted that the Merger Agreement provides that if Sanifill terminates the Merger Agreement in favor of an alternative transaction, Sanifill would be obligated to pay USA Waste $39 million. The Sanifill Board of Directors did not view the fee provisions of the Merger Agreement as unreasonably impeding any interested third party from proposing a superior transaction.

          5. The presentation by members of management of USA Waste, including such management's view of the benefits of combining the two companies and its business plans and strategy for the combined company.

          6. The proposed inclusion on the USA Waste Board of Directors after the Merger of representatives familiar with Sanifill's businesses and operations.

          7. The structure of the Merger, which is intended to permit the Sanifill stockholders to exchange their Sanifill Common Stock on a tax-free basis and to permit the Merger to be accounted for as a pooling of interests.

          8. The matters related to officers and directors of Sanifill described under "-- Conflicts of Interest."

          9. Certain factors relating to the combined company, including the fact that USA Waste is still in the process of integrating Western into its operations; the potential for disruptions from the relocation of USA Waste's headquarters to Houston; the ability of the combined company to maintain the recent growth levels and earnings multiples achieved by each of the two companies; and the effect of potential future revisions of federal and state regulations on the combined company.

     In view of the wide variety of factors considered in connection with their evaluation of the terms of the Merger, the Sanifill Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF SANIFILL


     For the reasons set forth under "-- Sanifill's Reasons for the Merger," the Board of Directors of Sanifill believes that the Merger Agreement is fair to, and in the best interests of, Sanifill and the holders of Sanifill Common Stock. The Board of Directors has approved the Merger Agreement and the Merger and unanimously recommends that the holders of Sanifill Common Stock vote FOR adoption and approval of the Merger Agreement and the Merger. In considering the recommendation of the Sanifill Board of Directors with respect to the Merger, Sanifill stockholders should be aware that certain officers and directors of Sanifill have direct and indirect interests in the consummation of the Merger apart from their interests as stockholders of Sanifill. See "-- Conflicts of Interest."


OPINION OF FINANCIAL ADVISOR TO USA WASTE

     The definitions of terms provided in this section "-- Opinion of Financial Advisor to USA Waste" shall apply only to this section and shall not apply to the use of such capitalized terms in any other section of this Joint Proxy Statement and Prospectus.

     In its role as financial advisor to USA Waste, DLJ was asked by USA Waste to render an opinion (the "DLJ Opinion") to the Board of Directors of USA Waste (the "USA Waste Board") as to the fairness to USA Waste, from a financial point of view, of the Exchange Ratio. On June 21, 1996, DLJ delivered a written opinion to the USA Waste Board that the Exchange Ratio was fair to USA Waste from a financial point of view.

     A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. USA WASTE STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

     The DLJ Opinion was prepared for the USA Waste Board of Directors and is directed only to the fairness of the Exchange Ratio to USA Waste from a financial point of view and does not constitute a recommendation to any USA Waste stockholder as to how such stockholder should vote at the USA Waste Special Meeting.

     As more fully described under "The Merger and Related
Transactions -- Background of the Merger," the USA Waste Board of Directors selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the solid waste industry and is familiar with USA Waste and its businesses. DLJ was not retained as an advisor or agent to the stockholders of USA Waste or any other person. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     The DLJ Opinion does not constitute an opinion as to the price at which the USA Waste Common Stock will actually trade at any time. DLJ did not, and was not requested by the USA Waste Board to, make any recommendation as to the form or amount of consideration to be paid to holders of Sanifill Common Stock in the Merger, which issues were resolved in arm's-length negotiations between USA Waste and Sanifill, in which negotiations DLJ advised USA Waste. No restrictions or limitations were imposed by USA Waste upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. USA Waste did not authorize DLJ to solicit, and DLJ did not solicit, any third party indications of interest in a purchase of, or business combination with, USA Waste or Sanifill.

     In arriving at its opinion, DLJ reviewed a draft of the Merger Agreement (which did not substantively differ from the executed Merger Agreement). DLJ also reviewed financial and other information that was publicly available or furnished to it by USA Waste and Sanifill including information provided during discussions with their respective managements, which consisted of certain financial projections of USA Waste prepared by the management of USA Waste, certain financial projections of Sanifill prepared by the management of Sanifill and certain financial information of USA Waste and Sanifill on a combined basis prepared by the management of USA Waste. In addition, DLJ compared certain financial and securities data of USA Waste and Sanifill with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of USA Waste Common Stock and Sanifill Common Stock, reviewed prices and premiums paid in certain other selected business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

     In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by USA Waste and Sanifill or their respective representatives, or that was otherwise reviewed by it. DLJ relied upon the estimates of the managements of USA Waste and Sanifill of the operating synergies achievable as a result of the Merger and its discussion of such synergies with the respective managements of USA Waste and Sanifill. DLJ did not make any independent evaluation of the assets or liabilities of USA Waste or Sanifill, nor did DLJ independently verify the information reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of USA Waste and Sanifill as to the future operating and financial performance of USA Waste and Sanifill, respectively. DLJ did not perform any procedures or analysis regarding potential environmental liabilities of either USA Waste or Sanifill, nor did it consider the impact of changes in the regulatory environment in which USA Waste and Sanifill operate.

     The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

     The following is a summary of the presentation made by DLJ to the USA Waste Board in connection with the DLJ Opinion.

     Pro Forma Merger Analysis. DLJ analyzed certain pro forma effects resulting from the Merger. DLJ reviewed the operating synergies contemplated to result from the Merger in 1997 by combining the operations of Sanifill and USA Waste as projected by the managements of Sanifill and USA Waste. DLJ analyzed the pro forma effect of such operating synergies on net income and earnings per share (both with a tax rate of 40% and assuming application of USA Waste's net operating loss ("NOL") to the combined companies pretax income) for USA Waste. The analysis indicated that the pro forma earnings per share ("EPS") of USA Waste on a fully taxed basis, assuming the annual operating synergies contemplated to result from the Merger, would be higher in the fiscal year ending 1997 than comparable projections for USA Waste as a stand-alone company during the same period. The analysis also indicated that the pro forma EPS of USA Waste on a reported basis (assuming application of the USA Waste NOL), assuming the annual operating synergies contemplated to result from the Merger, would be higher in the fiscal year ending 1997 than comparable projections for USA Waste as a stand-alone company during the same period.

     Contribution Analysis. DLJ analyzed USA Waste's and Sanifill's relative contribution to the combined companies with respect to total revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); earnings before interest and taxes ("EBIT"); and total assets and total debt. Its analysis was made for the year ended December 31, 1996 based on actual results for the first fiscal quarter of 1996 and the projected results (based on USA Waste and Sanifill management projections) for the final three fiscal quarters of 1996. As a result of the Merger, USA Waste stockholders will own approximately 68% of the common stock of the combined companies. This compares with USA Waste's contribution to the combined companies' pro forma results for the period ended December 31, 1996 (prior to taking into account any operating synergies which may result from the Merger) of approximately 69% of revenues, 66% of EBITDA, 68% of EBIT, 56% of total assets, and 57% of total debt.

     Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings and operating and financial ratios for Sanifill to the corresponding data and ratios of USA Waste and certain other companies whose securities are publicly traded (collectively, the "Public Companies"). The Public Companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which USA Waste and Sanifill operate. The Public Companies consisted of: Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., Continental Waste Industries, Inc., Laidlaw, Inc., United Waste Systems, Inc., USA Waste and WMX Technologies, Inc. DLJ determined that United Waste Systems, Inc. and USA Waste (collectively, the "Comparable Companies") were the most representative of the Public Companies because in DLJ's view these companies possessed general business, operating and financial characteristics most similar to Sanifill. Such data and ratios included Enterprise Value ("Enterprise Value" is defined as the product of the stock price and total shares outstanding plus Net Debt ("Net Debt" is defined as total debt plus preferred stock less cash and cash equivalents, which for Sanifill was assumed to be $355.3 million, the amount outstanding at May 31, 1996)) as a multiple of revenues, EBITDA and EBIT for the latest reported twelve months ("LTM"), growth rates of each of such items for the three most recent fiscal years and operating margins for the three most recent fiscal years. The average multiple of Enterprise Value to LTM revenues ("LTM revenue multiple") for the Comparable Companies was 4.9. The average LTM revenue multiple was then multiplied by Sanifill's LTM revenues, for the period ending March 31, 1996, to arrive at an implied total Enterprise Value for Sanifill of $1,389.1 million. The implied Enterprise Value for Sanifill was then adjusted for Net Debt to yield an implied equity value, which was then divided by Sanifill's common shares outstanding on a fully diluted basis of 25.9 million shares as of May 31, 1996 to arrive at an implied price of $39.92 per fully diluted share. The average multiple of Enterprise Value to LTM EBITDA ("LTM EBITDA multiple") for the Comparable Companies was 15.2. The average LTM EBITDA multiple was then multiplied by Sanifill's LTM EBITDA, for the period ending March 31, 1996, to arrive at an implied total Enterprise Value for Sanifill of $1,569.0 million. The implied Enterprise Value for Sanifill was then adjusted for Net Debt to yield an implied equity value, which was then divided by Sanifill's common shares outstanding on a fully diluted basis as of May 31, 1996 to arrive at an implied price of $46.86 per fully diluted share. The average multiple of Enterprise Value to LTM EBIT ("LTM EBIT multiple") for the Comparable Companies was 23.8. The average LTM EBIT multiple was then multiplied by Sanifill's LTM EBIT, for the period ending March 31, 1996, to arrive at an implied total Enterprise Value for Sanifill of $1,498.9 million. The implied Enterprise Value for Sanifill was then adjusted for Net Debt to yield an implied equity value, which was then divided by Sanifill common shares outstanding on a fully diluted basis as of May 31, 1996 to arrive at an implied price of $44.15 per fully diluted share.

     In addition, DLJ examined the ratios of current stock prices (based on a reported closing price on June 19, 1996 for United Waste Systems, Inc. and a reported closing price on June 14, 1996 for USA Waste) to estimated fiscal year 1996 and 1997 EPS (as estimated by First Call Real Time Earnings Estimates); and current stock prices to book value for the Comparable Companies and compared such ratios with those of Sanifill. The average multiple of current stock price to estimated fiscal year 1996 EPS for the Comparable Companies was 27.2. The average multiple of estimated fiscal year 1996 EPS was then multiplied by Sanifill's estimated fiscal 1996 net income to arrive at an implied total Equity Value, which was then divided by Sanifill's common shares outstanding on a fully diluted basis as of May 31, 1996 to arrive at an implied price of $47.79 per fully diluted share. The average multiple of current stock price to estimated fiscal year 1997 EPS for the Comparable Companies was 21.8. The average multiple of estimated fiscal year 1997 EPS was then multiplied by Sanifill's estimated fiscal 1997 net income to arrive at an implied total Equity Value, which was then divided by Sanifill's common shares outstanding on a fully diluted basis as of May 31, 1996 to arrive at an implied price of $50.56 per fully diluted share. The average multiple of stock price to latest available book value for the Comparable Companies was 4.5. The average multiple of latest available book value was then multiplied by Sanifill's book value as of March 31, 1996, which was adjusted to reflect the impact of the conversion of Sanifill's $60.0 million 7.50% Convertible Subordinated Debentures, to arrive at an implied total Equity Value, which was then divided by Sanifill's common shares outstanding on a fully diluted basis as of May 31, 1996 to arrive at an implied price of $73.37 per fully diluted share.

     Transaction Analysis. DLJ reviewed publicly available information for six selected transactions involving the combination of selected solid waste management companies. The six transactions reviewed (the "Comparative Transactions") were: (i) Republic Industries, Inc./Addington Resources, Inc.;
(ii) Republic Industries, Inc./Continental Waste Industries, Inc.; (iii) USA Waste/Western Waste Industries; (iv) USA Waste/Chambers Development Company, Inc.; (v) Browning-Ferris Industries, Inc./Attwoods Group PLC; and (vi) USA Waste/Envirofil Inc. The six transactions selected are not intended to represent the complete list of solid waste management transactions which have occurred during the last three years; rather they include only transactions involving combinations of companies with operating characteristics, size or financial performance characteristics which DLJ believed to be comparable to those of Sanifill and USA Waste. DLJ reviewed the consideration paid in such transactions in terms of the Equity Purchase Price (as hereinafter defined) plus total debt less cash and cash equivalents ("Adjusted Purchase Price") as a multiple of LTM revenues, LTM EBITDA and LTM EBIT. The ratio of Adjusted Purchase Price to revenues, computed for the Comparative Transactions, had an average of 3.1. The ratio of Adjusted Purchase Price to EBITDA, computed for the Comparative Transactions, had an average of 12.6. The ratio of Adjusted Purchase Price to EBIT, computed for the Comparative Transactions, had an average of 20.0. DLJ also reviewed the consideration paid in each of the Comparative Transactions in terms of the offer price per share multiplied by total common shares outstanding (the "Equity Purchase Price") as a multiple of the book value. The ratio of Equity Purchase Price to book value, computed for the Comparative Transactions, had an average of 3.6. DLJ determined that the analysis of the Comparative Transactions purchase price multiples described above was of limited relevance. In its presentation to the USA Waste Board of Directors, DLJ noted that this analysis was of limited relevance in its view because such analysis was based on publicly available historical information, whereas prices paid in transactions in the solid waste industry are generally based on future financial expectations, for which data is unavailable.

     Stock Trading History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices and their relative relationships for both USA Waste Common Stock and Sanifill Common Stock for the latest 12 month period ended June 19, 1996. DLJ also reviewed the daily closing prices of USA Waste Common Stock and Sanifill Common Stock and compared the Sanifill closing stock prices with an index of selected waste companies. The index of selected companies included Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., Laidlaw, Inc., Sanifill, United Waste Systems, Inc., USA Waste and WMX Technologies, Inc. This information was presented solely to provide the Board of Directors of USA Waste with background information regarding the stock prices of Sanifill and USA Waste over the period indicated. DLJ noted the high and low prices for USA Waste over the twelve-month period ended June 19, 1996 was $32.63 and $14.63, respectively, and the high and low prices for Sanifill over the twelve-month period ended June 19, 1996 was $46.88 and $29.13, respectively.

     Discounted Cash Flow Analysis. DLJ also performed a discounted cash flow analysis to evaluate the Exchange Ratio. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by Sanifill and USA Waste management. Using the information set forth in the Sanifill and USA Waste projections, DLJ performed stand-alone discounted cash flow analyses for USA Waste and Sanifill. DLJ calculated the estimated "Free Cash Flow" for each company stand-alone based on projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the Sanifill and USA Waste stand-alone projections and discounted the stream of free cash flows from fiscal 1997 to fiscal 2001, provided in such projections, back to June 30, 1996 using discount rates ranging from 11% to 12%. To estimate the residual values of Sanifill and USA Waste stand-alone at the end of the forecast period, DLJ applied terminal multiples of 8.0 to 12.0 to the projected fiscal 2001 EBITDA and discounted such value estimates back to June 30, 1996 using discount rates ranging from 11% to 12%. DLJ then aggregated the present values of the free cash flows and the present values of the residual values to derive a range of implied enterprise values for Sanifill and USA Waste stand-alone. The range of implied enterprise values of Sanifill and USA Waste stand-alone were then adjusted for their respective Net Debt to yield implied equity values of Sanifill and USA Waste stand-alone. The range of equity values were then divided by the respective stand-alone fully diluted shares to determine a range of equity values per share for each company stand-alone. The range of implied equity values per share for Sanifill, based on the range of discount rates of 11.0% to 12.0% and the range of terminal multiples of 8.0 to 12.0, was $45.37 to $85.88 per share. The range of implied equity values per share for USA Waste, based on the range of discount rates of 11.0% to 12.0% and the range of terminal multiples of 8.0 to 12.0, was $28.72 to $48.03 per share.

     DLJ derived ranges of implied exchange ratios by dividing the high and low equity values per share of Sanifill by the high and low equity values per share of USA Waste, respectively. Based on this analysis, using the range of discount rates of 11.0% to 12.0% and the range of terminal multiples of 8.0 to 12.0 and without taking into account the potential impact of any synergies, DLJ calculated a range of implied exchange ratios of 1.58 to 1.79.

     The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     Pursuant to the terms of an engagement letter dated June 13, 1996, USA Waste has agreed to pay DLJ a fee of $600,000 upon delivery of the DLJ Opinion and an additional fee of $900,000 to be paid upon consummation of the Merger. USA Waste has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and USA Waste believe are customary in transactions of this nature, were negotiated at arm's length between USA Waste and DLJ and the USA Waste Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

     In the ordinary course of business, DLJ may actively trade the securities of both USA Waste and Sanifill for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has provided financial advisory and investment banking services to USA Waste in the past, including (i) acting as USA Waste's financial advisor in connection with USA Waste's merger with Western Waste completed in May 1996, (ii) acting as USA Waste's financial advisor in connection with USA Waste's merger with Chambers completed in June 1995 and (iii) acting as the lead manager in a public offering of USA Waste Common Stock completed in October 1995, and has in each case received usual and customary fees for rendering such services. DLJ has provided financial advisory and investment banking services to Sanifill in the past, including (i) acting as a co-manager in a public offering of Sanifill common stock completed in August 1995 and (ii) acting as the lead manager in a public offering of Sanifill convertible subordinated debentures completed in March 1996, and has in each case received usual and customary fees for rendering such services.

OPINION OF FINANCIAL ADVISOR TO SANIFILL

     The definitions of terms provided in this section "-- Opinion of Financial Advisor to Sanifill" shall apply only to this section and shall not apply to the use of such capitalized terms in any other section of this Joint Proxy Statement and Prospectus.

     Merrill Lynch delivered its written opinion dated June 21, 1996 to the Board of Directors of Sanifill that, as of such date, the Exchange Ratio was fair to the stockholders of Sanifill from a financial point of view. A copy of the opinion of Merrill Lynch, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Joint Proxy Statement and Prospectus and is incorporated herein by reference.

     THE SUMMARY OF THE OPINION OF MERRILL LYNCH SET FORTH IN THIS JOINT PROXY STATEMENT AND PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX C HERETO. SANIFILL'S STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED, SCOPE AND LIMITS OF THE REVIEW AND PROCEDURES FOLLOWED BY MERRILL LYNCH IN CONNECTION WITH SUCH OPINION.

     Merrill Lynch's opinion is directed only to the fairness from a financial point of view of the Exchange Ratio to the stockholders of Sanifill and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Sanifill Special Meeting. The Exchange Ratio was determined through negotiations between Sanifill and USA Waste and was approved by the Board of Directors of Sanifill. Merrill Lynch did not make a recommendation with respect to the amount of the Exchange Ratio.

     In arriving at its opinion, Merrill Lynch, among other things, (i) reviewed Sanifill's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, and Sanifill's Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996; (ii) reviewed USA Waste's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995, USA Waste's Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1996 and certain other filings, including registration statements, Forms 8-K and proxy statements, with the Commission made by USA Waste during the last three years; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Sanifill and USA Waste, furnished to Merrill Lynch by Sanifill and USA Waste; (iv) conducted discussions with members of senior management of Sanifill and USA Waste concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Sanifill Common Stock and USA Waste Common Stock and compared them with those of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Sanifill and USA Waste, respectively; (vi) compared the results of operations of Sanifill and USA Waste with those of certain companies which

Merrill Lynch deemed to be reasonably similar to Sanifill and USA Waste, respectively; (vii) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (viii) reviewed a draft of the Merger Agreement dated June 19, 1996; (ix) reviewed a draft of the form of Voting Agreement dated June 15, 1996; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Sanifill and USA Waste, and Merrill Lynch did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Sanifill or USA Waste nor was Merrill Lynch furnished with any such appraisals. No special instructions were given to Merrill Lynch related to its review, and no limitations were imposed by Sanifill with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion. With respect to the financial forecasts furnished by Sanifill and USA Waste, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Sanifill's or USA Waste's management as to the expected future financial performance of Sanifill or USA Waste, as the case may be.

     Merrill Lynch's opinion is necessarily based upon general economic, market, monetary and other conditions as they existed and could be evaluated, and the information made available to Merrill Lynch, as of the date of its opinion.

     The following is a summary of certain analyses performed by Merrill Lynch in connection with its opinion dated June 21, 1996, which it presented to the Board of Directors of Sanifill on such date. To the extent the following analyses utilized stock price information of Sanifill or USA Waste, such information consisted of information through the close of trading on June 14, 1996.

     (i) Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity value for Sanifill based upon the value discounted to the present of its annualized five-year stream of projected unlevered free cash flow and its projected calendar year 2001 terminal values based upon a range of multiples of its projected calendar year 2001 earnings before interest, taxes, depreciation and amortization ("EBITDA") less its debt (including out of the money convertible debentures) and plus option and warrant proceeds and cash. In conducting its analysis, Merrill Lynch relied upon two sets of assumptions and financial projections provided by the management of Sanifill: the "Sanifill Case One" and a second case that provided for the consummation of additional unidentified acquisitions (beyond those contemplated by the Sanifill Case One) by Sanifill (the "Sanifill Case Two"). Merrill Lynch applied discount rates reflecting a weighted average cost of capital ranging from 11.0% to 14.0% and multiples of terminal EBITDA ranging from 7.5x to 9.5x. The range of discount rates was selected based on a theoretical analysis of Sanifill's weighted average cost of capital, and the range of EBITDA multiples was selected based on a review of the EBITDA multiples of (A) Allied Waste Industries, Inc., Browning-Ferris Industries, Inc., Continental Waste Industries, Inc., United Waste Systems, Inc. and WMX Technologies, Inc. (collectively, the "Comparable Companies") and Sanifill and USA Waste and (B) the Acquisition Comparables (as defined below). Based on this analysis, Merrill Lynch calculated per share equity values of Sanifill ranging from $29.88 to $55.35 with a midpoint of $42.61, for the Sanifill Case One, and from $37.04 to $68.61 with a midpoint of $52.83, for the Sanifill Case Two.

     Merrill Lynch calculated ranges of equity value for USA Waste based upon the value discounted to the present of its five year stream of projected unlevered free cash flow and its projected fiscal year 2001 terminal value based upon a range of multiples of its projected fiscal year 2001 EBITDA less its debt and plus option proceeds and cash. In conducting its analysis, Merrill Lynch relied upon two sets of assumptions and financial projections: the "USA Waste Case One" and a second case that provided for the consummation of additional unidentified acquisitions (beyond those contemplated by the USA Case One) by USA Waste (the "USA Waste Case Two"). Merrill Lynch applied discount rates reflecting a weighted average cost of capital ranging from 11.0% to 14.0% and multiples of terminal EBITDA ranging from 7.5x to 9.5x. The range of discount rates was selected based on a theoretical analysis of USA Waste's weighted average cost of capital, and the range of multiples of terminal EBITDA was selected based on a review of the EBITDA multiples of (A) the

Comparable Companies, Sanifill and USA Waste and (B) the Acquisition Comparables. Based on this analysis, Merrill Lynch calculated per share equity values of USA Waste ranging from $24.37 to $ 37.69 with a midpoint of $31.03, for the USA Waste Case One, and $29.29 to $46.82 with a midpoint of $38.06, for the USA Waste Case Two.

     Merrill Lynch derived implied exchange ratios by dividing the low, midpoint and high per share equity values of Sanifill by the low, midpoint and high per share equity values of USA Waste, respectively. Based on this analysis, Merrill Lynch calculated implied exchange ratios of (i) 1.23, 1.37 and 1.47, respectively, in the case of the Sanifill Case One and the USA Waste Case One,
(ii) 1.02, 1.12 and 1.18, respectively, in the case of the Sanifill Case One and the USA Waste Case Two, (iii) 1.52, 1.70 and 1.82, respectively, in the case of the Sanifill Case Two and the USA Waste Case One and (iv) 1.26, 1.39 and 1.47, respectively, in the case of the Sanifill Case Two and the USA Waste Case Two.

     Merrill Lynch also calculated ranges of equivalent equity value for the combined company by applying the above methodology to the five year stream of projected unlevered pro forma free cash flow and projected calendar year 2001 pro forma terminal value of the combined company with and without $30 million in assumed synergies. Based on this analysis and the Exchange Ratio of 1.70, Merrill Lynch calculated ranges of implied equivalent equity value for the combined company per Sanifill share of (i) $37.87 to $61.01 and $39.97 to $63.78, in the case of the Sanifill Case One and the USA Waste Case One, without and with synergies, respectively, and (ii) $45.63 to $75.74 and $47.72 to $78.50, in the case of the Sanifill Case Two and the USA Waste Case Two, without and with synergies, respectively.

     (ii) Analysis of Selected Comparable Publicly Traded Companies. Merrill Lynch compared certain financial information for each of Sanifill and USA Waste to the corresponding publicly available financial information of the Comparable Companies. Merrill Lynch calculated multiples for such companies of market value to LTM EPS, estimated calendar 1996 EPS and estimated calendar 1997 EPS and of market capitalization to LTM revenue, LTM EBITDA, LTM EBIT, estimated calendar 1996 EBITDA and estimated calendar 1996 EBIT.

     Based on this analysis, Merrill Lynch calculated per share equity values of Sanifill ranging from $35.96 to $48.62 and per share equity values of USA Waste ranging from $24.06 to $32.55. Merrill Lynch derived implied exchange ratios based on this analysis by dividing the low, midpoint and high per share equity values of Sanifill by the low, midpoint and high per share equity values of USA Waste, respectively. Based on this analysis, Merrill Lynch calculated implied exchange ratios of 1.49, 1.49 and 1.49, respectively.

     (iii) Analysis of Selected Comparable Acquisition Transactions. Merrill Lynch also reviewed the financial terms of nine transactions (the "Acquisition Comparables") in which waste management companies were acquired. The Acquisition Comparables reviewed, in reverse chronological order of announcement date, were the following: (a) the pending acquisition of Continental Waste Industries, Inc. by Republic Waste Industries, Inc., (b) the acquisition of Western Waste Industries, Inc. by USA Waste, (c) the acquisition of Southland Environmental Services Inc. by Republic Waste Industries, Inc., (d) the acquisition of Resource Recycling Technologies Inc. by Waste Management Inc., (e) the acquisition of Chambers Development Company, Inc. by USA Waste, (f) the acquisition of Attwoods Plc by Browning-Ferris Industries, Inc., (g) the acquisition of Envirofil Inc. by USA Waste, (h) the acquisition of Environmental Waste of America by Envirofil Inc. and (i) the acquisition of a controlling interest in Wheelabrator Technologies Inc. by Waste Management Inc.

     Merrill Lynch analyzed offer value and transaction value multiples. In particular, Merrill Lynch calculated transaction value as a multiple of LTM revenue, EBITDA and EBIT and offer value as a multiple of LTM net income and last fiscal quarter common equity. Based on this analysis, Merrill Lynch calculated per share equity values of Sanifill ranging from $43.21 to $56.97 with a midpoint of $50.09 and per share equity values of USA Waste ranging from $28.31 to $34.67 with a midpoint of $31.49. Merrill Lynch derived implied exchange ratios based on this analysis by dividing the low, midpoint and high per share equity values of Sanifill by the low, midpoint and high per share equity values of USA Waste, respectively. Based on this analysis, Merrill Lynch calculated implied exchange ratios of 1.53, 1.59 and 1.64, respectively.

     (iv) Contribution Analysis. Merrill Lynch analyzed and compared the respective contribution of 1996 and 1997 estimated EBITDA, EBIT and net income of Sanifill and USA Waste to the combined company following consummation of the proposed Merger based upon, in the case of estimated 1997 results, the Sanifill Case One and the USA Waste Case One, on the one hand, and on the Sanifill Case Two and the USA Waste Case Two, on the other hand, in each case without taking into account any potential synergies resulting from the Merger. This analysis showed that Sanifill would contribute to the combined company 34.1%, 35.6% and 35.6% of EBITDA and 32.4%, 34.2% and 34.2% of EBIT, in each case for 1996, 1997 Case One and 1997 Case Two, respectively, compared to the Exchange Ratio of 1.70 which would result in Sanifill stockholders contributing 33.2% of the combined company's enterprise value. This analysis also showed that Sanifill would contribute to the combined company 29.6%, 29.8% and 29.8% of net income for 1996, 1997 Case One and 1997 Case Two, respectively, compared to the Exchange Ratio of 1.70 which would result in Sanifill stockholders owning approximately 32.5% of the combined company.

     (v) Pro Forma Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Merger based on the different combinations of the Sanifill Case One and the Sanifill Case Two with the USA Waste Case One and the USA Waste Case Two, in each case with and without assumed synergies of $30 million, including the effect on 1996, 1997 and 1998 EPS of USA Waste and the pre-tax synergies required for breakeven EPS. The analysis indicated that (a) in the case of the Sanifill Case One and the USA Waste Case One, the Merger would lead to 4.6%, 5.3% and 4.5% dilution and require $12.2 million, $18.7 million and $19.2 million in pre-tax synergies for breakeven EPS, without synergies, and 6.6%, 3.2% and 2.6% accretion, with synergies, in 1996, 1997 and 1998, respectively, (b) in the case of the Sanifill Case Two and the USA Waste Case Two, the Merger would lead to 4.6%, 5.6% and 2.9% dilution and require $12.2 million, $21.3 million and $13.2 million in pre-tax synergies for breakeven EPS, without synergies, and 6.6%, 2.3% and 3.6% accretion, with synergies, in 1996, 1997 and 1998, respectively, (c) in the case of the Sanifill Case One and the USA Waste Case Two, the Merger would lead to 4.6%, 6.6% and 6.5% dilution and require $12.2 million, $24.7 million and $29.6 million in pre-tax synergies for breakeven EPS, without synergies, and 6.6%, 1.4% and 0.1% accretion, with synergies, in 1996, 1997 and 1998, respectively, and (d) in the case of the Sanifill Case Two and the USA Waste Case One, the Merger would lead to 4.6%, 4.2% and 0.6% dilution and require $12.3 million, $15.2 million and $2.6 million in pre-tax synergies for breakeven EPS, without synergies, and 6.6%, 4.1% and 6.4% accretion, with synergies, in 1996, 1997 and 1998, respectively.

     (vi) Premium Analysis. Merrill Lynch compared the premium represented by the Exchange Ratio (based on the closing prices of USA Waste Common Stock and Sanifill Common Stock on June 14, 1996) one day, one week and one month prior to such date to the comparable average premiums for greater than $1 billion to $2 billion stock for stock transactions since January 1, 1990. This analysis showed that (a) the Exchange Ratio represented a 20.8% premium over the one day prior closing price compared to first quartile, median and third quartile one day prior premiums of 19.1%, 30.1% and 40.5%, respectively, (b) the Exchange Ratio represented a 25.0% premium over the one week prior closing price compared to first quartile, median and third quartile one week prior premiums of 23.8%, 30.6% and 45.8%, respectively, and (c) the Exchange Ratio represented a 20.8% premium over the one month prior closing price compared to first quartile, median and third quartile one month prior premiums of 22.1%, 37.3% and 51.2%, respectively.

     Merrill Lynch also compared such premiums represented by the Exchange Ratio to the analogous premiums in the pending Republic Industries, Inc./Continental Waste Industries, Inc. transaction (the "Republic Transaction") and the USA Waste/Western Waste Industries, Inc. transaction (the "Western Transaction"). This comparison showed that (a) the Exchange Ratio represented a 20.8% one day prior premium compared to 21.5% and 16.2% one day prior premiums for the Republic Transaction and the Western Transaction, respectively, (b) the Exchange Ratio represented a 25.0% one week prior premium compared to 18.2% and 21.8% one week prior premiums for the Republic Transaction and the Western Transaction, respectively, and (c) the Exchange Ratio represented a 20.8% one month prior premium compared to 32.7% and 47.1% one month prior premiums for the Republic Transaction and the Western Transaction, respectively.

     (vii) Stock Trading History. Merrill Lynch reviewed and analyzed the history of the trading prices for Sanifill Common Stock and USA Waste Common Stock and the ratio of the former to the latter during the twelve month period ended June 14, 1996. This information was presented primarily to give the Board of Directors of Sanifill background information regarding the stock prices of Sanifill and USA Waste over the period indicated. In addition, the analysis of the daily closing price ratio indicated that the mean daily closing price ratio over the period indicated equaled 1.69 and that the closing price ratio on June 14, 1996 equaled 1.41, compared to the Exchange Ratio of 1.70.

     While the foregoing summary describes the material analyses and factors presented by Merrill Lynch to the Board of Directors of Sanifill, it does not purport to be a complete description of the analyses conducted by Merrill Lynch or Merrill Lynch's presentation to the Board of Directors of Sanifill. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its opinions. Merrill Lynch did not assign relative weights to its analyses in preparing its opinions. None of the Comparable Entities is identical to Sanifill or USA Waste, and none of the Acquisition Comparables is identical to the Merger. Accordingly, an analysis of the results of the comparable companies and comparable transactions analyses is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sanifill or USA Waste. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Because such estimates are inherently subject to uncertainty, neither Sanifill, Merrill Lynch nor any other person assumes responsibility for their accuracy.

     Sanifill has engaged Merrill Lynch as its financial advisor in connection with the Merger because it is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the Merger. For Merrill Lynch's financial advisory services, Sanifill has agreed to pay Merrill Lynch (i) a fee of $100,000 upon signing its engagement letter dated as of June 14, 1996 (the "Engagement Letter"), (ii) a fee of $650,000 upon the delivery of Merrill Lynch's fairness opinion and (iii) a fee of $750,000 at the Effective Time. In addition, the Engagement Letter provides that Sanifill will reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and will indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under securities laws, arising out of its engagement. In the ordinary course of its securities business, Merrill Lynch may actively trade debt or equity securities of Sanifill and USA Waste for its own account and the accounts of its customers, and Merrill Lynch therefore may hold a long or short position in such securities.

CONFLICTS OF INTEREST

     In considering the recommendation of the Boards of Directors of USA Waste and Sanifill with respect to the Merger, holders of USA Waste Common Stock and Sanifill Common Stock should be aware that certain members of the Boards of Directors and management of USA Waste and Sanifill have certain interests apart from their interests as stockholders, including those referred to below.

     After the Merger is consummated, Mr. Rodney R. Proto, an officer and director of Sanifill, and two other designees of Sanifill will become directors of the USA Waste Board of Directors, and one of such persons will be elected to the Executive Committee of the USA Waste Board of Directors. In addition, Mr. Proto will serve as President and Chief Operating Officer of USA Waste. It is expected that Mr. Proto will enter into an employment agreement with USA Waste at a salary to be agreed upon and on other terms substantially similar to those contained in employment agreements between USA Waste and its current executive officers.

Further, Mr. Lorne D. Bain, Sanifill's Chairman and Chief Executive Officer, has entered into an employment agreement with USA Waste and Sanifill which provides for a renewable term of one year at an annual salary of $500,000. Mr. Bain will also receive certain payments under his prior employment agreement with Sanifill as a result of the Merger. Mr. J. Chris Brewster, Vice President and Chief Financial Officer of Sanifill, has also entered into an employment agreement with USA Waste and Sanifill for a term of one year from the date of consummation of the Merger at an annual salary of $100,000. Mr. Brewster will also receive certain payments under his prior employment agreement with Sanifill as a result of the Merger. For more information about such employment agreements, see "The Plan of Merger and Terms of the Merger -- Other Agreements."


     Any person elected to the USA Waste Board of Directors pursuant to the Merger Agreement who is not an employee of USA Waste will receive an annual grant of options to purchase 10,000 shares of USA Waste Common Stock pursuant to USA Waste's 1996 Stock Option Plan for Non-Employee Directors.

     Kosti Shirvanian and USA Waste have entered into a letter agreement amending in certain respects an earlier letter agreement between Mr. Shirvanian and USA Waste regarding Mr. Shirvanian's right to sit on the Board of Directors of USA Waste and designate other individuals to sit on the Board of Directors of USA Waste. See "The Plan of Merger and Terms of the Merger -- Other Agreements."

     In addition, in connection with the Merger Agreement, USA Waste has entered into an agreement with Donald F. Moorehead, Jr., John E. Drury, John G. Rangos, Sr., John G. Rangos, Jr., Alexander W. Rangos and John Rangos Development Corporation, Inc. with whom USA Waste had previously executed an agreement in connection with its merger with Chambers Development Company, Inc. ("Chambers"), terminating such prior agreement. In consideration for the termination of the prior agreement, USA Waste has agreed, among other things, to issue to John G. Rangos, Sr., John G. Rangos, Jr. and Alexander W. Rangos warrants to purchase in the aggregate 700,000 shares of USA Waste Common Stock at an exercise price of $29 per share. See "The Plan of Merger and Terms of the Merger -- Other Agreements."


     Thirteen individuals, representing all executive officers and directors of Sanifill, hold options and warrants to acquire an aggregate of approximately 1.5 million shares of Sanifill Common Stock pursuant to the terms of certain stock option and warrant agreements, at exercise prices ranging from $10.88 to $44.88 per share. In addition, as of the Record Date, there were outstanding other options and warrants to acquire approximately 1.1 million shares of Sanifill Common Stock, of which approximately 0.4 million were exercisable. At the Effective Time, all of the outstanding Sanifill Options and Sanifill Warrants will be automatically converted into options or warrants, as the case may be, to purchase a number of shares of USA Waste Common Stock equal to the number of shares of Sanifill Common Stock underlying such options or warrants multiplied by the Exchange Ratio, at an exercise price equal to the exercise price of the Sanifill Option or Sanifill Warrant, as the case may be, divided by the Exchange Ratio. All other terms and conditions of the options and warrants will be the same as before the Effective Time. The options and warrants exercisable by the executive officers and directors of Sanifill for approximately 1.5 million shares of Sanifill Common Stock will be converted into options or warrants, as the case may be, to acquire approximately 2.5 million shares of USA Waste Common Stock. The exercise prices will be converted from a range of $10.88 to $44.88 per share of Sanifill Common Stock to a range of $6.40 to $26.40 per share of USA Waste Common Stock. Based upon the closing sale price of $27 1/4 per share of USA Waste Common Stock on July 18, 1996, the total value based upon the excess of the market price of the shares of USA Waste Common Stock over the exercise price of the options and warrants that would become exercisable upon consummation of the Merger by (i) the five most highly paid executive officers of Sanifill (with respect to an aggregate of approximately 1,475,067 shares of USA Waste Common Stock) would be approximately $29.1 million and (ii) all officers and directors of Sanifill (with respect to an aggregate of approximately 1,643,792 shares of USA Waste Common Stock) would be approximately $31.5 million. See "The Plan of Merger and Terms of the Merger -- Assumption of Sanifill Options and Sanifill Warrants."


     The Merger Agreement provides for indemnification by USA Waste of the officers and directors of Sanifill against all costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to, or in connection with any action or omission occurring prior to the Effective Time (including acts or omissions in connection with such persons serving as an officer, director, or other fiduciary in any entity if such service was at the request of Sanifill) or arising out of or pertaining to the transactions contemplated by the Merger Agreement. In addition, pursuant to the terms of the Merger Agreement, USA Waste has agreed to maintain in effect, for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance maintained by Sanifill and its subsidiaries (or substantially equivalent policies) with respect to matters arising prior to the Effective Time; provided, however, that USA Waste is only required to obtain as much coverage as can be obtained by paying an annual premium less than or equal to two times the current annual premiums for such insurance coverage. In connection with the execution of the Merger Agreement, USA Waste and Sanifill entered into the Indemnification Letter Agreement which provides that the Certificate of Incorporation of the Surviving Corporation as of the Effective Time will contain provisions for the indemnification of officers and directors and related matters identical to the provisions governing such matters contained in the USA Waste Restated Certificate of Incorporation on June 22, 1996.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain U.S. Federal income tax consequences of the Merger which are generally applicable to holders of Sanifill Common Stock under the Internal Revenue Code of 1986, as amended (the "Code"). Tax consequences which are different from or in addition to those described herein may apply to Sanifill stockholders who are subject to special treatment under the U.S. Federal income tax laws, such as foreign persons, persons who acquired their shares in compensatory transactions and persons who have a contingent right to receive additional Sanifill stock as a result of contingency or earn-out provisions in prior acquisitions by Sanifill. Furthermore, the discussion does not address foreign, state or local tax considerations.

     THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A SANIFILL STOCKHOLDER. EACH SANIFILL STOCKHOLDER SHOULD CONSULT A TAX ADVISER REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH STOCKHOLDER'S OWN SITUATION.

     It is a condition precedent to the closing of the Merger that USA Waste receive from its counsel, Andrews & Kurth L.L.P., an opinion to the effect that USA Waste and Acquisition will not recognize any gain or loss for U.S. Federal income tax purposes as a result of the Merger. It is a condition precedent to the closing of the Merger that Sanifill receive from its counsel, Baker & Botts, L.L.P., an opinion to the effect that Sanifill will not recognize any gain or loss as a result of the merger of Acquisition into it and that holders of Sanifill Common Stock will not recognize any gain or loss upon the receipt of USA Waste Common Stock in exchange for their shares of Sanifill Common Stock. The opinions of Andrews & Kurth L.L.P. and Baker & Botts, L.L.P. are collectively referred to as the "Opinions."

     The Opinions will be subject to certain qualifications and assumptions as noted therein and will rely upon certain representations of USA Waste, Acquisition and Sanifill which have been provided to counsel as a basis for the Opinions. The Opinions will be based upon counsel's interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practice, all as of the date of the Opinions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. The Opinions will not be binding upon the Internal Revenue Service (the "Service"), and the Service will not be precluded from adopting a contrary position.

     Assuming the Merger qualifies as a reorganization under Section 368(a) of the Code, the following U.S. Federal income tax consequences will occur:

          (a) No gain or loss will be recognized by USA Waste or Acquisition as a result of the Merger;

          (b) No gain or loss will be recognized by Sanifill as a result of the merger of Acquisition into Sanifill;

          (c) No gain or loss will be recognized by holders of Sanifill Common Stock solely upon their receipt in the Merger of USA Waste Common Stock in exchange therefor;

          (d) The tax basis of the shares of USA Waste Common Stock received by a Sanifill stockholder in the Merger (including any fractional share not actually received) will be the same as the tax basis of the Sanifill Common Stock surrendered in exchange therefor;

          (e) The holding period of the shares of USA Waste Common Stock received by a Sanifill stockholder in the Merger will include the holding period of the shares of Sanifill Common Stock surrendered in exchange therefor, provided that such shares of Sanifill Common Stock are held as capital assets at the Effective Time; and

          (f) A cash payment in lieu of a fractional share will be treated as if a fractional share of USA Waste Common Stock had been received in the Merger and then redeemed by USA Waste. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than as a distribution of a dividend. Accordingly, a Sanifill stockholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment in an amount equal to the difference, if any, between such stockholder's basis in the fractional share (as described in paragraph
     (d) above) and the amount of cash received. Such gain or loss will be a capital gain or loss if the Sanifill Common Stock is held as a capital asset at the Effective Time.

     Even if the Merger qualifies as a tax-free reorganization, a recipient of USA Waste Common Stock could recognize gain to the extent that such shares were considered by the Service to be received in exchange for consideration other than Sanifill Common Stock. All or a portion of such gain may be taxable as ordinary income. In addition, gain would be recognized to the extent that a Sanifill stockholder was treated by the Service as receiving (directly or indirectly) consideration other than USA Waste Common Stock in exchange for his or her Sanifill Common Stock.

     If the Service successfully challenged the status of the Merger as a tax-free reorganization, a Sanifill stockholder would recognize gain or loss in an amount equal to the difference between the stockholder's basis in his or her shares and the fair market value, as of the Effective Date, of the USA Waste Common Stock received in exchange therefor. In such event, the stockholder's basis in the USA Waste Common Stock so received would be equal to its fair market value as of the Effective Date and the holding period for such stock would begin on the day after the Effective Date.

     THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SANIFILL STOCKHOLDER SHOULD CONSULT A TAX ADVISER AS TO THE PARTICULAR CONSEQUENCES OF THE MERGER THAT MAY APPLY TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

     For more information on the tax opinions to be delivered by counsel to USA Waste and Sanifill as a condition to the closing of the Merger, see "The Plan of Merger and Terms of the Merger -- Conditions to the Merger."

NO APPRAISAL OR DISSENTERS' RIGHTS

     Delaware law does not require that holders of USA Waste Common Stock or Sanifill Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded any appraisal or dissenters' rights or the right to receive cash for their shares. Neither USA Waste nor Sanifill intends to make available any such rights to its stockholders.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception.

     One of the conditions to the Merger is the receipt by USA Waste and Sanifill of a letter and memorandum, dated as of the Effective Time, from their independent auditors, Coopers & Lybrand L.L.P. and Arthur Andersen LLP, respectively, regarding such firms' concurrence with USA Waste management's and Sanifill management's conclusions, respectively, as to the appropriateness of "pooling of interests" accounting for the Merger under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement.

GOVERNMENT AND REGULATORY APPROVALS

     Transactions such as the Merger are reviewed by the Antitrust Division of the Department of Justice (the "Department of Justice") and the Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. USA Waste and Sanifill filed notification reports with the Department of Justice and FTC under the HSR Act on July 1, 1996, and the waiting period will expire at 11:59 p.m. on July 31, 1996 unless extended or earlier terminated.

     At any time before or after the Effective Time, the Department of Justice and FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause USA Waste to divest itself, in whole or in part, of Sanifill or of other businesses conducted by USA Waste. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, USA Waste and Sanifill will prevail.

     USA Waste and Sanifill are not aware of any other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws and as may be required with respect to environmental permits held by Sanifill subsidiaries in certain states that would deem the Merger to be a transfer of those permits.

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of USA Waste Common Stock received by Sanifill stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth below, may be traded without restriction. The shares of USA Waste Common Stock issued in the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 144 under the Securities
Act) of Sanifill prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of persons who become affiliates of USA Waste, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act. The Merger Agreement provides that Sanifill and USA Waste will use their reasonable best efforts to cause each of their principal executive officers, directors and affiliates to deliver to USA Waste and/or Sanifill, on or prior to the Effective Time, a written agreement to the effect that such persons will not offer to sell, sell or otherwise dispose of any shares of USA Waste Common Stock issued in the Merger except, in each case, pursuant to an effective registration statement or in compliance with Rule 145 or in a transaction which, in the opinion of legal counsel satisfactory to USA Waste, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of USA Waste and Sanifill have been filed with the Commission, sent to stockholders of USA Waste or otherwise publicly issued.

     Under Commission guidelines interpreting generally accepted accounting principles, the sale of USA Waste Common Stock or Sanifill Common Stock by an affiliate of either USA Waste or Sanifill generally within 30 days prior to the Effective Time or thereafter prior to the publication of financial statements that include a minimum of at least 30 days of combined operations of USA Waste and Sanifill after the Effective Time could preclude "pooling of interests" accounting treatment for the Merger.

BOARD OF DIRECTORS AFTER THE MERGER

     The USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws provide that, subject to the rights of holders of any class or series of USA Waste Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by resolution of the USA Waste Board of Directors; provided, however, that unless approved by at least two-thirds of the incumbent directors, the number of directors which shall constitute the whole USA Waste Board of Directors shall be no fewer than three and no more than nine. The Board of Directors of USA Waste currently consists of 11 members and one vacancy for a total of 12 seats on the Board of Directors. The USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws also provide that the Board of Directors of USA Waste be divided into three classes of directors, as nearly equal in number as possible. At each annual meeting of the stockholders, one class of directors is elected for a three-year term. The terms of the existing Class I directors expire at the annual meeting of the stockholders of USA Waste to be held in 1999, the terms of the existing Class II directors expire at the annual meeting of the stockholders of USA Waste to be held in 1997 and the terms of the existing Class III directors expire at the annual meeting of the stockholders of USA Waste to be held in 1998.


     Pursuant to the terms of the Merger Agreement, USA Waste has agreed to take such action as is necessary to cause its Board of Directors to consist of 12 members immediately after the Effective Time, including three members designated by Sanifill prior to the Effective Time. Sanifill has designated Rodney R. Proto, and will designate two non-officers of Sanifill and its subsidiaries reasonably acceptable to USA Waste, as the individuals to serve on the Board of Directors of USA Waste. There is currently one vacancy on the Board of Directors in Class III. In order to provide a sufficient number of vacancies on the Board of Directors of USA Waste, two members of USA Waste's Board of Directors will resign from the Board of Directors prior to or as of the Effective Time. Pursuant to the terms of the Merger Agreement, Sanifill has the right to designate which of its designees shall fill each vacancy on the Board of Directors of USA Waste. In addition, pursuant to the terms of the Merger Agreement, USA Waste has agreed to appoint one of the three designees of Sanifill, to be designated by Sanifill and reasonably acceptable to USA Waste, to the Executive Committee of USA Waste's Board of Directors. In order to provide a vacancy on the Executive Committee, David Sutherland-Yoest will resign from his position as a member of the Executive Committee effective as of the Effective Time.



     Set forth below is certain information about each person who is currently a member of the Board of Directors of USA Waste as well as Rodney R. Proto, one of Sanifill's designees who will be appointed to the USA Waste Board of Directors effective as of the Effective Time. Two additional persons will be designated by Sanifill to serve on the USA Waste Board of Directors following consummation of the Merger, to fill the vacancies created by the resignations of the two members of USA Waste's Board of Directors in connection with the Merger.



                                                                              DIRECTOR     DIRECTOR
              NAME                            DESCRIPTION             AGE      SINCE        CLASS
- ---------------------------------  ---------------------------------  ---     --------     --------
John E. Drury(1).................  Chairman of the Board and Chief
                                     Executive Officer                52        1994         III
Donald F. Moorehead, Jr.(1)......  Vice Chairman of the Board         46        1990         II
David Sutherland-Yoest(1)(2).....  President and Director             40        1994          I
George L. Ball(3)(4).............  Director                           57        1991         III
Peter J. Gibbons(3)(4)...........  Director                           60        1995          I
Richard J. Heckmann(4)...........  Director                           52        1994          I
William E. Moffett(3)............  Director                           65        1995         II
Alexander W. Rangos(1)...........  Vice Chairman of the Board         36        1995         III
John G. Rangos, Sr.(1)...........  Director                           66        1995         II
Kosti Shirvanian(1)..............  Vice Chairman of the Board         66        1996          I
Savey Tufenkian..................  Director                           67        1996         II
Rodney R. Proto(5)...............  President, Chief Operating
                                   Officer and Director               47        1996         (6)


- ---------------

(1) Member of the Executive Committee


(2) To resign from his positions as President and a member of the Executive Committee as of the Effective Time and to become Regional Vice President -- Atlantic Region and Vice Chairman of the Board

(3) Member of the Compensation and Stock Incentive Plan Committee

(4) Member of the Audit Committee


(5) To be appointed to the Board of Directors and elected President and Chief Operating Officer as of the Effective Time



(6) If appointed to Class II, USA Waste has agreed to take such action as may be necessary to renominate Mr. Proto to the Board of Directors with a term expiring in the year 2000 or thereafter


     John E. Drury (Class III) has been Chief Executive Officer since 1994 and Chairman of the Board since 1995. From 1992 to May 1994, Mr. Drury served as a Managing Director of Sanders Morris Mundy Inc. ("SMMI"), a Houston based investment banking firm. Mr. Drury served as President and Chief Operating Officer of Browning-Ferris Industries, Inc. ("BFI") from 1982 to 1991, during which time he had chief responsibility for worldwide operations.

     Donald F. Moorehead, Jr. (Class II) has been Vice Chairman since 1995. Prior to such time, Mr. Moorehead served as Chairman of the Board and Chief Development Officer since 1994. From October 1, 1990 to May 27, 1994, he was also Chief Executive Officer. Mr. Moorehead was Chairman of the Board and Chief Executive Officer of Mid-American Waste Systems Inc. ("Mid-American") from the inception of Mid-American in December 1985 until August 1990 and continued as a director until February 1991. From 1977 until 1984, Mr. Moorehead served in various management positions with Waste Management Inc.

     David Sutherland-Yoest (Class I) has been President since May 27, 1994. Prior to joining USA Waste, he was President, Chief Executive Officer and a director of Envirofil. He joined Envirofil in January 1993 and was elected a director in March 1993. From September 1989 to June 1992, Mr. Sutherland-Yoest served as President of Browning-Ferris Industries, Ltd. ("BFI Ltd."), the Canadian subsidiary of BFI. From January through September 1989, Mr. Sutherland-Yoest served as Vice-President, Corporate Development, for Laidlaw Waste Systems, Inc. From 1987 to September 1989, Mr. Sutherland-Yoest was Laidlaw's Regional Vice-President -- Atlantic Region, located in Columbus, Ohio. From 1981 to 1987, Mr. Sutherland-Yoest served as District Manager -- Vancouver and District Manager -- Calgary for BFI Ltd.

     George L. Ball (Class III) has been non-executive Chairman of the Board and a director of SMMI since May 1992. From September 1992 to January 1994, Mr. Ball was a Senior Executive Vice President of Smith Barney Shearson Inc. From September 1991 to September 1992, Mr. Ball was a consultant to J. & W. Seligman & Co. Incorporated. In 1982, Mr. Ball was elected President and Chief Executive Officer of Prudential-Bache Securities, Inc. and in 1986 was elected Chairman of the Board, serving in such position until his resignation in 1991. He also served as a member of the Executive Office of Prudential Insurance Company of America. Prior to joining Prudential, Mr. Ball served as President of E.F. Hutton Group, Inc. Mr. Ball is also a director of American Ecology Corporation, Leviathan Gas Pipeline Company, L.P., and BioMedical Waste Systems, Inc. Mr. Ball is a trustee emeritus of Brown University, a director of the National Symphony Orchestra, a trustee of the Joint Council on Economic Education, and a director of the Jefferson Awards.

     Peter J. Gibbons (Class I) has served as a director of USA Waste since June 1995. He was affiliated in various capacities with the accounting firm of Price Waterhouse from 1961 until his retirement therefrom as a partner in July 1993.

     Richard J. Heckmann (Class I) is Chairman, President, and Chief Executive Officer of United States Filter Corporation ("U.S. Filter"), a position he assumed in July 1990. Prior to joining U.S. Filter, Mr. Heckmann was a Senior Vice President -- Investments and Branch Manager of Prudential-Bache Securities in Rancho Mirage, California. Mr. Heckmann is also a director of Air Cure, Inc.

     William E. Moffett (Class II) has served as a director of USA Waste since June 1995. In 1992, Mr. Moffett retired as Chairman of the Board and Chief Executive Officer of Chatham Enterprises, Inc. (real estate development) and Hazmed, Inc. (environmental services). In May 1985, he retired as President of Gulf Oil Foundation and as Vice President -- Public Affairs of Gulf Oil Corporation, having joined Gulf Oil

Corporation in 1969 and served in a number of managerial assignments for that company and its subsidiaries. Mr. Moffett also serves as a director of Calvin Exploration Company, Inc.

     Alexander W. Rangos (Class III) has been a director of USA Waste since June 1995. From June 1995 to December 1995, he was Executive Vice
President -- Corporate Development of USA Waste. Prior to such time, he served as President and Chief Operating Officer of Chambers since January 1994. Prior thereto, he served with Chambers as Executive Vice President -- Operations and Corporate Development from 1990 to 1994, as Executive Vice
President -- Corporate Development from 1985 to 1990, and as Manager of the Southern Region from 1984 to 1985. Mr. Rangos is a son of John G. Rangos, Sr.

     John G. Rangos, Sr. (Class III) served as Vice Chairman of the Board of Directors of USA Waste from June 1995 until December 1995. Prior to such time, Mr. Rangos served as Chief Executive Officer of Chambers from 1973 to June 1995. Mr. Rangos is the father of Alexander W. Rangos, a Vice Chairman of USA Waste. In connection with the settlement of the Commission's investigation with respect to Chambers' accounting method and the accuracy of its financial statements, the Commission, in May 1995, instituted administrative proceedings against Chambers and certain of its employees and outside auditors whose conduct the Commission found has caused Chambers' violations of the reporting, internal controls and recordkeeping provisions of the Exchange Act. The Commission, while not finding that Mr. Rangos knew of those violations, found that he had not exercised sufficient oversight over the company's recordkeeping, internal accounting controls, and financial reporting functions to assure that Chambers complied with the applicable provisions of the Exchange Act. Mr. Rangos consented to the issuance of a cease and desist order without admitting or denying the Commission's findings.

     Kosti Shirvanian (Class I) founded Western in 1955 as a sole proprietorship. He has served as Western's Chairman of the Board of Directors, President and Chief Executive Officer since Western's incorporation in 1964 and has been a director of USA Waste since May 1996.

     Savey Tufenkian (Class II) helped to establish Western in 1955 and has served as the Secretary and Treasurer of Western since its incorporation in 1964. In 1988, she was elected as Executive Vice President, Secretary and Treasurer of Western and served in those positions until May 1996, at which time she became a director of USA Waste.


     Rodney R. Proto is President, Chief Operating Officer and a Director of Sanifill. Mr. Proto joined Sanifill in February 1992. Prior to such time, he was employed by Browning-Ferris Industries, Inc. for 12 years where he served, among other positions, as Chairman of BFI Overseas from 1985 to 1987 and President of Browning-Ferris Industries Europe, Inc. from 1987 through 1991. Mr. Proto is one of the three Sanifill designees to be appointed to the Board of Directors of USA Waste as of the Effective Time. Mr. Proto will also be elected President and Chief Operating Officer of USA Waste as of the Effective Time.


MEETINGS, COMMITTEES AND COMPENSATION

     The USA Waste Board of Directors held seven meetings in 1995. Each director attended all of the Board of Directors' meetings in 1995 held during the period in which he served. For 1995, directors who are not employed by USA Waste received (i) an annual fee of $18,000 and (ii) a bonus of USA Waste Common Stock valued at $5,000. At the 1996 annual meeting of the stockholders of USA Waste, the stockholders approved a proposal designated "Director Plan" which provides that non-employee directors will receive an annual grant of options to purchase 10,000 shares of USA Waste Common Stock. Such directors will not receive any cash compensation or stock bonus as in prior years. In addition, USA Waste reimburses directors for their travel and out-of-pocket expenses incurred in attending Board or committee meetings.

     The USA Waste Board of Directors has an Audit Committee, a Compensation and Stock Incentive Plan Committee (the "Compensation Committee") and an Executive Committee. The Audit Committee reviews external and internal audit plans and activities, annual financial statements, and the system of internal financial controls, and approves all significant fees for audit, audit-related and non-audit services provided by independent auditors. The Audit Committee met once in 1995. The Compensation Committee reviews and recommends compensation for USA Waste officers and employees and recommends to the Board of Directors changes in USA Waste's incentive compensation plans. The Compensation Committee met twice in 1995. The Executive Committee may act for the Board of Directors when action is required between Board meetings and may act on behalf of the Board on all but major corporate matters. All actions taken by the Executive Committee must be reported at the Board's next meeting. The Executive Committee met three times in 1995. All of the directors attended all committee meetings during 1995 of the committees of which they were members.

OFFICERS


     Each of the nine executive officers (including the chief executive officer and the other four most highly compensated executive officers of USA Waste) will continue as an executive officer of USA Waste after the Merger. David Sutherland-Yoest will resign as President of USA Waste effective as of the Effective Time and will become Regional Vice President -- Atlantic Region. Rodney R. Proto, Sanifill's President and Chief Operating Officer, will serve as USA Waste's President and Chief Operating Officer after the Merger. Each of the executive officers serves at the discretion of the Board of Directors.


          AMENDMENT TO USA WASTE RESTATED CERTIFICATE OF INCORPORATION


     The authorized capital stock of USA Waste currently consists of 150,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share. On the Record Date, approximately
89.2 million shares of USA Waste Common Stock were issued and outstanding, approximately 4.4 million shares were reserved for issuance pending conversion of shares of acquired companies and approximately 13.1 million shares were reserved for issuance upon exercise of outstanding options and warrants.



     Based upon the number of shares of Sanifill Common Stock outstanding as of the Record Date, the Merger will require the issuance of approximately 43.1 million shares of USA Waste Common Stock and the reservation for issuance of up to approximately 5.1 million additional shares pursuant to outstanding options, warrants and convertible securities of Sanifill, the sum of which exceeds the number of shares of USA Waste Common Stock currently authorized, unissued and not reserved for other purposes. In addition to the shares to be issued in connection with the Merger, the USA Waste Board of Directors believes that it is in the best interests of USA Waste to have additional shares of USA Waste Common Stock available for issuance at its discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes. Accordingly, the USA Waste Board of Directors has proposed an amendment to the Restated Certificate of Incorporation of USA Waste to increase the number of shares of USA Waste Common Stock available for issuance from 150,000,000 to 300,000,000. The implementation of the Merger is conditioned on the approval of this proposal; however, this proposal is not conditioned on the consummation of the Merger, and, if approved by the stockholders of USA Waste, it is the present intent of the USA Waste Board of Directors to implement this proposal even if the Merger is not consummated.


     If the proposal is approved by the stockholders of USA Waste as described below, the additional shares of USA Waste Common Stock may be issued from time to time upon authorization of the Board of Directors, without further approval by the stockholders unless required by applicable law or NYSE rules, which generally require the approval of a majority of USA Waste's stockholders when USA Waste Common Stock is to be issued if such USA Waste Common Stock has voting power equal to or in excess of 20% of the voting power outstanding, and for such consideration as the USA Waste Board of Directors may determine and as may be permitted by applicable law. The availability of additional shares of USA Waste Common Stock for issuance will afford USA Waste greater flexibility in acting upon proposed transactions.

     The increase in authorized shares is not being proposed as a means of preventing or dissuading a change in control or takeover of USA Waste. However, use of these shares for such a purpose is possible. Shares of authorized but unissued or unreserved USA Waste Common Stock and Preferred Stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of USA Waste or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares, if approved, may have the effect of discouraging a challenge for control or making it less likely that such a challenge, if attempted, would be successful.

     The proposed amendment does not change the terms of the USA Waste Common Stock, which does not have preemptive rights. The additional shares of USA Waste Common Stock for which authorization is sought will have the same voting rights, the same rights to dividends and distribution and will be identical in all other respects to the shares of USA Waste Common Stock now authorized.

     Recommendation of the Board of Directors. The Board of Directors of USA Waste recommends that the stockholders of USA Waste vote FOR the amendment, which is being proposed by the Board of Directors in order to ensure that (i) there will be sufficient authorized, unissued and unreserved shares of USA Waste Common Stock available to effect the Merger (and reserve shares for issuance pursuant to the Sanifill Options, the Sanifill Warrants and the Sanifill Convertible Debentures) and (ii) after the Merger, USA Waste will have shares available for issuance at the Board of Directors' discretion for future acquisitions, stock splits, stock dividends, equity financings, employee benefit plans and other corporate purposes.

     Vote Required for Approval. Approval of the amendment to the USA Waste Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of USA Waste Common Stock. If approved by the stockholders of USA Waste, it is anticipated that this amendment to the Restated Certificate of Incorporation will become effective as soon as practicable after the USA Waste Special Meeting. See "The Meetings -- Vote Required for Approval."

                   THE PLAN OF MERGER AND TERMS OF THE MERGER

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at such time as shall be stated in a certificate of merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that if the Merger Agreement is approved at the USA Waste Special Meeting and the Sanifill Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur as soon as possible after the Meetings. If all other conditions to the Merger have not been satisfied prior to the Meetings, however, it is anticipated that the Effective Time will occur as soon as practicable after the date on which the last of the conditions to closing contained in the Merger Agreement is fulfilled or waived. See "-- Conditions to the Merger."

MANNER AND BASIS FOR CONVERTING SHARES

     At the Effective Time, each outstanding share of Sanifill Common Stock will be converted into 1.70 shares of USA Waste Common Stock.

     Promptly after the Effective Time, USA Waste will cause the Exchange Agent to mail to each record holder of Sanifill Common Stock immediately prior to the Effective Time, a letter of transmittal and other information advising such holder of the consummation of the Merger and instructions for use in effecting the surrender of Sanifill Common Stock certificates in exchange for USA Waste Common Stock certificates and cash in lieu of fractional shares. Letters of transmittal will also be available following the Effective Time at the offices of the Exchange Agent. After the Effective Time, there will be no further registration of transfers on the stock transfer books of Sanifill of shares of Sanifill Common Stock that were outstanding immediately prior to the Effective Time. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY STOCKHOLDERS OF SANIFILL PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.

     No fractional shares of USA Waste Common Stock will be issued in the Merger. Each stockholder of Sanifill otherwise entitled to a fractional share will receive an amount in cash equal to the value of such fractional share based upon the average closing sale price of USA Waste Common Stock on the NYSE during the 10 trading days preceding the Effective Time. No interest will be paid on such amount, and all shares of Sanifill Common Stock held by a record holder will be aggregated for purposes of computing the number of shares of USA Waste Common Stock to be issued in the Merger.

     Until such time as a holder of Sanifill Common Stock surrenders his outstanding stock certificates to the Exchange Agent, together with the letter of transmittal, the shares of Sanifill Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of USA Waste Common Stock into which such shares shall have been converted. Unless and until such outstanding certificates are surrendered, no dividends payable to the holders of USA Waste Common Stock, as of any time on or after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of the certificates previously representing shares of Sanifill Common Stock, the holder thereof will receive certificates representing the whole number of shares of USA Waste Common Stock to which he or she is entitled, cash in lieu of fractional shares and the amount of any dividends payable which theretofore became payable to holders of USA Waste Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

ASSUMPTION OF SANIFILL OPTIONS AND SANIFILL WARRANTS

     The Merger Agreement provides that USA Waste and Sanifill will take such actions as may be necessary to cause each unexpired and unexercised Sanifill Option and Sanifill Warrant to be automatically converted at the Effective Time into an option or warrant, as the case may be, to purchase a number of shares of USA Waste Common Stock equal to the number of shares of Sanifill Common Stock that could have been purchased under the Sanifill Option or Sanifill Warrant multiplied by the Exchange Ratio, at a price per share of USA Waste Common Stock equal to the exercise price determined pursuant to the Sanifill Option or Sanifill Warrant divided by the Exchange Ratio, and subject to the same terms and conditions as the Sanifill Option or Sanifill Warrant (including anti-dilution provisions). USA Waste will assume all of Sanifill's obligations with respect to the Sanifill Options and Sanifill Warrants as so amended and shall, from and after the Effective Time, make available for issuance upon exercise of any such Sanifill Options and Sanifill Warrants all shares of USA Waste Common Stock covered thereby.

TREATMENT OF SANIFILL CONVERTIBLE DEBENTURES

     The Sanifill Convertible Debentures that are outstanding immediately prior to the Effective Time will remain outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and conditions and the execution and delivery of a supplemental indenture in the form required thereby. After the Effective Time, each outstanding Sanifill Convertible Debenture will be convertible into the amount of shares of USA Waste Common Stock (and cash in lieu of fractional shares) that the holder thereof would have had the right to receive if such Sanifill Convertible Debenture had been converted immediately prior to the Effective Time, subject to subsequent anti-dilution adjustments as provided in the terms of the Sanifill Convertible Debentures. After the Merger, Sanifill must enter into a supplemental indenture with the Trustee providing for such conversion right into shares of USA Waste Common Stock. As of March 31, 1996, $115 million in aggregate principal amount of Sanifill Convertible Debentures were outstanding (which are convertible into 2,389,610 shares of Sanifill Common Stock). In connection with or after the Merger, USA Waste may become a co-obligor under or a guarantor of the Sanifill Convertible Debentures but no definitive decision in this regard has been made by USA Waste.

     The Indenture governing the Sanifill Convertible Debentures and the resolutions of the Board of Directors of Sanifill creating such series (collectively, the "Indenture") provide that the holders of Sanifill Convertible Debentures have the right to convert the Sanifill Convertible Debentures into Sanifill Common Stock at any time at a conversion price of $48 1/8 per share. The Indenture also provides that Sanifill may redeem the Sanifill Convertible Debentures at any time after March 15, 1999 at 102.5% of the principal amount thereof (declining annually to par on March 1, 2002). Finally, the Indenture provides that Sanifill must offer to purchase all of the outstanding Sanifill Convertible Debentures upon a Change in Control (as hereinafter defined) at 100% of the principal amount thereof plus accrued interest. Under the Indenture a "Change in Control" means (i) the acquisition by any person of 50% of the voting power of the capital stock of Sanifill or (ii) any merger involving Sanifill; provided, however, that a Change in Control shall not be deemed to have occurred if either (a) all the consideration paid for Sanifill Common Stock (excluding cash for fractional shares) in the transaction consists of shares of common stock listed on the NYSE or other national securities exchange or quoted on The Nasdaq Stock Market, Inc. and as a result of the transactions the Sanifill Convertible Debentures become convertible solely into such common stock or (b) the closing price per share for specified periods equals or exceeds 105% of the conversion price then in effect. The Merger will not constitute a "Change in Control" because it will meet the conditions in clause (a) of the proviso.

CONDITIONS TO THE MERGER

     The respective obligations of USA Waste and Sanifill to consummate the Merger are subject to the satisfaction of the following conditions: (a) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the stockholders of USA Waste and the stockholders of Sanifill under applicable law and applicable listing requirements; (b) the USA Waste Common Stock issuable in the Merger and to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities shall have been authorized for listing on the NYSE upon official notice of issuance; (c) the waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated; (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the Commission or any state regulatory authorities; (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted); (f) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; (g) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, and all consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time, except where failure to obtain the same would not be reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of Sanifill and its subsidiaries, taken as a whole, following the Effective Time; (h) Coopers & Lybrand L.L.P., certified public accountants for USA Waste, shall have delivered a letter, dated the Closing Date (as hereinafter defined), addressed to USA Waste, in form and substance satisfactory to USA Waste, to the effect that the Merger will qualify for a "pooling of interests" accounting treatment if consummated in accordance with the Merger Agreement; and (i) Arthur Andersen LLP, certified public accountants for Sanifill, shall have delivered a memorandum, dated the Closing Date, addressed to Sanifill, in form and substance reasonably satisfactory to Sanifill, stating that the Merger will qualify for a "pooling of interests" accounting treatment if consummated in accordance with the Merger Agreement.

     The obligation of Sanifill to effect the Merger is further subject to the fulfillment of the following additional conditions: (a) USA Waste and Acquisition shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the date on which the transactions contemplated by the Merger Agreement are consummated (the "Closing Date"), and the representations and warranties of USA Waste and Acquisition contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date, and Sanifill shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of USA Waste and of the President and Chief Executive Officer or a Vice President of Acquisition to that effect; (b) Sanifill shall have received an opinion of its legal counsel, Baker & Botts, L.L.P., in form and substance reasonably satisfactory to Sanifill, dated the Closing Date, to the effect that Sanifill and the holders of Sanifill Common Stock (except to the extent any stockholders receive cash in lieu of fractional shares) will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger; (c) since June 22, 1996, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries, taken as a whole, except for changes that affect the industries in which USA Waste and its subsidiaries operate generally; and (d) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Closing Date, except for such waivers, consents, orders and approvals the failure of which to have been obtained would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of USA Waste and its subsidiaries, taken as a whole, following the Effective Time and no governmental authority shall have promulgated after June 22, 1996 any statute, rule or regulation which, when taken together with all other such promulgations, would materially impair the value to Sanifill of the Merger.

     The obligation of USA Waste and Acquisition to effect the Merger is further subject to the fulfillment of the following additional conditions: (a) Sanifill shall have performed in all material respects its agreements in the Merger Agreement required to be performed on or prior to the Closing Date, and the representations and warranties of Sanifill contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and USA Waste shall have received a certificate of the President and Chief Executive Officer or of a Vice President of Sanifill to that effect; (b) USA Waste shall have received an opinion of its counsel, Andrews & Kurth L.L.P., in form and substance reasonably satisfactory to USA Waste, dated the Closing Date, to the effect that USA Waste and Acquisition will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger; (c) USA Waste shall have received from each principal executive officer, each director, and each other person who is an "affiliate," as that term is defined in paragraphs
(c) and (d) of Rule 145 under the Securities Act, of USA Waste or Sanifill, as the case may be, written agreements to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of USA Waste Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to USA Waste, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of USA Waste and Sanifill have been filed with the Commission, sent to stockholders of USA Waste or otherwise publicly issued; (d) since June 22, 1996, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of Sanifill and its subsidiaries, taken as a whole, except for changes that affect the industries in which Sanifill and its subsidiaries operate generally; and (e) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement shall have been obtained and be in effect at the Closing Date, except for such waivers, consents, orders and approvals the failure of which to have been obtained would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Sanifill and its subsidiaries, taken as a whole, following the Effective Time, and no governmental authority shall have promulgated after June 22, 1996 any statute, rule or regulation which, when taken together with all other such promulgations, would materially impair the value to USA Waste of the Merger.

     Neither USA Waste nor Acquisition has any obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the Closing Date of the Merger, and Sanifill has no obligation to consummate the Merger if any condition to its obligation to consummate the Merger is not satisfied on or prior to the Closing Date of the Merger. However, termination of the Merger Agreement will not relieve either party from liability for any willful or intentional breach of the Merger Agreement. At any time prior to the Effective Time, USA Waste, Acquisition or Sanifill may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained in the Merger Agreement.

     In connection with the consummation of the Merger, USA Waste will seek to obtain any consent or amendment as may be necessary pursuant to USA Waste's Revolving Credit Agreement, dated as of May 7,

1996, by and among USA Waste and The First National Bank of Boston, Bank of America Illinois, Morgan Guaranty Trust Company of New York and other financial institutions.

     Under the terms of an Indenture (the "Indenture"), dated as of March 1, 1996, between Sanifill and Texas Commerce Bank National Association, as trustee, relating to the Sanifill Convertible Debentures, Sanifill is required to deliver to the trustee an officers' certificate and an opinion of counsel, each stating that the Merger complies with the terms of the Indenture and that all conditions precedent provided for in the Indenture relating thereto have been complied with. The Indenture also requires Sanifill to give written notice to all holders of convertible debt issued under the Indenture at least 20 days before the Effective Time of the Merger.


     Implementation of the Merger is also conditioned on approval by the stockholders of USA Waste of Proposal No. 2 to amend the Restated Certificate of Incorporation of USA Waste to increase the number of authorized shares of USA Waste Common Stock to 300,000,000 shares and the filing and effectiveness of the Certificate of Amendment with respect thereto. See "Amendment to USA Waste Restated Certificate of Incorporation."


REPRESENTATIONS AND WARRANTIES OF USA WASTE AND SANIFILL

     In the Merger Agreement, USA Waste and Sanifill have made various representations and warranties relating to, among other things, their respective businesses and financial condition, the accuracy of their various filings with the Commission, the satisfaction of certain legal requirements for the Merger and the absence of undisclosed liabilities or material litigation matters. In addition, Sanifill has represented that the Sanifill Board of Directors has taken all necessary action to amend the Sanifill Preferred Stock Rights Agreement so that none of the triggering events under such agreement will occur or cause such rights to become exercisable.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     None of the representations, warranties and agreements contained in the Merger Agreement will survive the consummation of the Merger with the exception of the obligations of USA Waste to (i) take such action as is necessary to cause its Board of Directors immediately following the Effective Time to be composed of 12 members, three of which are to be designated by Sanifill prior to the Effective Time, and one of which is to be appointed to the Executive Committee of the Board of Directors of USA Waste (see "The Merger and Related
Transactions -- Board of Directors After the Merger"), (ii) appoint Rodney R. Proto as President and Chief Operating Officer of USA Waste effective as of the Effective Time (see "The Merger and Related Transactions -- Board of Directors After the Merger"), (iii) transfer its principal executive office to Houston, Texas as soon as practicable after the Effective Time (see "-- Office Relocation"), (iv) appoint an Exchange Agent and provide the Exchange Agent with a sufficient number of shares of USA Waste Common Stock and cash in lieu of fractional shares for delivery upon surrender of the certificates representing shares of Sanifill Common Stock (see "-- Manner and Basis for Converting Shares"), (v) assume the obligations of Sanifill in connection with its outstanding options and warrants (as amended to provide for the issuance of USA Waste Common Stock upon the exercise thereof), make available for issuance upon exercise of the same all shares of USA Waste Common Stock to be covered thereby and amend its registration statement on Form S-8 or file a new registration statement to cover the additional shares of USA Waste Common Stock to be issued upon the exercise thereof (see "-- Assumption of Sanifill Options and Sanifill Warrants"), and (vi) provide indemnification and directors' and officers' liability insurance to certain directors and officers of Sanifill (see
"-- Indemnification and Insurance").

CONDUCT OF THE BUSINESS OF USA WASTE AND SANIFILL PRIOR TO THE MERGER

     Pursuant to the Merger Agreement, Sanifill has agreed that, prior to the Effective Time, and except as otherwise agreed to in writing by USA Waste and except as set forth in the Merger Agreement or disclosed to USA Waste before execution of the Merger Agreement, it shall, and shall cause each of its subsidiaries to: (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice; (b) not (i) amend or propose to amend their respective charter or bylaws, (ii) split, combine or reclassify their outstanding capital stock or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of Sanifill; (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) Sanifill may issue shares upon conversion of convertible securities and exercise of options and warrants outstanding on the date of the Merger Agreement and (ii) Sanifill may issue shares of Sanifill Common Stock in connection with acquisitions of assets or businesses pursuant to the proviso contained in clause
(d) below; (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to USA Waste or (C) as set forth in the proviso contained in this clause (d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of their capital stock, or any options, warrants or rights to acquire any of their capital stock, or any security convertible into or exchangeable for their capital stock, (iii) take any action that would jeopardize the treatment of the Merger as a "pooling of interests" under Accounting Principles Board Opinion No. 16, (iv) take or fail to take any action which action or failure to take action would cause Sanifill or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares and except to the extent of stockholders in special circumstances) to recognize any gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368 of the Code, (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and consistent with Sanifill's capital budget disclosed in its disclosure schedule and other than as set forth in the proviso of this clause (d), (vi) sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing, (other than subsections (iii) and (iv) of this clause (d)) Sanifill shall not be prohibited from acquiring any assets or businesses or issuing Sanifill Common Stock or incurring or assuming indebtedness in connection with such acquisitions so long as (x) the aggregate value of consideration paid or payable in connection with all such acquisitions, including any funded indebtedness assumed and any Sanifill Common Stock (valued for purposes of this limitation at a price per share equal to the price of Sanifill Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisitions, does not exceed $80 million (excluding any acquisitions for which a letter of intent has been executed and which were disclosed to USA Waste before the execution of the Merger Agreement), (y) the aggregate value of consideration paid or payable for any one such acquisition, including any funded indebtedness assumed and any Sanifill Common Stock (valued for purposes of this limitation at a price per share equal to the price of Sanifill Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisition, does not exceed $20 million (excluding any acquisitions for which a letter of intent has been executed and which are identified on Sanifill's disclosure schedule) and (z) Sanifill will not acquire or agree to acquire any assets or business if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger;
(e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement; (f) subject to restrictions imposed by applicable law, confer on a regular and frequent basis with one or more representatives of USA Waste to report operational matters of materiality and the general status of ongoing operations;
(g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice; provided, however, that Sanifill and its subsidiaries shall in no event enter into any written employment agreement;
(h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law; (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on their tangible assets and their businesses in such amounts and against such risks and losses as are consistent with past practice; and (j) not make, change or revoke any material tax election or make any material agreement or settlement regarding taxes with any taxing authority.

     Pursuant to the Merger Agreement, USA Waste has agreed that, prior to the Effective Time, and except as otherwise agreed to in writing by Sanifill, it shall, and shall cause each of its subsidiaries to: (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice; (b) not (i) amend or propose to amend their respective charter (except for the amendment to USA Waste's Restated Certificate of Incorporation to increase the number of authorized shares of USA Waste Common Stock) or bylaws,
(ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly owned subsidiary of USA Waste;
(c) not issue, sell, pledge, or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) USA Waste may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof, (ii) USA Waste may issue options (and shares upon exercise of such options) pursuant to its employee stock option plans in effect on the date hereof in the ordinary course of business and consistent with past practices and (iii) USA Waste may issue shares of capital stock (or warrants or options to acquire capital stock) in connection with acquisitions of assets or businesses pursuant to the proviso contained in clause (d) below; (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Sanifill or (C) as set forth in the proviso in this clause (d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of their capital stock, or any options, warrants or rights to acquire any of their capital stock, or any security convertible into or exchangeable for their capital stock, (iii) take any action which would jeopardize the treatment of the Merger as a "pooling of interests" under Accounting Principles Board Opinion No. 16, or (iv) take or fail to take any action which action or failure to take action would cause USA Waste or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368 of the Code, (v) sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business, (vi) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and other than as set forth in the proviso of this clause (d), or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing (other than subsections (iii) and (iv) of this clause (d)), USA Waste shall not be prohibited from acquiring any assets or businesses or issuing capital stock (or warrants or options to acquire capital stock) or incurring or assuming indebtedness in connection with such acquisitions so long as (x) the aggregate value of consideration paid or payable in connection with all such acquisitions, including any funded indebtedness assumed and any USA Waste Common Stock (valued for purposes of this limitation at a price per share equal to the price of USA Waste Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisitions, does not exceed $160 million (excluding any acquisitions for which a letter of intent has been executed and which were disclosed to Sanifill before the execution of the Merger Agreement), (y) the aggregate value of consideration paid or payable for any one such acquisition, including any funded indebtedness assumed and any USA Waste Common Stock (valued for purposes of this limitation at a price per share equal to the price of USA Waste Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisition, does not exceed $40 million (excluding any acquisitions for which a letter of intent has been executed and which were disclosed to Sanifill before the execution of the Merger Agreement) and (z) USA Waste will not acquire or agree to acquire any assets or business if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger; (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement; (f) subject to restrictions imposed by applicable law, confer on a regular and frequent basis with one or more representatives of Sanifill to report operational matters of materiality and the general status of ongoing operations; and (g) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on their tangible assets and their businesses in such amounts and against such risks and losses as are consistent with past practice.

NO SOLICITATION OF ACQUISITION TRANSACTIONS

     The Merger Agreement further provides that prior to the Effective Date or earlier termination of the Merger Agreement, Sanifill shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide non-public confidential information to facilitate, and Sanifill shall, and shall cause each of its subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of Sanifill or any capital stock of Sanifill, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction"); provided, however, that (i) Sanifill may, in response to an unsolicited written proposal or indication of interest with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement and standstill agreement containing provisions substantially similar to the confidentiality and standstill provisions of the confidentiality agreements executed by USA Waste and Sanifill) confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") and negotiate with such Potential Acquirer if Sanifill's board of directors, after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would constitute a breach of its fiduciary duty to its stockholders and (ii) Sanifill's Board of Directors may take and disclose to Sanifill's stockholders a position contemplated by Rule 14e-2 under the Exchange Act. Sanifill shall immediately notify USA Waste after receipt of any Acquisition Proposal or any request for non-public information relating to Sanifill or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Sanifill or any subsidiary by any person or entity that informs the Board of Directors of Sanifill or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to USA Waste shall be made orally and in writing and shall indicate in reasonable detail the identity of the Potential Acquirer and the terms and conditions of such proposal, inquiry or contact.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

     Following the Merger, Sanifill will be a wholly owned subsidiary of USA Waste. Pursuant to the Merger Agreement, the Certificate of Incorporation and the Bylaws of Acquisition, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation and Bylaws of the surviving corporation and thereafter may be amended in accordance with their terms and as provided in the DGCL. In connection with the execution of the Merger Agreement, USA Waste and Sanifill entered into the Indemnification Letter Agreement which provides that the Certificate of Incorporation of the Surviving Corporation as of the Effective Time will contain provisions for the indemnification of officers and directors and related matters identical to the provisions governing such matters contained in the USA Waste Restated Certificate of Incorporation as of June 22, 1996.

TERMINATION OR AMENDMENT

     Termination. The Merger Agreement may be terminated under certain circumstances, including (a) with the mutual written consent of USA Waste and Sanifill or (b) either by USA Waste or Sanifill at any time prior to the consummation of the Merger (i) if the Merger is not completed by December 31, 1996, for reasons other than delay on the part of the party requesting termination (the "Terminating Party"); (ii) if the representations and warranties of the non-Terminating Party shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured within 30 days after written notice of such failure is given to the non-Terminating Party by the Terminating Party; (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the party requesting termination; (iv) if the non-Terminating Party (x) fails to perform in any material respect any of its material covenants in the Merger Agreement and (y) does not cure such default in all material respects within 30 days after notice of such default is given to the non-Terminating Party by the Terminating Party; and (v) if the stockholders of the non-Terminating Party fail to approve the Merger at a duly held meeting of the stockholders called for such purpose or any adjournment thereof. Additionally, Sanifill may terminate the Merger Agreement (i) if (x) Sanifill receives an offer or proposal from any Potential Acquirer (excluding any affiliate of Sanifill or any group of which any affiliate of Sanifill is a member) with respect to a merger, sale of substantial assets or other business combination involving Sanifill, (y) Sanifill's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal (if consummated pursuant to its terms) would result in an Acquisition Transaction more favorable to Sanifill's stockholders than the Merger (any such offer or proposal being referred to as a "Superior Proposal") and resolves to accept such Superior Proposal and (z) Sanifill shall have given USA Waste two days' prior written notice of its intention to terminate; (ii) if (x) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of Sanifill or any group of which any affiliate of Sanifill is a member) for all outstanding shares of Sanifill Common Stock; (y) Sanifill's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer and (z) Sanifill shall have given USA Waste two days' prior written notice of its intention to terminate. Similarly, USA Waste may terminate the Merger Agreement if the Board of Directors of Sanifill shall have resolved to accept a Superior Proposal or shall have recommended to Sanifill's stockholders that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of USA Waste or any group of which any affiliate of USA Waste is a member). However, termination of the Merger Agreement will not relieve either party from liability for any breach of the Merger Agreement.

     The Merger Agreement may not be amended except by action taken by the respective Boards of Directors of the parties or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each party and in compliance with applicable law. Such amendment may take place at any time prior to the Closing Date, whether before or after approval by the stockholders of USA Waste, Sanifill or Acquisition.

TERMINATION FEES

     Sanifill and USA Waste have each agreed to pay a termination fee to the other party should certain of the termination rights described in "-- Termination or Amendment" above be exercised under certain circumstances. Sanifill has agreed to pay USA Waste a fee of $39 million if (a) Sanifill terminates the Merger Agreement in connection with a Superior Proposal as described in "-- Termination or Amendment" above or (b) USA Waste terminates the Merger Agreement as described in clause (b)(iv) of "-- Termination or Amendment" above; provided, however, that USA Waste shall not be entitled to receive such termination fee if the standstill provisions contained in the Confidentiality Agreement between USA Waste and Sanifill have lapsed and are no longer in force and effect because (a) (i) a third party, other than a third party who is an affiliate or is acting in concert with USA Waste, commences a tender or exchange offer for 20% or more of the Sanifill Common Stock, (ii) a third party, other than a third party who is an affiliate or is acting in concert with USA Waste, acquires beneficial ownership of 20% or more of the Sanifill Common Stock or
(iii) Sanifill has agreed to a merger, consolidation or other acquisition of Sanifill or an acquisition of all or substantially all of the assets of Sanifill and (b) USA Waste has, following the occurrence of an event described in (a)(i),
(ii) or (iii) above, taken actions that would otherwise be prohibited by the standstill provisions of the Confidentiality Agreement. See "-- Other Agreements." USA Waste has agreed to pay a fee of $39 million if

Sanifill terminates the Merger Agreement as described in clause (b)(iv) of "-- Termination or Amendment" above.

EXPENSES

     The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with the printing and filing of this Joint Proxy Statement and Prospectus shall be shared equally by USA Waste and Sanifill and except as provided in "-- Termination Fees."

OFFICE RELOCATION

     Pursuant to the terms of the Merger Agreement, USA Waste has agreed to transfer its principal executive offices to Houston, Texas, as soon as practicable after the Effective Time.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides for the indemnification by USA Waste, to the fullest extent permitted under applicable law, of the present and former directors, officers, employees and agents of Sanifill or any of its subsidiaries against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, arising out of, relating to, or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Sanifill) or arising out of or pertaining to the transactions contemplated by the Merger Agreement. In connection with the execution of the Merger Agreement, USA Waste and Sanifill entered into the Indemnification Letter Agreement which provides that the Certificate of Incorporation of the Surviving Corporation as of the Effective Time will contain provisions for the indemnification of officers and directors and related matters identical to the provisions governing such matters contained in the USA Waste Restated Certificate of Incorporation as of June 22, 1996. In addition, the Merger Agreement provides that the indemnification provisions of the Certificate of Incorporation of the Surviving Corporation as in effect at the Effective Time, shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Sanifill, unless such modification is required by law. Finally, pursuant to the terms of the Merger Agreement, USA Waste has agreed to maintain in effect, for a period of six years after the Effective Time, the current policies of directors' and officers' liability insurance maintained by Sanifill and its subsidiaries (or substantially equivalent policies) with respect to matters arising prior to the Effective Time; provided, however, that USA Waste is only required to obtain as much coverage as can be obtained by paying an annual premium less than or equal to two times the current annual premiums for such insurance coverage.

OTHER AGREEMENTS

     In connection with the Merger, USA Waste and Sanifill have entered into confidentiality agreements (the "Confidentiality Agreements") whereby each of USA Waste and Sanifill have agreed to keep all confidential information with respect to each other confidential and not to disclose or reveal any such information to any third parties, subject to certain exceptions. In addition, the Confidentiality Agreements prohibit each party and its affiliates, for a period of two years, from (i) acquiring or offering to acquire beneficial ownership of more than 1% of the voting securities of the other party, (ii) soliciting or encouraging others to solicit proxies with respect to the election of directors of the other party or otherwise for the purpose of acquiring control of the other party, or communicate with or seek to advise or influence any entity or person with respect to the other party's voting securities or
(iii) making a public proposal to the other party concerning a merger or consolidation with, or acquisition of, the other party or take any action which would require the other party to make certain public announcements; (iv) otherwise join or form a group for the purpose of acquiring, holding, voting or disposing of any voting securities of the other party or encourage, advise or provide certain assistance to others to do any of the foregoing; or (v) request that the board of directors of the other party waive any of the foregoing provisions. The Confidentiality Agreements include provisions stating that if (x) a third party, other than a third party who is an affiliate or is acting in concert with a party subject to the Confidentiality Agreement, (1) commences a tender offer for 20% or more of the outstanding shares of the other party's common stock or (2) acquires beneficial ownership of more than 20% of the outstanding shares of the other party's common stock or (y) the other party agrees to a merger, consolidation or other acquisition of such party or an acquisition of all or substantially all of the assets of such party, then provisions (i) through (v) above shall lapse and be of no effect.

     After the consummation of the Merger, Rodney R. Proto, the President and Chief Operating Officer of Sanifill, will become the President and Chief Operating Officer and a director of USA Waste. In addition, Mr. Proto and USA Waste expect to enter into an employment agreement at a salary to be agreed upon and on other terms substantially similar to those contained in employment agreements between USA Waste and its current executive officers.


     Lorne D. Bain, the Chairman and Chief Executive Officer of Sanifill, has entered into an employment and non-competition agreement with USA Waste and Sanifill pursuant to which Mr. Bain will continue as an employee of USA Waste and Sanifill after the Effective Time, providing advice and services to assist with the integration of the companies and other services as reasonably requested by the chief executive officer of USA Waste. For these services, Mr. Bain will be paid a salary of $500,000 per annum and will continue to participate in insurance plans. His employment will continue for at least one year following the Effective Time, unless terminated earlier by Mr. Bain. In addition, Mr. Bain has agreed, for a period of 10 years following the Effective Time, (a) not to be affiliated with any business engaged in substantial competition with USA Waste or any of its affiliates within a 75-mile radius of the home offices of USA Waste or any of its affiliates or any location where they do business or which acquires or attempts to acquire a business considered for acquisition by USA Waste during such 10-year period which USA Waste is continuing to pursue, and
(b) not to solicit any customers or employees of USA Waste. In consideration of such non-competition agreements of Mr. Bain, USA Waste has agreed (a) to pay Mr. Bain $25,000 per month from August 2001 (when Mr. Bain becomes 60 years old) until he dies and (b) to pay Mr. Bain's spouse $12,500 per month from the later of his death or the date on which he would have turned 60, until his spouse dies. USA Waste has also agreed to pay Mr. Bain an additional amount necessary to eliminate the effects of any disparate tax treatment under Section 4999 of the Code. In addition, USA Waste, Sanifill and Mr. Bain have agreed that, pursuant to his prior employment agreement with Sanifill, Sanifill shall, for a period of three years after the Effective Time, pay or provide to Mr. Bain his current base salary, participation in insurance plans and an annual bonus payment equal to the average of the bonus payments made to Mr. Bain in respect of 1993, 1994 and 1995. The parties also agreed that Mr. Bain's unvested options for Sanifill Common Stock will vest and become exercisable, as contemplated by his prior employment agreement, when his employment under his new employment agreement terminates.



     J. Chris Brewster, Vice President and Chief Financial Officer of Sanifill, has entered into an employment agreement with USA Waste and Sanifill pursuant to which Mr. Brewster will continue as an employee of USA Waste and Sanifill after the Effective Time, providing advice and services to assist with the integration of the companies, as well as such other services as reasonably requested from time to time by the chief financial officer of USA Waste. For these services, Mr. Brewster will receive a salary of $100,000 per annum and will continue to be provided with insurance coverage. His employment will continue for at least one year following the Effective Time, unless earlier terminated by Mr. Brewster. USA Waste has also agreed to pay Mr. Brewster an additional amount necessary to eliminate the effects of any disparate tax treatment under Section 4999 of the Code. In addition, USA Waste, Sanifill and Mr. Brewster have agreed that, pursuant to his prior employment agreement with Sanifill, Sanifill shall continue to pay Mr. Brewster his current base salary for a period of one year after the Effective Time and shall allow Mr. Brewster and/or his surviving spouse to continue to participate in Sanifill's health insurance plan for a period of 18 months after the Effective Time. The parties also agreed that Mr. Brewster's unvested options for Sanifill Common Stock shall vest and become exercisable at the Effective Time and shall remain exercisable until three months after his employment under his new employment agreement terminates.

     Kosti Shirvanian and USA Waste have entered into a letter agreement (the "Amendment Letter") amending in certain respects that certain letter agreement dated December 18, 1995 between Mr. Shirvanian and USA Waste (the "Prior Letter"). Under the Prior Letter, Mr. Shirvanian was entitled to sit on the Board of Directors of USA Waste and designate two other individuals to sit on the Board of Directors of USA Waste for a five-year period. The Amendment Letter amends the Prior Letter to provide that Mr. Shirvanian will be entitled to sit on the Board of Directors of USA Waste and designate one other individual to sit on the Board of Directors of USA Waste for the remainder of such five-year period.

     In connection with USA Waste's merger agreement with Chambers Development Company, Inc. in November 1994, a shareholders agreement (the "Shareholders Agreement") was executed among USA Waste and Donald F. Moorehead, Jr., John E. Drury, John G. Rangos, Sr., John G. Rangos, Jr., Alexander W. Rangos and John Rangos Development Corporation, Inc. (John G. Rangos, Sr., John G. Rangos, Jr., Alexander W. Rangos and John Rangos Development Corporation, Inc. are collectively referred to as the "Rangos Stockholders"), pursuant to which, among other things, the Rangos Stockholders had the right to designate three members of the USA Waste Board of Directors. In connection with the Merger Agreement, USA Waste and the Rangos Stockholders agreed to terminate the Shareholders Agreement as of the date of the Merger Agreement. In consideration for such termination, (i) John G. Rangos, Sr., John G. Rangos, Jr. and Alexander W. Rangos received warrants to purchase an aggregate of 700,000 shares of USA Waste Common Stock at an exercise price of $29 per share, (ii) USA Waste agreed to use its best efforts to cause the nomination of John G. Rangos, Sr. to another term as a director of USA Waste expiring in the year 2000 provided that John G. Rangos, Sr. agreed to not seek re-election thereafter, (iii) USA Waste agreed that if Alexander W. Rangos ceases to be a director, USA Waste will release him from the provisions of his non-competition agreement and (iv) USA Waste agreed to provide the Rangos Stockholders with certain registration rights that provide for a shelf registration statement covering up to 4 million shares of USA Waste Common Stock owned by the Rangos Stockholders, which shelf registration statement shall be supplemented by additional shelf registration statements to the extent that the then effective shelf registration statements cover less than 2 million shares; provided that at no time shall more than 4 million shares of USA Waste Common Stock be registered. In addition, USA Waste and the Rangos Stockholders agreed to use their best efforts to cause a merger of John Rangos Development Corporation, Inc. with and into USA Waste at any time after which such merger will qualify as a tax free reorganization (subject to certain exceptions) (collectively, the "New Rangos Agreement").

VOTING AGREEMENTS


     In connection with the execution of the Merger Agreement, John E. Drury, Donald F. Moorehead, Jr., Alexander W. Rangos, John G. Rangos, Sr., Kosti Shirvanian, David Sutherland-Yoest and John Rangos Development Corporation, Inc. each executed a voting agreement and irrevocable proxy, dated June 22, 1996, pursuant to which they (i) agreed to vote an aggregate of 18,700,112 shares of USA Waste Common Stock (or approximately 21% of the shares of USA Waste Common Stock outstanding on the Record Date) held by them for approval of the Merger and (ii) granted irrevocable proxies with respect to such shares, which proxies permit Sanifill to vote such shares in favor of the Merger (the "USA Waste Voting Agreements"). The USA Waste Voting Agreements terminate on the earliest of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms or (iii) the giving of written termination notice by Sanifill.



     In connection with the execution of the Merger Agreement, Lorne D. Bain, Larry J. Martin, Rodney R. Proto and Alfred C. Warrington, IV each executed a voting agreement and irrevocable proxy, dated June 22, 1996, pursuant to which they (i) agreed to vote an aggregate of 1,292,717 shares of Sanifill Common Stock (or approximately 5.1% of the shares of Sanifill Common Stock outstanding on the Record Date) held by them for approval of the Merger and (ii) granted irrevocable proxies with respect to such shares, which proxies permit certain officers of USA Waste to vote such shares in favor of the Merger (the "Sanifill Voting Agreements" and together with the USA Waste Voting Agreements, the "Voting Agreements"). The Sanifill Voting Agreements terminate on the earliest of (i) the Effective Time, (ii) the date of termination of the Merger Agreement in accordance with its terms or (iii) the giving of written termination notice by USA Waste.

         COMPARISON OF RIGHTS OF STOCKHOLDERS OF USA WASTE AND SANIFILL

GENERAL

     As a result of the Merger, holders of Sanifill Common Stock will become stockholders of USA Waste, and the rights of such former Sanifill stockholders will thereafter be governed by the USA Waste Restated Certificate of Incorporation, the USA Waste Bylaws and the General Corporation Law of the State of Delaware (the "DGCL"). The rights of holders of Sanifill Common Stock are currently governed by the Sanifill Certificate of Incorporation, the Sanifill Bylaws and the DGCL. The following summary, which does not purport to be a complete description of the differences between the rights of the stockholders of USA Waste and the rights of the stockholders of Sanifill, sets forth certain differences between the USA Waste Restated Certificate of Incorporation and the Sanifill Certificate of Incorporation and the USA Waste Bylaws and the Sanifill Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For more information on how such documents may be obtained, see "Available Information."

NUMBER OF DIRECTORS; REMOVAL OF DIRECTORS; FILLING OF VACANCIES ON THE BOARD OF DIRECTORS

     The USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws provide that, subject to the rights of holders of any class or series of USA Waste Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time by resolution of the USA Waste Board of Directors; provided, however, that unless approved by at least two-thirds of the incumbent directors, the number of directors which shall constitute the whole USA Waste Board of Directors shall be no fewer than three and no more than nine. The Sanifill Certificate of Incorporation and the Sanifill Bylaws provide that the number of directors will be fixed by resolution passed by a majority of the Sanifill Board of Directors. The Board of Directors of USA Waste currently consists of 12 members (with one vacancy), and the Board of Directors of Sanifill currently consists of nine members.

     The USA Waste Restated Certificate of Incorporation and the USA Waste Bylaws provide that, subject to the rights of holders of any class or series of USA Waste Preferred Stock to elect additional directors under specified circumstances, any director may be removed at any time, with cause, by its stockholders, but only upon the affirmative vote of two-thirds of the total number of votes of the then outstanding shares of capital stock of USA Waste; provided, that the notice of the meeting at which such action is taken contained notice of such proposal to remove a director. The Sanifill Bylaws provide that the stockholders may, at any special meeting called for that purpose, remove with cause any director and fill the vacancy; provided that when any director has been elected by the holders of any class of stock of Sanifill voting separately as a class under the provisions of the Sanifill Certificate of Incorporation, such director may be removed, and the vacancy filled, only by the holders of that class of stock.

VOTING

     The USA Waste Bylaws provide that all voting by stockholders must be taken by written ballot. The Sanifill Bylaws provide that, when directed by the presiding officer of the meeting or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by written ballot.

STOCKHOLDER NOMINATIONS AND PROPOSALS

     The USA Waste Bylaws establish advance notice procedures with regard to the nomination (other than by or at the direction of the Board of Directors of USA Waste or a committee thereof) of candidates for election as directors and with regard to certain matters to be brought before an annual or special meeting of the stockholders of USA Waste. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary or the Board of Directors of USA Waste prior to the meeting at which directors are to be elected. The procedures also provide that at any meeting of the stockholders, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of the Board of Directors or by a stockholder who has timely given prior written notice to the Secretary or the Board of Directors of USA Waste of such stockholder's intention to bring such business before the meeting. To be timely, a notice given with respect to the nomination of directors or any other matter to be considered at an annual meeting of the stockholders must be received at the principal executive offices of USA Waste not less than 120 days nor more than 150 days in advance of the date on which USA Waste's proxy statement was released to its stockholders in connection with the previous year's annual meeting of the stockholders; provided, however, that if no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, such notice must be received by USA Waste at least 80 days prior to the date that USA Waste intends to distribute its proxy statement with respect to such annual meeting. To be timely, a notice given with respect to a special meeting of the stockholders must be received at the principal executive offices of USA Waste not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice or prior public disclosure of the meeting date is given or made by USA Waste, such notice must be received by USA Waste not later than the fifth day following the day on which the notice was mailed or such public disclosure was made. The notice must contain certain specified information specified in the USA Waste Bylaws. The USA Waste Bylaws further provide that USA Waste is not obligated to include any stockholder proposal in its proxy materials if the Board of Directors of USA Waste believes the proponent thereof has not complied with Sections 13 and 14 of the Exchange Act and the rules and regulations thereunder and that USA Waste is not required to include in its proxy materials any stockholder proposal not required to be included therein under the Exchange Act and the rules and regulations thereunder.

     The Sanifill Bylaws establish advance notice procedures with regard to the nomination (other than by or at the direction of the Board of Directors of Sanifill or a committee thereof) of candidates for election as directors and with regard to certain matters to be brought before an annual or special meeting of the stockholders of Sanifill. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Board of Directors of Sanifill prior to the meeting at which directors are to be elected. The procedures also provide that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of the Board of Directors or by a stockholder who has timely given prior written notice to the Board of Directors of Sanifill of such stockholder's intention to bring such business before the meeting. In all cases, to be timely given, notice must be received at the principal executive offices of Sanifill not less than 80 days prior to the meeting; provided, however, that if less than 90 days' notice or prior public disclosure of the meeting date is given or made by Sanifill, such notice must be received by Sanifill not later than the 10th day following the day on which the notice was mailed or such public disclosure was made. The notice must contain certain specified information specified in the Sanifill Bylaws.

FAIR PRICE PROVISION

     The Sanifill Certificate of Incorporation contains a "fair price" provision that requires the approval of holders of not less than 66 2/3% of the outstanding shares of voting stock of Sanifill, excluding shares owned, directly or indirectly, by persons who are Control Persons (as hereinafter defined), as a condition for mergers, consolidations and certain other business combinations involving Sanifill and any Control Person; provided that the 66 2/3% voting requirement is not applicable if the business combination is approved by the affirmative vote of 80% of the directors then in office. "Control Persons" include the holder of 5% or more of Sanifill's Common Stock (including shares held by such holder's affiliates and associates) and any affiliates or associates of such holder. The 66 2/3% voting requirement is also not applicable to a business combination if all of the following are satisfied: (i) the cash or fair market value of the property, securities or other consideration to be received per share by holders of Sanifill Common Stock is not less than the higher of (a) the highest price per share paid by such Control Person in acquiring any of its holdings of Sanifill Common Stock and (b) the highest per share market price of Sanifill Common Stock during the three-month period immediately preceding the date of the proxy statement described below; (ii) after becoming a Control Person and prior to the consummation of such business transaction, such Control Person has not acquired any newly issued shares of Sanifill Common Stock from Sanifill and such person has not received the benefit of any loan, advance, guaranty, pledge or other financial assistance or tax credit from Sanifill or made any major changes in Sanifill's business or equity capital structure; and (iii) a proxy statement satisfying the requirements of the Exchange Act is mailed to the stockholders for the purpose of soliciting the approval of such stockholders for such business combination. The USA Waste Restated Certificate of Incorporation does not contain any similar provision.

AMENDMENT OF CERTAIN CHARTER PROVISIONS

     The USA Waste Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock entitled to vote for the approval of any amendment of the article of the USA Waste Certificate of Incorporation providing for the staggered Board of Directors, and then only if the notice of the meeting at which such proposal is acted upon provides notice of such proposed amendment. In addition, the USA Waste Restated Certificate of Incorporation prohibits the Board of Directors of USA Waste from amending or repealing any provision of the Bylaws which was adopted, amended or repealed by the stockholders.

     The Sanifill Certificate of Incorporation provides that the article of the Sanifill Certificate of Incorporation pertaining to the 66 2/3% vote of stockholders in connection with the approval of business combinations with Control Persons may only be amended or repealed upon the affirmative vote of at least 66 2/3% of the issued and outstanding shares of Sanifill Common Stock; provided, however, that if there is a Control Person at the time in question, such amendment must be approved by at least 66 2/3% of the issued and outstanding shares of Sanifill Common Stock, excluding shares owned by such Control Person.

SANIFILL RIGHTS PLAN

     Sanifill has in place a Stockholder Rights Plan (the "Plan") pursuant to which one Preferred Share Purchase Right (a "Right") was distributed with respect to each outstanding share of Sanifill Common Stock. The Plan provides that, unless the Rights have been redeemed, one Right is granted for each additional share of Sanifill Common Stock issued by Sanifill after the date that the Plan was adopted and prior to the earlier of the time that the Rights become exercisable or December 31, 2001 (the termination date of the Plan). The Rights are not currently exercisable and trade in tandem with the shares of Sanifill Common Stock. The Rights will become exercisable and trade separately from the shares of Sanifill Common Stock ten days after a person or group acquires 15% or more of the outstanding shares of Sanifill Common Stock. Upon their becoming exercisable, each Right will entitle the holder thereof to purchase one three-hundredth of a share of a series of Preferred Stock of Sanifill at a price of $100. If a 15% stockholder (determined as provided in the Rights documents) either acquires Sanifill by means of a merger in which Sanifill survives or engages in certain other transactions with Sanifill, each Right (other than Rights held by the 15% stockholder) may be exercised to purchase shares of Sanifill Common Stock at a price equal to 50% of the market value of such shares. In addition, if Sanifill were to be acquired in a merger or business combination after the Rights became exercisable, each Right could be exercised to purchase common stock of the acquiring company at a 50% discount. The Rights are redeemable by Sanifill for $.01 per Right at any time prior to their becoming exercisable. In connection with the Merger, Sanifill has amended the Plan in such a manner that the Rights will expire at the Effective Time and the execution of the Merger Agreement and the Voting Agreements and the consummation of the Merger did not, and will not, trigger a distribution of Rights under the Plan. USA Waste does not have a rights plan.

                             USA WASTE AND SANIFILL

          COMBINED UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

     The following combined unaudited pro forma condensed financial statements are based upon the supplemental and historical consolidated financial statements of USA Waste and of Sanifill, respectively, each as previously filed with the Commission under the Exchange Act, are incorporated by reference in this Joint Proxy Statement and Prospectus, and should be read in conjunction with those consolidated financial statements and related notes. These combined unaudited pro forma condensed financial statements are not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results. These combined unaudited pro forma condensed financial statements give effect to the Merger by combining the results of operations of USA Waste and Sanifill using the "pooling of interests" method of accounting as if the companies had been combined since their inception.

     The supplemental consolidated financial statements of USA Waste have been prepared to give retroactive effect to the merger of USA Waste with Western Waste Industries on May 7, 1996 using the "pooling of interests" method of accounting.

                             USA WASTE AND SANIFILL

              COMBINED UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                 MARCH 31, 1996

     The following combined unaudited pro forma condensed balance sheet presents the combined financial position of USA Waste and Sanifill as of March 31, 1996. Such unaudited pro forma combined information is based on the unaudited supplemental and unaudited historical consolidated balance sheets of USA Waste and Sanifill, respectively, as of March 31, 1996 after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                                    PRO FORMA       COMBINED
                                                         USA WASTE     SANIFILL    ADJUSTMENTS     PRO FORMA
                                                         ----------    --------    -----------     ----------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents............................  $  29,919     $  2,620     $      --      $   32,539
  Accounts receivable, net.............................     92,142       52,945            --         145,087
  Notes and other receivables..........................     13,133           --            --          13,133
  Deferred income taxes................................     20,101           --            --          20,101
  Prepaid expenses and other...........................     34,626        8,173            --          42,799
                                                         ----------    --------      --------      ----------
         Total current assets..........................    189,921       63,738            --         253,659
Notes and other receivables............................     17,208        2,287            --          19,495
Property and equipment, net............................    830,115      702,629       (52,688)d     1,480,056
Excess of cost over net assets of acquired businesses,
  net..................................................    112,908      115,786            --         228,694
Other intangible assets, net...........................     34,295       21,079            --          55,374
Other assets...........................................     78,543       28,860            --         107,403
Deferred income taxes..................................         --           --        13,220d         13,220
                                                         ----------    --------      --------      ----------
         Total assets..................................  $1,262,990    $934,379     $ (39,468)     $2,157,901
                                                         ==========    ========      ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $   42,136    $ 20,115     $      --          62,251
  Accrued liabilities..................................      40,258      24,393            --          64,651
  Deferred revenues....................................       6,508       6,162            --          12,670
  Current maturities of long-term debt.................      46,269      13,484            --          59,753
                                                         ----------    --------      --------      ----------
         Total current liabilities.....................     135,171      64,154            --         199,325
Long-term debt.........................................     441,544     359,994            --         801,538
Closure, post-closure and other liabilities............      85,213      66,066            --         151,279
Deferred income taxes..................................       3,270      66,988       (70,258)d            --
                                                         ----------    --------      --------      ----------
         Total liabilities.............................     665,198     557,202       (70,258)      1,152,142
                                                         ----------    --------      --------      ----------
Commitments and contingencies..........................         --           --            --              --
Stockholders' equity:
  Preferred stock:
    USA Waste: $1.00 par value; 10,000,000 shares
      authorized; none issued..........................         --           --            --              --
    Sanifill: $10.00 par value; 500,000 shares
      authorized; none issued..........................         --           --            --              --
  Common stock:
    USA Waste: $.01 par value; 150,000,000 shares
      authorized; 89,596,573 historical shares issued
      (129,204,873 combined pro forma shares issued)...         896          --           396b          1,292
    Sanifill: $.01 par value; 100,000,000 shares
      authorized; 23,299,000 shares issued and
      outstanding......................................         --          233          (233)b            --
  Additional paid-in capital...........................     807,049     298,879          (163)b     1,105,765
  Retained earnings (accumulated deficit)..............    (207,999)     92,613        30,790d        (84,596)
  Foreign currency adjustment..........................          --     (14,548)           --         (14,548)
  Less treasury stock, at cost, 144,975 shares.........      (2,154)         --            --          (2,154)
                                                         ----------    --------      --------      ----------
         Total stockholders' equity....................     597,792     377,177        30,790       1,005,759
                                                         ----------    --------      --------      ----------
         Total liabilities and stockholders' equity....  $1,262,990    $934,379     $ (39,468)     $2,157,901
                                                         ==========    ========      ========      ==========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND SANIFILL

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996

     The following combined unaudited pro forma condensed statement of operations for the three months ended March 31, 1996 was prepared based upon the unaudited supplemental and unaudited historical statements of operations for USA Waste and Sanifill, respectively, for such period and after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                             PRO FORMA      COMBINED
                                                   USA WASTE    SANIFILL    ADJUSTMENTS     PRO FORMA
                                                   ---------    --------    -----------     ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...............................  $201,525     $ 81,000     $      --      $ 282,525
                                                   --------      -------      --------       --------
Costs and expenses:
  Operating......................................   118,101       51,895       (11,040)a      158,956
  General and administrative.....................    24,743       12,247          (286)a       36,704
  Depreciation and amortization..................    21,874           --        10,827a,d      32,701
                                                   --------      -------      --------       --------
                                                    164,718       64,142          (499)       228,361
                                                   --------      -------      --------       --------
Income from operations...........................    36,807       16,858           499         54,164
                                                   --------      -------      --------       --------
Other income (expense):
  Interest expense...............................    (6,765)      (4,462)           --        (11,227)
  Interest income................................     1,721          209            --          1,930
  Other income, net..............................       567          648            --          1,215
                                                   --------      -------      --------       --------
                                                     (4,477)      (3,605)           --         (8,082)
                                                   --------      -------      --------       --------
Income before income taxes.......................    32,330       13,253           499         46,082
Provision for income taxes.......................     5,558        5,301         7,574d        18,433
                                                   --------      -------      --------       --------
Income from continuing operations................  $ 26,772     $  7,952     $  (7,075)     $  27,649
                                                   ========      =======      ========       ========
Income from continuing operations per common
  share..........................................  $   0.29     $   0.35                    $    0.21c
                                                   ========      =======                     ========
Weighted average number of common and common
  equivalent shares outstanding..................    93,281       22,989        16,092b       132,362
                                                   ========      =======      ========       ========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND SANIFILL

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

     The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1995 was prepared based upon the audited supplemental and audited historical statements of operations for USA Waste and Sanifill, respectively, for such year after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                          PRO FORMA        PRO FORMA
                                              USA WASTE     SANIFILL     ADJUSTMENTS       COMBINED
                                              ---------     --------     -----------       ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..........................  $731,000      $256,705      $      --        $ 987,705
                                              ---------     --------     -----------       ---------
Costs and expenses:
  Operating.................................   428,331       160,088        (37,114)a        551,305
  General and administrative................   101,268        39,669           (886)a        140,051
  Depreciation and amortization.............    83,519            --         36,051a,d       119,570
  Merger costs..............................    25,073           566             --           25,639
  Unusual items.............................     4,733            --             --            4,733
                                              ---------     --------     -----------       ---------
                                               642,924       200,323         (1,949)         841,298
                                              ---------     --------     -----------       ---------
Income from operations......................    88,076        56,382          1,949          146,407
                                              ---------     --------     -----------       ---------
Other income (expense):
  Interest expense:
     Nonrecurring interest..................   (10,994)           --             --          (10,994)
     Other..................................   (35,437)      (13,121)            --          (48,558)
  Interest income...........................     4,222         1,260             --            5,482
  Other income, net.........................     3,220         1,923             --            5,143
                                              ---------     --------     -----------       ---------
                                               (38,989)       (9,938)                        (48,927)
                                              ---------     --------     -----------       ---------
Income before income taxes..................    49,087        46,444          1,949           97,480
Provision for income taxes..................     1,744        18,531         44,162d          64,437
                                              ---------     --------     -----------       ---------
Income from continuing operations...........  $ 47,343      $ 27,913      $ (42,213)       $  33,043
                                              =========     ========      =========         ========
Income from continuing operations per
  common share..............................  $   0.60      $   1.38                       $    0.29c
                                              =========     ========                        ========
Weighted average number of common and common
  equivalent shares outstanding.............    78,912        20,216         14,151b         113,279
                                              =========     ========      =========         ========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND SANIFILL

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1994

     The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1994 was prepared based upon the audited supplemental and audited historical statements of operations of USA Waste and Sanifill, respectively, for such year after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                          PRO FORMA       COMBINED
                                              USA WASTE     SANIFILL     ADJUSTMENTS      PRO FORMA
                                              ---------     --------     -----------      ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues..........................  $ 705,165     $192,479      $      --       $ 897,644
                                              ---------     --------       --------       ---------
Costs and expenses:
  Operating.................................    428,701      122,274        (30,720)a       520,255
  General and administrative................    108,885       30,633           (699)a       138,819
  Depreciation and amortization.............     83,044           --         29,816a,d      112,860
  Merger costs..............................      3,782           --             --           3,782
  Unusual items.............................      8,863           --             --           8,863
                                              ---------     --------       --------       ---------
                                                633,275      152,907         (1,603)        784,579
                                              ---------     --------       --------       ---------
Income from operations......................     71,890       39,572          1,603         113,065
                                              ---------     --------       --------       ---------
Other income (expense):
  Stockholder litigation settlement and
     other litigation related costs.........    (79,400)          --             --         (79,400)
  Interest expense:
     Nonrecurring interest..................     (1,254)          --             --          (1,254)
     Other..................................    (38,153)      (9,525)            --         (47,678)
  Interest income...........................      4,183          487             --           4,670
  Other income, net.........................      1,249        1,321             --           2,570
                                              ---------     --------       --------       ---------
                                               (113,375)      (7,717)            --        (121,092)
                                              ---------     --------       --------       ---------
Income (loss) before income taxes...........    (41,485)      31,855          1,603          (8,027)
Provision for (benefit from) income taxes...     17,610       12,622        (49,547)d       (19,315)
                                              ---------     --------       --------       ---------
Income (loss) from continuing operations....    (59,095)      19,233         51,150          11,288
Preferred dividends.........................        565           --             --             565
                                              ---------     --------       --------       ---------
Income (loss) from continuing operations....  $ (59,660)    $ 19,233      $  51,150       $  10,723
                                              =========     ========       ========       =========
Income (loss) from continuing operation per
  common share..............................  $   (0.82)    $   1.07                      $    0.10c
                                              =========     ========                      =========
Weighted average number of common and common
  equivalent shares outstanding.............     72,968       17,914         12,540b        103,422
                                              =========     ========       ========       =========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND SANIFILL

                     COMBINED UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1993

     The following combined unaudited pro forma condensed statement of operations for the year ended December 31, 1993 was prepared based upon the audited supplemental and audited historical statements of operations of USA Waste and Sanifill, respectively, for such year, after giving effect to the Merger using the "pooling of interests" method of accounting and to the pro forma adjustments described in the notes to combined unaudited pro forma condensed financial statements.

                                                                            PRO FORMA      COMBINED
                                                USA WASTE     SANIFILL     ADJUSTMENTS     PRO FORMA
                                                ---------     --------     -----------     ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues............................  $639,239      $139,727      $      --      $ 778,966
                                                --------      --------       --------       --------
Costs and expenses:
  Operating...................................   388,727        90,397        (23,842)a      455,282
  General and administrative..................   104,121        22,599           (373)a      126,347
  Depreciation and amortization...............    74,223            --         22,638a,d      96,861
  Unusual items...............................     2,672            --             --          2,672
                                                --------      --------       --------       --------
                                                 569,743       112,996         (1,577)       681,162
                                                --------      --------       --------       --------
Income from operations........................    69,496        26,731          1,577         97,804
                                                --------      --------       --------       --------
Other income (expense):
  Stockholder litigation related costs........    (5,500)           --             --         (5,500)
  Interest expense............................   (39,809)       (6,223)            --        (46,032)
  Interest income.............................     4,338           497             --          4,835
  Other income, net...........................     1,148            13             --          1,161
                                                --------      --------       --------       --------
                                                 (39,823)       (5,713)            --        (45,536)
                                                --------      --------       --------       --------
Income before income taxes....................    29,673        21,018          1,577         52,268
Provision for income taxes....................    16,112         8,048          6,157d        30,317
                                                --------      --------       --------       --------
Income from continuing operations.............    13,561        12,970         (4,580)        21,951
Preferred dividends...........................       582            --             --            582
                                                --------      --------       --------       --------
Income from continuing operations available to
  common stockholders.........................  $ 12,979      $ 12,970      $  (4,580)     $  21,369
                                                ========      ========       ========       ========
Income from continuing operations available to
  common stockholders per common share........  $   0.19      $   0.80                     $    0.22c
                                                ========      ========                      ========
Weighted average number of common and common
  equivalent shares outstanding...............    68,457        16,118         11,283b        95,858
                                                ========      ========       ========       ========

   See notes to combined unaudited pro forma condensed financial statements.

                             USA WASTE AND SANIFILL

                NOTES TO COMBINED UNAUDITED PRO FORMA CONDENSED
                              FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The combined unaudited pro forma condensed financial statements assume the issuance of USA Waste Common Stock in exchange for all outstanding Sanifill Common Stock. Such financial statements also assume that the Merger will be accounted for using the "pooling of interests" method of accounting pursuant to Opinion No. 16 of the Accounting Principles Board. The "pooling of interests" method of accounting assumes that the combining companies have been merged from their inception, and the financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from their inception.

     Pursuant to the rules and regulations of the Commission, the combined unaudited pro forma condensed statements of operations exclude the results of operations associated with discontinued businesses, extraordinary items and cumulative effects of accounting changes. In addition, the combined unaudited pro forma condensed financial statements do not include any adjustment for estimated nonrecurring costs directly related to the Merger and USA Waste's merger with Western which are expected to be included in operations of USA Waste within the twelve months succeeding the consummation of the two mergers. Such costs are currently estimated to be approximately $89.8 million.

     Certain reclassifications have been made to the financial statements of USA Waste and Sanifill to conform to the pro forma presentation. Such reclassifications are not material to the combined unaudited pro forma condensed financial statements.

PRO FORMA ADJUSTMENTS

     (a) Adjustments have been made to reclassify Sanifill's depreciation and amortization from operating expenses and general and administrative expenses to a separate line item to conform to the presentation of USA Waste as if the companies had been combined since their inception.

     (b) The stockholders' equity accounts have been adjusted to reflect the assumed issuance of USA Waste Common Stock for all issued and outstanding shares of Sanifill Common Stock (based on the exchange ratio of 1.70 shares of USA Waste Common Stock for each share of Sanifill Common Stock outstanding as of the date of the applicable balance sheet). The number of shares of USA Waste Common Stock to be issued pursuant to the Merger will be based upon the number of shares of Sanifill Common Stock issued and outstanding immediately prior to the consummation of the Merger.

     (c) Pro forma income from continuing operations available to common stockholders per share for each period is based on the combined weighted average number of shares outstanding, after giving effect to the issuance of 1.70 shares of USA Waste Common Stock for each share of Sanifill Common Stock. Fully diluted earnings per share are considered equal to primary earnings per share for all periods presented because the addition of potentially dilutive securities that are not common stock equivalents would have been either antidilutive or not material.

     (d) Adjustments have been made for the impact of restating deferred taxes of the combined company as though the companies had been combined from their inception.

                  SUPPLEMENTALLY PROVIDED INFORMATION RELATING
                      TO THE COMBINED UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS


     The following combined unaudited pro forma condensed financial information as of and for the three months ended March 31, 1996 and for the year ended December 31, 1995 gives effect to certain pro forma adjustments described in the notes to such information. In addition to the pro forma adjustments in the combined unaudited pro forma condensed financial statements (which in effect are a restatement of the financial statements as if the Merger were consummated), the impact of certain transactions occurring in 1995 and 1996 is presented supplementally. This supplementally provided information does not include the impact of certain cost and expense savings and other economic benefits that are expected to be realized as a result of the Merger or additional cost reductions relating to landfill and collection operations or additional revenues that may result from volume or price increases.

                             USA WASTE AND SANIFILL

           COMBINED SUPPLEMENTALLY PROVIDED BALANCE SHEET INFORMATION
                                 MARCH 31, 1996


                                                                     SUPPLEMENTALLY     SUPPLEMENTALLY
                                                         COMBINED       PROVIDED           PROVIDED
                                                        PRO FORMA     ADJUSTMENTS        INFORMATION
                                                        ----------   --------------     --------------
                                                          (IN THOUSANDS, EXCEPT SHARE AND PER SHARE
                                                                            DATA)
ASSETS
Current assets:
  Cash and cash equivalents...........................  $   32,539      $(32,539)c        $       --
  Accounts receivable, net............................     145,087         2,175c            147,262
  Notes and other receivables.........................      13,133            --              13,133
  Deferred income taxes...............................      20,101            --              20,101
  Prepaid expenses and other..........................      42,799           135c             42,934
                                                        ----------      --------            --------
          Total current assets........................     253,659       (30,229)            223,430
Notes and other receivables...........................      19,495            --              19,495
Property and equipment, net...........................   1,480,056        19,862c          1,499,918
Excess of cost over net assets of acquired businesses,
  net.................................................     228,694        36,071c            264,765
Other intangible assets, net..........................      55,374         6,680c             62,054
Other assets..........................................     107,403            --             107,403
Deferred income taxes.................................      13,220            --              13,220
                                                        ----------      --------            --------
          Total assets................................  $2,157,901      $ 32,384          $2,190,285
                                                        ==========      ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $   62,251      $     --          $   62,251
  Accrued liabilities.................................      64,651         2,507c             67,158
  Deferred revenues...................................      12,670            --              12,670
  Current maturities of long-term debt................      59,753       (26,700)c,h          33,053
                                                        ----------      --------            --------
          Total current liabilities...................     199,325       (24,193)            175,132
Long-term debt........................................     801,538        94,453c,d,f,h      895,991
Closure, post-closure and other liabilities...........     151,279         2,589c            153,868
                                                        ----------      --------            --------
          Total liabilities...........................   1,152,142        72,849           1,224,991
                                                        ----------      --------            --------
Commitments and contingencies.........................          --            --                  --
Stockholders' equity:
  Preferred stock:
     USA Waste: $1.00 par value; 10,000,000 shares
       authorized; none issued........................          --            --                  --
  Common stock:
     USA Waste: $.01 par value; 150,000,000 shares
       authorized; 129,204,873 combined pro forma
       shares issued; 131,904,873 supplemental shares
       issued.........................................       1,292            27c,f            1,319
  Additional paid-in capital..........................   1,105,765        49,308c,f        1,155,073
  Accumulated deficit.................................     (84,596)      (89,800)d          (174,396)
  Foreign currency adjustment.........................     (14,548)           --             (14,548)
  Less treasury stock, at cost, 144,975 shares........      (2,154)           --              (2,154)
                                                        ----------      --------            --------
          Total stockholders' equity..................   1,005,759       (40,465)            965,294
                                                        ----------      --------            --------
          Total liabilities and stockholders'
            equity....................................  $2,157,901      $ 32,384          $2,190,285
                                                        ==========      ========            ========

                        USA WASTE AND SANIFILL COMBINED

          SUPPLEMENTALLY PROVIDED STATEMENT OF OPERATIONS INFORMATION
                       THREE MONTHS ENDED MARCH 31, 1996

                                                                   SUPPLEMENTALLY       SUPPLEMENTALLY
                                                     COMBINED         PROVIDED             PROVIDED
                                                     PRO FORMA      ADJUSTMENTS          INFORMATION
                                                     ---------     --------------       --------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...............................    $ 282,525        $ 25,232c            $307,757
                                                      --------         -------             --------
Costs and expenses:
  Operating......................................      158,956          15,838c             174,794
  General and administrative.....................       36,704           3,338c              40,042
  Depreciation and amortization..................       32,701           2,942c              35,643
                                                      --------         -------             --------
                                                       228,361          22,118              250,479
                                                      --------         -------             --------
Income from operations...........................       54,164           3,114               57,278
                                                      --------         -------             --------
Other income (expense):
  Interest expense...............................      (11,227)           (534)c,f,g        (11,761)
  Interest income................................        1,930              --                1,930
  Other income, net..............................        1,215             351c               1,566
                                                      --------         -------             --------
                                                        (8,082)           (183)              (8,265)
                                                      --------         -------             --------
Income before income taxes.......................       46,082           2,931               49,013
Provision for income taxes.......................       18,433           1,173c,f,g          19,606
                                                      --------         -------             --------
Income from continuing operations................    $  27,649        $  1,758             $ 29,407
                                                      ========         =======             ========
Income from continuing operations per common
  share..........................................    $    0.21                             $   0.21
                                                      ========                             ========
Weighted average number of common and common
  equivalent shares outstanding..................      132,362           4,544 c,f          136,906
                                                      ========         =======             ========

                        USA WASTE AND SANIFILL COMBINED

          SUPPLEMENTALLY PROVIDED STATEMENT OF OPERATIONS INFORMATION
                          YEAR ENDED DECEMBER 31, 1995

                                                                 SUPPLEMENTALLY         SUPPLEMENTALLY
                                                   COMBINED         PROVIDED               PROVIDED
                                                   PRO FORMA      ADJUSTMENTS            INFORMATION
                                                   ---------     --------------         --------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating revenues...............................  $ 987,705        $190,421c             $1,178,126
                                                   ---------        --------              ----------
Costs and expenses:
  Operating......................................    551,305         121,133c                672,438
  General and administrative.....................    140,051          29,240c                169,291
  Depreciation and amortization..................    119,570          21,215                 140,785
  Merger costs...................................     25,639              --                  25,639
  Unusual items..................................      4,733              --                   4,733
                                                   ---------        --------              ----------
                                                     841,298         171,588               1,012,886
                                                   ---------        --------              ----------
Income from operations...........................    146,407          18,833                 165,240
                                                   ---------        --------              ----------
Other income (expense):
  Interest expense:
     Nonrecurring interest.......................    (10,994)             --                 (10,994)
     Other.......................................    (48,558)          1,251a,b,c,e,f,g      (47,307)
  Interest income................................      5,482             789c                  6,271
  Other income, net..............................      5,143             695c                  5,838
                                                   ---------        --------              ----------
                                                     (48,927)          2,735                 (46,192)
                                                   ---------        --------              ----------
Income before income taxes.......................     97,480          21,568                 119,048
Provision for income taxes.......................     64,437           5,996a,b,c,e,f,g       70,433
                                                   ---------        --------              ----------
Income from continuing operations................  $  33,043        $ 15,572              $   48,615
                                                    ========        ========              ==========
Income from continuing operations per common
  share..........................................  $    0.29                              $     0.37
                                                    ========                              ==========
Weighted average number of common and common
  equivalent shares outstanding..................    113,279          17,852c,e,f            131,131
                                                    ========        ========              ==========

SUPPLEMENTAL ADJUSTMENTS

(a) Reduction of interest expense as a result of USA Waste's public offering of 6,345,625 shares of its common stock on October 6, 1995, the net proceeds of which were used for the repayment of approximately $118,000,000 of debt, as if the transactions had occurred on January 1, 1995.

(b) Reduction of interest expense as a result of USA Waste's conversion of $42,300,000 of its 8 1/2% convertible subordinated debentures into its common stock at $13.25 per share between November 3, 1995 and December 1, 1995, as if the conversion had occurred on January 1, 1995.

(c) Increase in results of operations and changes in balance sheet accounts assuming the 1995 and 1996 business combinations accounted for as purchases had occurred on January 1, 1995.

(d) Increase in accumulated deficit and increase in long-term debt related to estimated nonrecurring costs of $89,800,000, consisting of $50,000,000 and $39,800,000 of costs related to the mergers with Sanifill and Western, respectively. Actual merger costs may vary from such estimates.

(e) Reduction of interest expense as a result of Sanifill's public offering of 2,098,750 shares of common stock on August 23, 1995, certain net proceeds of which were used for repayment of approximately $40,000,000 of debt, as if the transactions had occurred on January 1, 1995.

(f) Reduction of interest expense and balance sheet effect of Sanifill's conversion of $59,800,000 of its 7 1/2% convertible subordinated debentures into its common stock at $28.82 per share between March 19, 1996 and April 10, 1996, as if the conversion occurred at the beginning of the period presented.

(g) Reduction of interest expense and balance sheet effect of Sanifill's issuance of $115 million of 5% subordinated debentures on March 4, 1996, all of the net proceeds of which were used for the repayment of debt, as if the transaction occurred at the beginning of the period presented.

(h) Due to the refinancing of the USA Waste credit facility in connection with the Western merger, there is no current maturity of this credit facility, as principal reductions are not required for a three-year period.

                PRINCIPAL STOCKHOLDERS OF USA WASTE AND SANIFILL

     The following tables set forth information with respect to the beneficial ownership of USA Waste Common Stock and Sanifill Common Stock as of the Record Date by (1) each owner of more than 5% of such common stock, (2) each director of USA Waste and Sanifill, (3) certain executive officers of USA Waste and Sanifill, including the Chief Executive Officers and four most highly compensated officers other than the Chief Executive Officer who were serving as officers at December 31, 1995, and (4) all executive officers and directors of USA Waste and Sanifill as a group. Except as otherwise indicated below, each of the entities and persons named in the tables has sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the address for each of the individuals or entities named in the tables below is the principal executive offices of USA Waste or Sanifill, as applicable.

USA WASTE


                                                  AMOUNT OF               PERCENTAGE            PERCENTAGE
                  NAME                     BENEFICIAL OWNERSHIP(1)     BEFORE THE MERGER     AFTER THE MERGER
- -----------------------------------------  -----------------------     -----------------     ----------------
Alliance Capital Management L.P..........          5,221,466(2)                5.9                  3.9
  1345 Avenue of the Americas
  New York, New York 10105
John E. Drury............................          1,570,114(3)                1.7                  1.2
Donald F. Moorehead, Jr..................          2,277,753(4)                2.5                  1.7
David Sutherland-Yoest...................            447,013(5)                  *                    *
Earl E. DeFrates.........................            136,754(6)                  *                    *
Charles A. Wilcox........................             36,000(7)                  *                    *
George L. Ball...........................             72,931(8)                  *                    *
Peter J. Gibbons.........................              4,499(9)                  *                    *
Richard J. Heckmann......................             10,439                     *                    *
William E. Moffett.......................              6,665(10)                 *                    *
John G. Rangos, Sr.......................          7,663,911                   8.6                  5.8
Alexander W. Rangos......................          2,082,131(11)               2.5                  1.6
Kosti Shirvanian.........................          9,051,061(12)               9.9                  6.7
Savey Tufenkian..........................          1,086,579(13)               1.2                    *
All directors and executive..............         24,498,365(14)              26.2                 17.9
  officers as a group (17 persons)


- ---------------

  *  Less than 1%.

 (1) Includes shares over which such person shares voting or disposition power and shares in which such person has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security.

 (2) According to a Schedule 13F on file with the Commission.


 (3) Includes 510,000 shares issuable pursuant to options exercisable within 60 days and 5,176 shares owned by Mr. Drury's spouse.



 (4) Includes 286,500 shares issuable pursuant to options exercisable within 60 days and 228,632 shares owned by Mr. Moorehead's spouse and children.



 (5) Includes 209,029 shares issuable pursuant to options exercisable within 60 days and 2,000 shares owned by Mr. Sutherland-Yoest's daughter.



 (6) Includes 99,000 shares issuable pursuant to options exercisable within 60 days.



 (7) Includes 36,000 shares issuable pursuant to options exercisable within 60 days.



 (8) Includes 10,000 shares issuable pursuant to options exercisable within 60 days and 32,135 shares owned by Mr. Ball's spouse and an investment partnership for her children and 3,600 shares owned by Mr. Ball's stepdaughter.



 (9) Includes 2,499 shares issuable pursuant to options exercisable within 60 days.

(10) Includes 6,665 shares issuable pursuant to options exercisable within 60 days.



(11) Includes 210,709 shares issuable pursuant to options exercisable within 60 days and 1,210,008 shares held by John Rangos Development Corporation, Inc.



(12) Includes 2,337,000 shares issuable pursuant to options exercisable within 60 days and 6,581,680 shares held by a trust over which Mr. Shirvanian and his wife share voting and investment power.



(13) Includes 686,250 shares issuable pursuant to options exercisable within 60 days, and 363,880 shares and options exercisable within 60 days owned by Ms. Tufenkian's husband.



(14) Includes 4,445,652 shares issuable pursuant to options exercisable within 60 days.


SANIFILL


                                            SANIFILL                             USA WASTE
                                          COMMON STOCK                         COMMON STOCK
                NAME                  BEFORE THE MERGER(1)    PERCENTAGE    AFTER THE MERGER(1)     PERCENTAGE
- ------------------------------------- --------------------    ----------    -------------------     ----------
Lorne D. Bain........................         437,703(2)          1.8              744,095                *
Larry J. Martin......................         924,300(3)          3.7            1,624,643(17)          1.2
Rodney R. Proto......................         354,029(4)          1.4              603,265(18)            *
Alfred C. Warrington, IV.............         307,935(5)          1.2              523,489                *
William L. Lynch.....................          57,850(7)            *               98,345                *
Robert G. Jones......................          50,100(6)            *               85,170                *
Ralph F. Cox.........................          25,000(8)            *               42,500                *
Raymond C. Loehr.....................          15,000(9)            *               25,500                *
William J. Razzouk...................          10,000(10)           *               17,000                *
J. Chris Brewster....................         114,873(11)           *              233,534(19)            *
Charles E. Williams..................          23,945(12)           *               40,706                *
H. Steven Walton.....................          23,780(13)           *               40,426                *
American Express Financial Corp......       2,164,500(14)         8.5            3,679,650              2.8
Pilgrim Baxter & Associates..........       1,901,600(15)         7.5            3,232,720              2.4
T. Rowe Price & Associates, Inc......       1,459,900(16)         5.8            2,481,830              1.9
All officers and directors as a group
  (13 persons).......................       2,354,272             9.3            4,095,259              3.1


- ---------------

  *  Less than 1%

 (1) Includes shares over which such person shares voting or disposition power and shares in which such person has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security.

 (2) Share ownership amount for Mr. Bain includes 398,750 shares issuable pursuant to options exercisable within 60 days.

 (3) Share ownership amount for Mr. Martin includes 5,000 shares owned by Mr. Martin's minor daughter.

 (4) Share ownership amount for Mr. Proto includes 217,500 shares issuable pursuant to options exercisable within 60 days and 100,000 shares issuable upon exercise of common stock warrants.

 (5) Share ownership amount for Mr. Warrington includes 15,000 shares issuable pursuant to options exercisable within 60 days and 3,435 shares issuable upon the conversion of the Company's convertible subordinated debentures, 485 of which may be acquired by Mr. Warrington's former wife. Share ownership amount for Mr. Warrington also includes 68,000 shares held by a limited partnership in which Mr. Warrington is a general partner; Mr. Warrington disclaims beneficial ownership of such shares.

 (6) Share ownership amount for Mr. Jones includes 15,000 shares issuable pursuant to options exercisable within 60 days. Share ownership amount for Mr. Jones excludes 300 shares owned by Mr. Jones' minor daughter, as to which Mr. Jones disclaims beneficial ownership.

 (7) Share ownership amount for Mr. Lynch includes 15,000 shares issuable pursuant to options exercisable within 60 days.

 (8) Share ownership amount for Mr. Cox includes 20,000 shares issuable pursuant to options exercisable within 60 days.

 (9) Share ownership amount for Mr. Loehr includes 15,000 shares issuable pursuant to options exercisable within 60 days.

(10) Share ownership amount for Mr. Razzouk includes 10,000 shares issuable pursuant to options exercisable within 60 days.

(11) Share ownership amount for Mr. Brewster includes 102,500 shares issuable pursuant to options exercisable within 60 days.

(12) Share ownership amount for Mr. Williams includes 9,937 shares issuable pursuant to options exercisable within 60 days.

(13) Share ownership amount for Mr. Walton includes 16,500 shares issuable pursuant to options exercisable within 60 days.

(14) The address of American Express Financial Corp. is IDS Tower 10, Minneapolis, Minnesota 55140.

(15) The address of Pilgrim Baxter & Associates is 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087.

(16) The address of T. Rowe Price & Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, which T. Rowe Price & Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(17) Includes 53,333 shares of USA Waste Common Stock currently owned by Mr. Martin.

(18) Includes 1,416 shares of USA Waste Common Stock currently owned by Mr.
     Proto.

(19) Includes shares receivable in respect of an option for an additional 22,500 shares of Sanifill Common Stock that will become exercisable in connection with the Merger.

     As a result of the Voting Agreements, each of USA Waste and Sanifill may be deemed to beneficially own over 5% of the other's outstanding voting securities. See "The Plan of Merger and Terms of the Merger -- Voting Agreements." Each of USA Waste and Sanifill disclaims beneficial ownership with respect to such shares.

                               MARKET PRICE DATA

MARKET INFORMATION

     USA Waste Common Stock is traded on the NYSE under the symbol "UW." Sanifill Common Stock is traded on the NYSE under the symbol "FIL." The following table sets forth the range of high and low sale prices for the USA Waste Common Stock and the Sanifill Common Stock, as reported on the NYSE.


                                                             USA WASTE             SANIFILL
                                                            COMMON STOCK         COMMON STOCK
                                                          ----------------      --------------
                                                          HIGH        LOW       HIGH        LOW
                                                          -----      -----      -----      -----
    1994
      First Quarter...................................    $ 15       $ 11 3/8   $ 25       $ 20 1/2
      Second Quarter..................................      13 3/8     10 3/8     25 5/8     20
      Third Quarter...................................      15 1/8     11 1/2     25 1/8     21 1/8
      Fourth Quarter..................................      15 1/8     11         25         20 1/8
    1995
      First Quarter...................................    $ 12 3/8   $ 10       $ 27       $ 22 3/8
      Second Quarter..................................      16 5/8     11 1/2     31 5/8     24
      Third Quarter...................................      21 7/8     14 5/8     34 1/8     29 3/4
      Fourth Quarter..................................      22 1/8     17         34         29 1/8
    1996
      First Quarter...................................    $ 25 5/8   $ 17 1/4   $ 39 1/4   $ 33
      Second Quarter..................................      32 1/8     24         50 1/8     37 7/8
      Third Quarter (through July 18).................      30         23         49 7/8     38


     On June 21, 1996, the last trading day prior to announcement by USA Waste and Sanifill that they had reached an agreement concerning the Merger, the closing sale price of USA Waste Common Stock as reported on the NYSE was $27 7/8 per share, and the closing sale price of Sanifill Common Stock as reported on the NYSE was $47 7/8 per share. The equivalent per share price of Sanifill Common Stock on June 21, 1996, calculated by multiplying the closing sale price of USA Waste Common Stock on the same date by the Exchange Ratio, was $47.3875.


     On July 18, 1996, the closing sale price of USA Waste Common Stock as reported on the NYSE was $27 1/4 per share, and the closing sale price of Sanifill Common on the NYSE was $45 7/8 per share. Following the Merger, USA Waste Common Stock will continue to be traded on the NYSE under the symbol "UW," and the listing of Sanifill Common Stock on the NYSE will be terminated.


DIVIDEND INFORMATION

     USA Waste has never paid cash dividends on its Common Stock. Envirofil paid stock dividends on its preferred stock prior to its acquisition by USA Waste; the holders of such preferred stock received USA Waste Common Stock in that acquisition, and no dividends have been paid by USA Waste. In addition, Chambers paid a dividend on its Class A common stock in November 1990; the holders of Chambers' Class A common stock received USA Waste Common Stock in the merger with Chambers, and no dividends have been paid by USA Waste. The Board of Directors of USA Waste presently intends to retain any earnings in the foreseeable future for USA Waste's business. In addition, payment of dividends on the USA Waste Common Stock is restricted by the terms of USA Waste's bank credit agreement.

     Sanifill has never paid cash dividends on its Common Stock. In addition, payment of dividends on the Sanifill Common Stock is restricted by the terms of its credit facility.

                     DESCRIPTION OF USA WASTE CAPITAL STOCK


     USA Waste is currently authorized to issue 150,000,000 shares of its Common Stock, par value $.01 per share, of which 89,176,731 shares were outstanding on the Record Date and 10,000,000 shares of Preferred Stock, none of which are outstanding. If the amendment to the Restated Certificate of Incorporation of USA Waste is approved, the number of authorized shares of USA Waste Common Stock will be increased to 300,000,000.


COMMON STOCK

     Each holder of USA Waste Common Stock is entitled to one vote per share held of record on each matter submitted to stockholders. Cumulative voting for the election of directors is not permitted, and the holders of a majority of shares voting for the election of directors can elect all members of the USA Waste Board of Directors.

     Subject to the rights of any holders of Preferred Stock, holders of record of shares of USA Waste Common Stock are entitled to receive ratably dividends when and if declared by the USA Waste Board of Directors out of funds of USA Waste legally available therefor. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of USA Waste, holders of USA Waste Common Stock are entitled to participate ratably in any distribution of the assets of USA Waste, subject to any prior rights of holders of any outstanding Preferred Stock.

     Holders of USA Waste Common Stock have no conversion, redemption or preemptive rights. All outstanding shares of USA Waste Common Stock are validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The USA Waste Board of Directors is authorized, without further approval of the stockholders, to issue the Preferred Stock in series and with respect to each series, to fix its designations, relative rights (including voting, dividend, conversion, sinking fund and redemption rights), preferences (including with respect to dividends and upon liquidation), privileges and limitations. The Board of Directors of USA Waste, without stockholder approval, may issue Preferred Stock with voting and conversion rights, both of which could adversely affect the voting power of the holders of USA Waste Common Stock, and dividend or liquidation preferences that would restrict Common Stock dividends or adversely affect the assets available for distribution to holders of shares of Common Stock upon USA Waste's dissolution.

AUTHORIZED BUT UNISSUED SHARES

     Authorized but unissued shares of USA Waste Common Stock or Preferred Stock can be reserved for issuance by the Board of Directors of USA Waste from time to time without further stockholder action for proper corporate purposes, including stock dividends or stock splits, raising equity capital and structuring future corporate transactions, including acquisitions.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the USA Waste Common Stock is Boston EquiServe, Boston, Massachusetts.

LIMITED LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Certificate of Incorporation of USA Waste provides that the directors of USA Waste shall not be liable to USA Waste or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The foregoing limitation does not eliminate or limit the liability of a director for any breach of a director's duty of loyalty to USA Waste or its stockholders, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit, or for approval of the unlawful payment of a dividend or an unlawful stock purchase or redemption. The Certificate of Incorporation of USA Waste also provides that USA Waste shall indemnify, and advance litigation expenses to, its officers, directors, employees, and agents to the fullest extent permitted by the DGCL and all other laws of the State of Delaware.

     The DGCL provides that USA Waste has the power to indemnify any person who is sued or threatened to be made a named party in a proceeding, other than an action by or in the right of USA Waste, because such person is or was a director, officer, employee, or agent of USA Waste or is or was serving at the request of USA Waste as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses actually and reasonably incurred by such person in connection with such proceeding. In order to be indemnified, the person must have (1) acted in good faith; (2) acted in a manner he reasonably believed to be in or not opposed to the best interests of USA Waste; and (3) with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The indemnification includes attorneys' fees, judgments, fines and amounts paid in settlement.

     The DGCL also provides that USA Waste may indemnify any person who is sued or threatened to be made a named party in a proceeding by or in the right of USA Waste to procure a judgment in its favor because such person is or was a director, officer, employee or agent of USA Waste, or is or was serving at the request of USA Waste as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. In order to be indemnified, the person must have conducted himself or herself in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of USA Waste. No indemnification may be made, however, with respect to any claim, issue or matter as to which such person shall have been judged to be liable to USA Waste unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.

     Indemnification by USA Waste is subject to a determination that the director, officer, employee or agent has met the applicable standard of conduct. The determination must be made (1) by a majority vote of a quorum of the USA Waste Board of Directors, consisting only of directors who were not parties to such action, suit or proceeding; (2) if such a quorum cannot be obtained, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the stockholders of USA Waste.

     USA Waste maintains an officers and directors liability insurance policy insuring officers and directors of USA Waste and its subsidiaries against certain liabilities, including liabilities under the Securities Act. The effect of such policy is to indemnify the officers and directors of USA Waste against losses incurred by them while acting in such capacities.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or persons controlling USA Waste pursuant to the foregoing provisions, USA Waste had been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                  PROPOSALS OF STOCKHOLDERS FOR ANNUAL MEETING

     The Board of Directors of USA Waste will consider proposals of stockholders intended to be presented for action at the 1997 Annual Meeting of Stockholders. A stockholder proposal must be submitted in writing and be received at USA Waste's principal executive offices, 5400 LBJ Freeway, Suite 300 -- Tower One, Dallas, Texas 75240, no later than December 3, 1996, to be considered for inclusion in USA Waste's proxy statement and form of proxy relating to the 1997 Annual Meeting of Stockholders. Submission of a stockholder proposal does not assure inclusion in the proxy statement or form of proxy because proposals must meet certain Commission rules.

                                 OTHER MATTERS

     The Boards of Directors of USA Waste and Sanifill do not know of any other matters to be presented for action at the Meetings other than those listed in each company's respective Notice of Meeting and referred to herein.

                                 LEGAL MATTERS

     The validity of the USA Waste Common Stock to be issued in connection with the Merger and certain legal issues and tax consequences of the Merger will be passed upon by Andrews & Kurth L.L.P., Houston, Texas. Certain legal issues and tax consequences of the Merger will be passed upon for Sanifill by Baker & Botts, L.L.P., Houston, Texas.

                                    EXPERTS


     The consolidated financial statements of USA Waste and subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, which are included in USA Waste's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and the supplemental consolidated balance sheets of USA Waste as of December 31, 1994 and 1995 and the supplemental consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995, and the consolidated financial statements of USA Waste Services, Inc. appearing in USA Waste Services, Inc.'s Current Report on Form 8-K/A (Amendment No. 3) filed July 1, 1996 incorporated by reference in this Joint Proxy Statement and Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The consolidated financial statements of Sanifill appearing in Sanifill's Annual Report on Form 10-K for the year ended December 31, 1995 and the financial statements of various companies acquired by Sanifill appearing in Sanifill's Current Reports on Form 8-K dated February 5, 1996, February 11, 1996 and March 20, 1996 incorporated by reference in this Joint Proxy Statement and Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Western Waste Industries at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included in USA Waste's Current Report on Form 8-K dated January 9, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

     Representatives of Coopers & Lybrand L.L.P., USA Waste's independent auditors, are expected to be present at the USA Waste Special Meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

     Representatives of Arthur Andersen LLP, Sanifill's independent auditors, are expected to be present at the Sanifill Special Meeting and will have the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                                                                         ANNEX A

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF JUNE 22, 1996
                                  BY AND AMONG
                           USA WASTE SERVICES, INC.,
                            QUATRO ACQUISITION CORP.
                                      AND
                                 SANIFILL, INC.

                               TABLE OF CONTENTS

                                                                                       PAGE NO.
                                                                                       --------
ARTICLE I      THE MERGER..........................................................       A-1
               Section 1.1.   The Merger...........................................       A-1
               Section 1.2.   Effective Time of the Merger.........................       A-1
ARTICLE II     THE SURVIVING AND PARENT CORPORATIONS...............................       A-2
               Section 2.1.   Certificate of Incorporation.........................       A-2
               Section 2.2.   By-Laws..............................................       A-2
               Section 2.3.   Directors............................................       A-2
               Section 2.4.   Officers.............................................       A-2
               Section 2.5.   Corporate Offices....................................       A-2
ARTICLE III    CONVERSION OF SHARES................................................       A-2
               Section 3.1.   Conversion of Company Shares in the Merger...........       A-2
               Section 3.2.   Conversion of Subsidiary Shares......................       A-3
               Section 3.3.   Exchange of Certificates.............................       A-3
               Section 3.4.   No Fractional Securities.............................       A-4
               Section 3.5.   Closing..............................................       A-4
               Section 3.6.   Closing of the Company's Transfer Books..............       A-4
ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY.............       A-5
               Section 4.1.   Organization and Qualification.......................       A-5
               Section 4.2.   Capitalization.......................................       A-5
               Section 4.3.   Subsidiaries.........................................       A-5
               Section 4.4.   Authority; Non-Contravention; Approvals..............       A-6
               Section 4.5.   Reports and Financial Statements.....................       A-7
               Section 4.6.   Absence of Undisclosed Liabilities...................       A-7
               Section 4.7.   Absence of Certain Changes or Events.................       A-8
               Section 4.8.   Litigation...........................................       A-8
               Section 4.9.   Registration Statement and Proxy Statement...........       A-8
               Section 4.10.  No Violation of Law..................................       A-8
               Section 4.11.  Compliance with Agreements...........................       A-9
               Section 4.12.  Taxes................................................       A-9
               Section 4.13.  Employee Benefit Plans; ERISA........................      A-10
               Section 4.14.  Labor Controversies..................................      A-11
               Section 4.15.  Environmental Matters................................      A-11
               Section 4.16.  Non-competition Agreements...........................      A-12
               Section 4.17.  Title to Assets......................................      A-12
               Section 4.18.  Reorganization and Pooling of Interests..............      A-13
               Section 4.19.  Parent Stockholders' Approval........................      A-13
               Section 4.20.  Brokers and Finders..................................      A-13
               Section 4.21.  Opinion of Financial Advisor.........................      A-13
               Section 4.22.  Ownership of Company Common Stock....................      A-13
               Section 4.23.  Parent Disclosure Schedule...........................      A-13
ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................      A-13
               Section 5.1.   Organization and Qualification.......................      A-13
               Section 5.2.   Capitalization.......................................      A-14
               Section 5.3.   Subsidiaries.........................................      A-14
               Section 5.4.   Authority; Non-Contravention; Approvals..............      A-15
               Section 5.5.   Reports and Financial Statements.....................      A-16
               Section 5.6.   Absence of Undisclosed Liabilities...................      A-16
               Section 5.7.   Absence of Certain Changes or Events.................      A-16

                                                                                       PAGE NO.
                                                                                       --------
               Section 5.8.   Litigation...........................................      A-16
               Section 5.9.   Registration Statement and Proxy Statement...........      A-17
               Section 5.10.  No Violation of Law..................................      A-17
               Section 5.11.  Compliance with Agreements...........................      A-17
               Section 5.12.  Taxes................................................      A-18
               Section 5.13.  Employee Benefit Plans; ERISA........................      A-18
               Section 5.14.  Labor Controversies..................................      A-19
               Section 5.15.  Environmental Matters................................      A-19
               Section 5.16.  Non-competition Agreements...........................      A-20
               Section 5.17.  Title to Assets......................................      A-20
               Section 5.18.  Reorganization and Pooling of Interests..............      A-21
               Section 5.19.  Company Stockholders' Approval.......................      A-21
               Section 5.20.  Brokers and Finders..................................      A-21
               Section 5.21.  Opinion of Financial Advisor.........................      A-21
               Section 5.22.  Amendment to Preferred Stock Rights Agreement........      A-21
               Section 5.23.  Company Disclosure Schedule..........................      A-21
ARTICLE VI     CONDUCT OF BUSINESS PENDING THE MERGER..............................      A-21
               Section 6.1.   Conduct of Business by the Company Pending the
                                Merger.............................................      A-21
               Section 6.2.   Conduct of Business by Parent and Subsidiary Pending
                                the Merger.........................................      A-23
               Section 6.3.   Control of the Company's Operations..................      A-24
               Section 6.4.   Control of Parent's Operations.......................      A-24
               Section 6.5.   Acquisition Transactions.............................      A-24
ARTICLE VII    ADDITIONAL AGREEMENTS...............................................      A-25
               Section 7.1.   Access to Information................................      A-25
               Section 7.2.   Registration Statement and Proxy Statement...........      A-26
               Section 7.3.   Stockholders' Approvals..............................      A-26
               Section 7.4.   Compliance with the Securities Act...................      A-26
               Section 7.5.   Exchange Listing.....................................      A-27
               Section 7.6.   Expenses and Fees....................................      A-27
               Section 7.7.   Agreement to Cooperate...............................      A-27
               Section 7.8.   Public Statements....................................      A-28
               Section 7.9.   Option Plans.........................................      A-28
               Section 7.10.  Notification of Certain Matters......................      A-28
               Section 7.11.  Directors' and Officers' Indemnification.............      A-28
               Section 7.12.  Corrections to the Joint Proxy Statement/Prospectus
                                and Registration Statement.........................      A-29
               Section 7.13.  Effect on Accounting Treatment.......................      A-29
               Section 7.14.  Amendment of Certain Acquisition Agreements..........      A-30
ARTICLE VIII   CONDITIONS..........................................................      A-30
               Section 8.1.   Conditions to Each Party's Obligation to Effect the
                                Merger.............................................      A-30
               Section 8.2.   Conditions to Obligation of the Company to Effect the
                                Merger.............................................      A-31
               Section 8.3.   Conditions to Obligations of Parent and Subsidiary to
                                Effect the Merger..................................      A-31
ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER...................................      A-32
               Section 9.1.   Termination..........................................      A-32
               Section 9.2.   Effect of Termination................................      A-33
               Section 9.3.   Amendment............................................      A-33
               Section 9.4.   Waiver...............................................      A-33

                                                                                       PAGE NO.
                                                                                       --------
ARTICLE X      GENERAL PROVISIONS..................................................      A-34
               Section 10.1.  Non-Survival of Representations and Warranties.......      A-34
               Section 10.2.  Notices..............................................      A-34
               Section 10.3.  Interpretation.......................................      A-34
               Section 10.4.  Miscellaneous........................................      A-35
               Section 10.5.  Counterparts.........................................      A-35
               Section 10.6.  Parties In Interest..................................      A-35

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of June 22, 1996 (this "Agreement"), by and among USA Waste Services, Inc., a Delaware corporation ("Parent"), Quatro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and Sanifill, Inc., a Delaware corporation (the "Company");

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have approved the merger of Subsidiary with and into the Company on the terms set forth in this Agreement (the "Merger"); and

     WHEREAS, Parent, Subsidiary and the Company intend the Merger to qualify as a tax-free reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder;

     WHEREAS, in connection with the Merger and as an inducement to the Company to enter into this Agreement, the Company, Parent and the shareholders of Parent listed on the Parent Disclosure Schedule (as defined in Article IV) have executed as of the date hereof a voting agreement in favor of the Company with respect to, among other things, the voting of shares of capital stock of Parent held or to be held by them in favor of the Merger; and

     WHEREAS, in connection with the Merger and as an inducement to Parent to enter into this Agreement, Parent, the Company and the shareholders of the Company listed on the Company Disclosure Schedule (as defined in Article V) have executed as of the date hereof a voting agreement in favor of Parent with respect to, among other things, the voting of shares of capital stock of the Company held or to be held by such shareholder in favor of the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the "Surviving Corporation."

     SECTION 1.2. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "Effective Time") as shall be stated in a certificate of merger, in a form mutually acceptable to Parent and the Company, to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing"). The Merger Filing shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.5. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the date hereof. Accordingly, the parties shall, subject to the provisions hereof and to the fiduciary duties of their respective boards of directors, use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by this Agreement in accordance with Section 3.5.

                                    Page A-1

                                   ARTICLE II

                     THE SURVIVING AND PARENT CORPORATIONS

     SECTION 2.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Subsidiary as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with its terms and as provided in the DGCL.

     SECTION 2.2. BY-LAWS. The By-laws of Subsidiary as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

     SECTION 2.3. DIRECTORS. (a) The Board of Directors of Parent shall take such action as may be necessary to cause Parent's Board of Directors immediately following the Effective Time to be composed of twelve members, including three members designated by the Board of Directors of the Company prior to the Closing (the "Company Designees"). One of the Company Designees shall be Rodney R. Proto and the remaining two Company Designees shall be non-officers of the Company and its subsidiaries reasonably acceptable to Parent. If the Board positions are of different terms, the Company shall have the right to designate which of the Company Designees shall fill each Board position. Rodney R. Proto shall have an initial term of office expiring in 1997 or thereafter and the remaining two Company Designees shall have initial terms of office expiring in 1998 or thereafter. If the initial term of Rodney R. Proto shall expire in 1997, the Board of Directors of the Company shall take such action as may be necessary to renominate Rodney R. Proto to the Board of Directors of the Company with a term of office expiring in 2000 or thereafter. All of the Company Designees shall serve in accordance with the charter and bylaws of Parent until their respective successors are duly elected or appointed and qualified. One of the Company Designees (to be designated by the Board of Directors of the Company prior to the Closing and reasonably acceptable to Parent) shall be appointed by the Board of Directors of Parent to the Executive Committee of Parent's Board of Directors to serve in accordance with the By-laws of Parent.

     (b) The directors of Subsidiary in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation after the Effective Time, and such directors shall serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     SECTION 2.4. OFFICERS. (a) Immediately following the Effective Time, the Board of Directors of Parent shall elect Rodney R. Proto as President and Chief Operating Officer of Parent to serve in accordance with the By-laws of Parent.

     (b) The officers of Subsidiary in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation after the Effective Time, and such officers shall serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     SECTION 2.5. CORPORATE OFFICES. As soon as practicable following the Effective Time, Parent shall transfer Parent's principal executive offices to Houston, Texas.

                                  ARTICLE III

                              CONVERSION OF SHARES

     SECTION 3.1. CONVERSION OF COMPANY SHARES IN THE MERGER. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Parent or the Company:

          (a) each share of the common stock, par value $.01 per share, of the Company (the "Company Common Stock") shall, subject to Sections 3.3 and 3.4, be converted into the right to receive, without interest, 1.70 (the "Exchange Ratio") shares of the common stock, par value $.01 per share, of Parent ("Parent Common Stock");

                                    Page A-2

          (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be canceled and no consideration shall be paid in exchange therefor and shall cease to exist from and after the Effective Time; and

          (c) subject to and as more fully provided in Section 7.9, each unexpired option or warrant to purchase Company Common Stock that is outstanding at the Effective Time, whether or not exercisable, shall automatically and without any action on the part of the holder thereof be converted into an option or warrant to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could be purchased under such option or warrant multiplied by the Exchange Ratio, at a price per share of Parent Common Stock equal to the per share exercise price of such option or warrant divided by the Exchange Ratio.

     SECTION 3.2. CONVERSION OF SUBSIDIARY SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $.01 per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

     SECTION 3.3. EXCHANGE OF CERTIFICATES. (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall be entitled to receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent and the Company (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.1(a). Notwithstanding any other provision of this Agreement, (i) until holders or transferees of certificates theretofore representing shares of Company Common Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates and no payment for fractional shares shall be made and (ii) without regard to when such certificates representing shares of Company Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any payment for fractional shares. Upon surrender of a certificate which immediately prior to the Effective Time represented shares of Company Common Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender.

     (b) If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any applicable transfer or other taxes required by reason of such issuance.

     (c) Promptly after the Effective Time, Parent shall make available to the Exchange Agent the certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 3.4.

     (d) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a), and the Company Certificates so surrendered shall be canceled. Notwithstanding

                                    Page A-3
the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) Promptly following the date which is nine months after the Effective Date, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Parent Common Stock, without any interest thereon. Notwithstanding the foregoing, none of the Exchange Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Parent Common Stock deliverable in respect thereof determined in accordance with this Article III. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

     SECTION 3.4. NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Parent Common Stock shall be issued in the Merger and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Company Certificates for exchange pursuant to this Article III shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the average closing price per share of Parent Common Stock on the New York Stock Exchange, as reported by the Wall Street Journal, during the 10 trading days immediately preceding the Effective Time.

     SECTION 3.5. CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at a location mutually agreeable to Parent and the Company as promptly as practicable following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

     SECTION 3.6. CLOSING OF THE COMPANY'S TRANSFER BOOKS. At and after the Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive shares of Parent Common Stock pursuant to Section 3.1 and the right to receive cash for payment of fractional shares pursuant to Section 3.4. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for shares of Parent Common Stock in accordance with this Article III.

                                    Page A-4

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND SUBSIDIARY

     Parent and Subsidiary each represent and warrant to the Company that, except as set forth in the Disclosure Schedule dated as of the date hereof and signed by an authorized officer of Parent (the "Parent Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

     SECTION 4.1. ORGANIZATION AND QUALIFICATION. Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. True, accurate and complete copies of each of Parent's and Subsidiary's charters and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

     SECTION 4.2. CAPITALIZATION. (a) As of June 15, 1996, the authorized capital stock of Parent consisted of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of June 15, 1996, (i) 88,330,623 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 26,310 shares of Parent Common Stock and no shares of Company Preferred Stock were held in the treasury of Parent and (iv) 13,136,521 shares of Parent Common Stock were reserved for issuance pursuant to the exercise of outstanding options and warrants to purchase Parent Common Stock. Assuming the exercise of all outstanding options and warrants to purchase Parent Common Stock, as of June 15, 1996, there would be 101,467,144 shares of Parent Common Stock issued and outstanding. In addition, as of June 15, 1996, 4,364,152 shares of Parent Common Stock were reserved and unissued pending conversion of shares of acquired companies.

     (b) The authorized capital stock of Subsidiary consists of 1,000 shares of Subsidiary Common Stock, of which 100 shares are issued and outstanding, which shares are owned beneficially and of record by Parent.

     (c) Except as disclosed in the Parent SEC Reports (as defined in Section 4.5), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any subsidiary of Parent to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Parent SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Parent or any subsidiary of Parent is a party or is bound with respect to the voting of any shares of capital stock of Parent other than voting agreements executed in connection with this Agreement. The Shareholders Agreement dated as of December 18, 1995 between Parent and Donald F. Moorehead, Jr., John E. Drury, John G. Rangos, Sr., John G. Rangos, Jr., Alexander W. Rangos and John Rangos Development Corporation, Inc. has been terminated in connection with the execution of this Agreement. The shares of Parent Common Stock issued to stockholders of the Company in the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

     SECTION 4.3. SUBSIDIARIES. Each direct and indirect corporate subsidiary of Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now

                                    Page A-5
being conducted. Each subsidiary of Parent is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure Parent's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, joint venture or other entity.

     SECTION 4.4. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to the Parent Stockholders' Approval (as defined in Section 7.3(b)) and the Parent Required Statutory Approvals (as defined in
Section 4.4(c)), to consummate the transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or, except for the Parent Stockholders' Approval, the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Without limitation of the foregoing, each of the covenants and obligations of Parent set forth in Sections 6.2, 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.10 and 7.12 is valid, legally binding and enforceable (subject as aforesaid) notwithstanding the absence of the Parent Stockholders' Approval.

     (b) The execution and delivery of this Agreement by each of Parent and Subsidiary do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Parent and Subsidiary of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals and the Parent Stockholder's Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective
Time) consents required from commercial lenders, lessors or other third parties as specified on the Parent Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and

                                    Page A-6

(iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations of Parent and its subsidiaries, taken as a whole.

     (c) Except for (i) the filings by Parent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 4.9) with the Securities and Exchange Commission (the "SEC ") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger, and (iv) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

     SECTION 4.5. REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1994, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Parent has previously delivered to the Company copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1995 and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from January 1, 1994, until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by Parent with the SEC since January 1, 1994 (other than registration statements filed on Form S-8) (the documents referred to in clauses (a), (b) and (c) filed prior to the date hereof are collectively referred to as the "Parent SEC Reports"). The Parent SEC Reports are identified on the Parent Disclosure Schedule. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of Parent included in such reports (collectively, the "Parent Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     SECTION 4.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Parent SEC Reports or as heretofore disclosed to the Company in writing with respect to acquisitions or potential transactions or commitments, neither Parent nor any of its subsidiaries had at December 31, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Parent Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1995, and were incurred in the ordinary course of business and consistent with past practices; (b) liabilities, obligations or

                                    Page A-7
contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) have been discharged or paid in full prior to the date hereof; and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of Parent and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

     SECTION 4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent Parent SEC Report that contains consolidated financial statements of Parent, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, except for changes that affect the industries in which Parent and its subsidiaries operate generally.

     SECTION 4.8. LITIGATION. Except as disclosed in the Parent SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain or enjoin the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Except as set forth in the Parent SEC Reports, neither Parent nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

     SECTION 4.9. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its subsidiaries for inclusion in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by Parent in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy statement to be distributed in connection with the Company's and Parent's meetings of their respective stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Joint Proxy Statement/ Prospectus") will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and Parent to be held in connection with the transactions contemplated by this Agreement, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Subsidiary with respect to information supplied by the Company or the stockholders of the Company for inclusion therein.

     SECTION 4.10. NO VIOLATION OF LAW. Except as disclosed in the Parent SEC Reports, neither Parent nor any of its subsidiaries is in violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance, or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, to the knowledge of Parent, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an

                                    Page A-8
intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Parent and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Parent Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Parent and its subsidiaries are not in violation of the terms of any Parent Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

     SECTION 4.11. COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Parent SEC Reports, Parent and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under (a) the respective charter, by-laws or other similar organizational instruments of Parent or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Parent or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this Section 4.11, breaches, violations and defaults which would not have, in the aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

     SECTION 4.12. TAXES. (a) Parent and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns (as defined in Section 4.12(c)) required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as defined in Section 4.12(b)) for all past and current periods. The liabilities and reserves for Taxes reflected in the Parent balance sheet included in the latest Parent SEC Report are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or assets of Parent or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of the Parent or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. Neither Parent nor its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither Parent nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Parent other than agreements the consequences of which are fully and adequately reserved for in the Parent Financial Statements. Neither Parent nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

     (b) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate,

                                    Page A-9
consolidated, unitary, combined or any other basis, and such term shall include any interest, fines, penalties or additional amounts and any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

     (c) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 4.13. EMPLOYEE BENEFIT PLANS; ERISA. (a) Except as disclosed in the Parent SEC Reports, at the date hereof, Parent and its subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of Parent and its subsidiaries being referred to as the "Parent Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code). The Parent Disclosure Schedule lists all Multi-employer Plans to which any of them makes contributions or has any obligation or liability to make contributions. Neither Parent nor any of its subsidiaries maintains or has any liability with respect to any Multiple Employer Plan. Neither Parent nor any of its subsidiaries has any obligation to create or contribute to any additional such plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Parent Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as disclosed in the Parent SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Parent Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Parent Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Parent Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Parent Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Parent Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Parent Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Parent SEC Reports as of March 31, 1996, based upon reasonable actuarial assumptions currently utilized for such Parent Plan, (vi) each of the Parent Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations,
(vii) each of the Parent Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Parent Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither Parent nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of Parent and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the best knowledge of Parent and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Parent Plans other than claims for benefits in the ordinary course, (x) Parent and its subsidiaries have no current material liability under Title IV of ERISA, and Parent and its subsidiaries do not reasonably anticipate that any such liability will be asserted against Parent or any of its subsidiaries, and

                                    Page A-10

(xi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Parent Plan that has resulted or could result in any material liability (direct or indirect) of Parent or any subsidiary under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code. None of the Parent Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) or is required to provide security to a Parent Plan pursuant to Section 401(a)(29) of the Code. Each Parent Plan can be unilaterally terminated by Parent or a subsidiary at any time without material liability, other than for amounts previously reflected in the financial statements (or notes thereto) included in the Parent SEC Reports.

     (c) The Parent SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

     (d) There are no agreements which will or may provide payments to any officer, employee, stockholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to Parent or subject to tax under Code Section 4999 for which Parent or any ERISA Affiliate would have withholding liability.

     SECTION 4.14. LABOR CONTROVERSIES. Except as disclosed in the Parent SEC Reports, (a) there are no significant controversies pending or, to the knowledge of Parent, threatened between Parent or its subsidiaries and any representatives of any of their employees and (b) to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the presently unorganized employees of Parent and its subsidiaries except for such controversies and organizational efforts which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

     SECTION 4.15. ENVIRONMENTAL MATTERS. (a) Except as disclosed in the Parent SEC Reports, (i) Parent and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws (defined in Section 4.15(b)), including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by Parent or any of its subsidiaries contain any Hazardous Substance (defined in Section 4.15(c)) as a result of any activity of Parent or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither Parent nor any of its subsidiaries has received any notices, demand letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that Parent or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against Parent or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by Parent or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by Parent or any of its subsidiaries as a result of any activity of Parent or any of its subsidiaries during the time such properties were owned, leased or operated by Parent or any of its subsidiaries, (vii) no underground storage tanks have been installed, closed or removed from any properties owned by Parent or any of its subsidiaries during, in the case of Parent, the time such properties were owned, leased or operated by Parent and during, in the case of each subsidiary, the time such subsidiary has been owned by Parent, (viii) there is no asbestos or asbestos containing material present in any of the properties owned by Parent and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by Parent or any of its subsidiaries, and (ix) neither Parent, its subsidiaries nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (ix) that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

                                    Page A-11

     (b) As used herein, "Environmental Law" means any Federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to
(x) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the Closing Date. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     (c) As used herein, "Hazardous Substance" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     SECTION 4.16. NON-COMPETITION AGREEMENTS. Neither Parent nor any subsidiary of Parent is a party to any agreement which purports to restrict or prohibit in any material respect any of them from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid and other wastes or any other material business currently engaged in by Parent or the Company, or any corporations affiliated with either of them. None of Parent's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with Parent, restricts in any material respect Parent or any subsidiary of Parent from, directly or indirectly, engaging in any of the businesses described above.

     SECTION 4.17. TITLE TO ASSETS. Parent and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties as reflected in the most recent balance sheet included in the Parent Financial Statements, except for such properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Parent's business operations (in the manner presently carried on by the Parent), or (iii) as disclosed in the Parent SEC Reports, and except for such matters which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole. All leases under which Parent leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not materially and adversely affect the

                                    Page A-12
business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole.

     SECTION 4.18. REORGANIZATION AND POOLING OF INTERESTS. None of the Parent, Subsidiary or, to their knowledge, any of their affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principles and the rules, regulations and interpretations of the SEC (a "Pooling Transaction").

     SECTION 4.19. PARENT STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of Parent required for approval and adoption of this Agreement and the Merger is a majority of the shares of Parent Common Stock present in person or by proxy at a meeting of such stockholders and entitled to vote thereat.

     SECTION 4.20. BROKERS AND FINDERS. Except for the fees and expenses payable to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ "), which fees are reflected in its agreement with Parent (a copy of which has been delivered to the Company), Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to DLJ, there is no claim for payment by Parent of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.21. OPINION OF FINANCIAL ADVISOR. The financial advisor of Parent, DLJ, has rendered a written opinion to the Board of Directors of Parent to the effect that the Exchange Ratio is fair from a financial point of view to Parent.

     SECTION 4.22. OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock as of the date hereof.

     SECTION 4.23. PARENT DISCLOSURE SCHEDULE. The information set forth in the Parent Disclosure Schedule does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), each of which exceptions shall specifically identify the relevant Section hereof to which it relates:

     SECTION 5.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. True, accurate and complete copies of the Company's Articles of Incorporation and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

                                    Page A-13

     SECTION 5.2. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $10.00 per share ("Company Preferred Stock"). As of June 15, 1996, (i) 25,030,471 shares of Company Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, (iii) 1,001,866 shares of Company Common Stock were reserved for issuance upon exercise of options issued and outstanding pursuant to the Company's 1989 Stock Option Plan, as amended, (iv) 1,461,360 shares of Company Common Stock were reserved for issuance upon exercise of options issued and outstanding pursuant to the Company's 1994 Long-Term Incentive Plan, (v) 607,266 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1991 Employee Stock Purchase Plan, (vi) 2,389,610 shares of Company Common Stock were reserved for issuance upon conversion of outstanding convertible debentures of the Company, (vii) 103,264 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants, (viii) no shares of Company Preferred Stock were issued and outstanding and (ix) 83,435 shares of Company Preferred Stock were reserved for issuance upon exercise of Rights ("Preferred Stock Purchase Rights") issued pursuant to that certain Rights Agreement dated as of December 1, 1991 between the Company and First City, Texas -- Houston, N.A., a national banking association, as amended by Amendment No. 1 thereto between the Company and Chemical Bank, a New York State banking corporation, (the "Preferred Stock Rights Agreement"). Except as set forth in the preceding sentence, no other Awards (as such term is defined in the Company's 1994 Long-Term Incentive Plan) were issued and outstanding as of June 15, 1996. A true and correct copy of the Preferred Stock Rights Agreement has been made available to Parent. Assuming conversion of all outstanding convertible debentures of the Company and the exercise of all outstanding options, warrants or rights (other than the Preferred Stock Purchase Rights issued under the Preferred Stock Rights Agreement) to purchase Company Common Stock, as of June 15, 1996, there would be 29,988,071 shares of Company Common Stock issued and outstanding.

     (b) Except as disclosed in the Company SEC Reports (as defined in Section 5.5), as of the date hereof there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company other than voting agreements executed in connection with this Agreement.

     SECTION 5.3. SUBSIDIARIES. Each direct and indirect corporate subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each subsidiary of the Company is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all such other failures, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of any corporate subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement.

                                    Page A-14

     SECTION 5.4. AUTHORITY; NON-CONTRAVENTION; APPROVALS. (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as defined in Section 7.3(a)) and the Company Required Statutory Approvals (as defined in Section 5.4(c)), to consummate the transactions contemplated hereby. The Board of Directors of the Company has at a meeting duly called and held and at which a quorum was present and acting throughout, by the requisite affirmative vote of the directors of the Company, (i) determined that the Merger is in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and (iii) determined that such approval satisfies the requirements of subparagraph A.2 of Article Eighth of the Company's Certificate of Incorporation and, as a result, renders inapplicable to the Merger and this Agreement the other provisions of paragraph A of Article Eighth. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles. Without limitation of the foregoing, each of the covenants and obligations of the Company set forth in Sections 6.1, 6.5, 7.1, 7.2, 7.3, 7.6, 7.7, 7.8, 7.10, 7.12 and 7.14 is valid, legally binding and enforceable (subject as aforesaid) notwithstanding the absence of the Company Stockholders' Approval.

     (b) The execution and delivery of this Agreement by the Company do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of the Company or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Stockholders' Approval and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties as specified in the Company Disclosure Schedule. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     (c) Except for (i) the filings by the Company required by the HSR Act, (ii) the filing of the Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act, (iii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger and (iv) any required filings with or approvals from applicable state environmental authorities, public service commissions and public utility commissions (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the

                                    Page A-15

Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 5.5. REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1994, the Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered to Parent copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the year ended December 31, 1995, and for the immediately preceding fiscal year, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its stockholders (whether annual or special) and (ii) actions by written consent in lieu of a stockholders' meeting from January 1, 1994, until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by the Company with the SEC since January 1, 1994 (other than registration statements filed on Form S-8) (the documents referred to in clauses (a), (b) and
(c) filed prior to the date hereof are collectively referred to as the "Company SEC Reports"). The Company SEC Reports are identified on the Company Disclosure Schedule. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company included in such reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end and audit adjustments and any other adjustments described therein.

     SECTION 5.6. ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the Company SEC Reports or as heretofore disclosed to Parent in writing with respect to acquisitions or potential transactions or commitments, neither the Company nor any of its subsidiaries had at December 31, 1995, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1995, and were incurred in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole or (ii) have been discharged or paid in full prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

     SECTION 5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the most recent Company SEC Report that contains consolidated financial statements of the Company, there has not been any material adverse change in the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, except for changes that affect the industries in which the Company and its subsidiaries operate generally.

     SECTION 5.8. LITIGATION. Except as referred to in the Company SEC Reports, there are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or any of its subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which could reasonably be expected, either alone or in the aggregate with all such claims, actions or

                                    Page A-16
proceedings, to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Except as referred to in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 5.9. REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by the Company or its subsidiaries for inclusion in
(a) the Registration Statement or (b) the Proxy Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and Parent to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply, as of its mailing date, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by Parent, Subsidiary or any stockholder of Parent for inclusion therein.

     SECTION 5.10. NO VIOLATION OF LAW. Except as disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Except as disclosed in the Company SEC Reports, as of the date of this Agreement, to the knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 5.11. COMPLIANCE WITH AGREEMENTS. Except as disclosed in the Company SEC Reports, the Company and each of its subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the respective charter, by-laws or similar organizational instruments of the Company or any of its subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this Section 5.11, breaches, violations and defaults which would not have, in the

                                    Page A-17
aggregate, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 5.12. TAXES. The Company and its subsidiaries have (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all past and current periods. The liabilities and reserves for Taxes reflected in the Company balance sheet included in the latest Company SEC Report are adequate to cover all Taxes for all periods ending at or prior to the date of such balance sheet and there is no liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business. There are no material liens for Taxes upon any property or asset of the Company or any subsidiary thereof, except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries which, if decided adversely, singly or in the aggregate, would have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. Neither the Company nor its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect. Neither the Company nor any of its subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity that is not, directly or indirectly, a wholly-owned corporate subsidiary of Company other than agreements the consequences of which are fully and adequately reserved for in the Company Financial Statements. Neither the Company nor any of its corporate subsidiaries has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f) of the Code.

     SECTION 5.13. EMPLOYEE BENEFIT PLANS; ERISA. (a) Except as disclosed in the Company SEC Reports, at the date hereof, the Company and its subsidiaries do not maintain or contribute to or have any obligation or liability to or with respect to any material employee benefit plans, programs, arrangements or practices (such plans, programs, arrangements or practices of the Company and its subsidiaries being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of Section 413(c) of the Code). The Company Disclosure Schedule lists all Multi-employer Plans to which any of them makes contributions or has any obligation or liability to make contributions. Neither the Company nor any of its subsidiaries maintains or has any liability with respect to any Multiple Employer Plan. Neither the Company nor any of its subsidiaries has any obligation to create or contribute to any additional such plan, program, arrangement or practice or to amend any such plan, program, arrangement or practice so as to increase benefits or contributions thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as disclosed in the Company SEC Reports, (i) there have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or
Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, (ii) except for premiums due, there is no outstanding material liability, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA, (iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the

                                    Page A-18

Company Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities by more than the amount, if any, disclosed in the Company SEC Reports as of March 31, 1996, based upon reasonable actuarial assumptions currently utilized for such Company Plan, (vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multi-employer Plans, neither the Company nor any of its subsidiaries has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203, 4204 and 4205 of ERISA and, to the best knowledge of the Company and its subsidiaries, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203, 4204 and 4205, (ix) to the best knowledge of the Company and its subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, (x) the Company and its subsidiaries have no current material liability under Title IV of ERISA, and the Company and its subsidiaries do not reasonably anticipate that any such liability will be asserted against the Company or any of its subsidiaries, and (xi) no act, omission or transaction (individually or in the aggregate) has occurred with respect to any Company Plan that has resulted or could result in any material liability (direct or indirect) of the Company or any subsidiary under Sections 409 or 502(c)(i) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code. None of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code) or is required to provide security to a Company Plan pursuant to Section 401(a)(29) of the Code. Each Company Plan can be unilaterally terminated by the Company or a subsidiary at any time without material liability, other than for amounts previously reflected in the financial statements (or notes thereto) included in the Company SEC Reports.

     (c) The Company SEC Reports contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements with executive officers.

     (d) There are no agreements which will or may provide payments to any officer, employee, stockholder, or highly compensated individual which will be "parachute payments" under Code Section 280G that are nondeductible to the Company or subject to tax under Code Section 4999 for which the Company or any ERISA Affiliate would have withholding liability.

     SECTION 5.14. LABOR CONTROVERSIES. Except as disclosed in the Company SEC Reports, (a) there are no significant controversies pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any representatives of any of their employees and (b) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or its subsidiaries, except for such controversies and organizational efforts, which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 5.15. ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports, (i) the Company and its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted, (ii) none of the properties owned by the Company or any of its subsidiaries contain any Hazardous Substance as a result of any activity of the Company or any of its subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) neither the Company nor any of its subsidiaries has received any notices, demand

                                    Page A-19
letters or requests for information from any Federal, state, local or foreign governmental entity or third party indicating that the Company or any of its subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses, (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened, against the Company or any of its subsidiaries relating to any violation, or alleged violation, of any Environmental Law, (v) no reports have been filed, or are required to be filed, by the Company or any of its subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law, (vi) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law from any properties owned by the Company or any of its subsidiaries as a result of any activity of the Company or any of its subsidiaries during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, (vii) no underground storage tanks have been installed, closed or removed from any properties owned by the Company or any of its subsidiaries during, in the case of the Company, the time such properties were owned, leased or operated by the Company and during, in the case of each subsidiary, the time such subsidiary has been owned by the Company, (viii) there is no asbestos or asbestos containing material present in any of the properties owned by the Company and its subsidiaries, and no asbestos has been removed from any of such properties during the time such properties were owned, leased or operated by the Company or any of its subsidiaries, and (ix) neither the Company, its subsidiaries nor any of their respective properties are subject to any material liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law, except for violations of the foregoing clauses (i) through (ix) that, singly or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

     SECTION 5.16. NON-COMPETITION AGREEMENTS. Except as disclosed in the Company SEC Reports, neither the Company nor any subsidiary of the Company is a party to any agreement which purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes, chemical or hazardous wastes, liquid and other wastes or any other material business currently engaged in by Parent or the Company, or any corporations affiliated with either of them. None of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any subsidiary or affiliate of the Company from, directly or indirectly, engaging in any of the businesses described above.

     SECTION 5.17. TITLE TO ASSETS. The Company and each of its subsidiaries has good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Company SEC Reports, and except for such matters which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole. All leases under which the Company or any of its subsidiaries leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not materially and adversely affect the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole.

                                    Page A-20

     SECTION 5.18. REORGANIZATION AND POOLING OF INTERESTS. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from (a) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code or (b) being treated for financial accounting purposes as a Pooling Transaction.

     SECTION 5.19. COMPANY STOCKHOLDERS' APPROVAL. The affirmative vote of stockholders of the Company required for approval and adoption of this Agreement and the Merger is a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

     SECTION 5.20. BROKERS AND FINDERS. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), which fees are reflected in its agreement with the Company (a copy of which has been delivered to Parent), the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses paid or payable to Merrill, there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 5.21. OPINION OF FINANCIAL ADVISOR. The financial advisor of the Company, Merrill, has rendered a written opinion to the Board of Directors of the Company to the effect that the Exchange Ratio is fair from a financial point of view to the stockholders of the Company.

     SECTION 5.22. AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT. (a) The Board of Directors of the Company has taken all necessary action to amend the Preferred Stock Rights Agreement so that none of the execution and delivery of this Agreement, the conversion of shares of Company Common Stock into the right to receive Parent Common Stock in accordance with Article III of this Agreement, and the consummation of the Merger or any other transaction contemplated hereby (but specifically not including any acquisition of beneficial ownership of Common Stock other than through the execution and delivery of this Agreement, the consummation of the Merger or the execution of the voting agreements described in the recitals to this Agreement) will cause (i) the Preferred Stock Purchase Rights issued pursuant to the Preferred Stock Rights Agreement to become exercisable under the Preferred Stock Rights Agreement, (ii) Parent or any of Parent's direct or indirect subsidiaries to be deemed an "Acquiring Person" (as such term is defined in the Preferred Stock Rights Agreement), (iii) any such event to be deemed a "Section 11(a)(ii) Event" or a "Section 13 Event" (as such terms are defined in the Preferred Stock Rights Agreement) or (iv) the "Stock Acquisition Date" (as such term is defined in the Preferred Stock Rights Agreement) to occur upon any such event.

     (b) The "Expiration Date" (as such term is defined in the Preferred Stock Rights Agreement) of the Preferred Stock Purchase Rights will occur immediately prior to the Effective Time.

     (c) The "Distribution Date" (as such term is defined in the Preferred Stock Rights Agreement) has not occurred.

     SECTION 5.23. COMPANY DISCLOSURE SCHEDULE. The information set forth in the Company Disclosure Schedule does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by this Agreement or disclosed in Section 6.1 of the Company Disclosure Schedule, after the

                                    Page A-21
date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend their respective charter or by-laws, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of the Company;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) the Company may issue shares upon conversion of convertible securities and exercise of options and warrants outstanding on the date hereof and (ii) the Company may issue shares of Company Common Stock in connection with acquisitions of assets or businesses pursuant to the proviso of Section 6.1(d);

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Parent or (C) as set forth in the proviso in this Section 6.1(d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action that would jeopardize the treatment of the Merger as a pooling of interests under Opinion No. 16 of the Accounting Principles Board ("APB No. 16"), (iv) take or fail to take any action which action or failure to take action would cause the Company or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares and except to the extent of Stockholders in special circumstances) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368 of the Code, (v) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and consistent with the Company's capital budget disclosed in Section 6.1 of the Company Disclosure Schedule and other than as set forth in the proviso in this Section 6.1(d), (vi) sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing (other than subsections (iii) and (iv) of this Section 6.1(d)), the Company shall not be prohibited from acquiring any assets or businesses or issuing Company Common Stock or incurring or assuming indebtedness in connection with such acquisitions so long as (x) the aggregate value of consideration paid or payable in connection with all such acquisitions, including any funded indebtedness assumed and any Company Common Stock (valued for purposes of this limitation at a price per share equal to the price of the Company Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisitions, does not exceed $80 million (excluding any acquisitions for which a letter of intent has been executed and which are identified on the Company Disclosure Schedule), (y) the aggregate value of consideration paid or payable for any one such acquisition, including any funded indebtedness assumed and any Company Common Stock (valued for purposes of this limitation at a price per share equal to the price of the Company Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisition, does not exceed $20 million (excluding any acquisitions for which a letter of intent has been executed and which are identified on the Company Disclosure Schedule) and (z) the Company will not acquire or agree to acquire any assets or businesses if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger;

          (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the

                                    Page A-22
     goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

          (f) subject to restrictions imposed by applicable law, confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

          (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice; provided, however, that the Company and its subsidiaries shall in no event enter into any written employment agreement;

          (h) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

          (i) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

          (j) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority.

     SECTION 6.2. CONDUCT OF BUSINESS BY PARENT AND SUBSIDIARY PENDING THE MERGER. Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing, Parent shall, and shall cause its subsidiaries to:

          (a) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

          (b) not (i) amend or propose to amend their respective charter (except for the amendment by Parent of its Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock) or by-laws, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned subsidiary of Parent;

          (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that (i) Parent may issue shares upon conversion of convertible securities and exercise of options outstanding on the date hereof, (ii) Parent may issue options (and shares upon exercise of such options) pursuant to its employee stock option plans in effect on the date hereof in the ordinary course of business and consistent with past practices and (iii) Parent may issue shares of capital stock (or warrants or options to acquire capital stock) in connection with acquisitions of assets or businesses pursuant to the proviso of Section 6.2(d);

          (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business, (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the Company, or (C) as set forth in the proviso in this Section 6.2(d), (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) take any action that would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16, (iv) take or fail to take any action

                                    Page A-23
     which action or failure to take action would cause Parent or its stockholders to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368 of the Code,
     (v) sell, pledge, dispose of or encumber any material assets or businesses other than sales in the ordinary course of business, (vi) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business and other than as set forth in the proviso of this Section 6.2(d) or (vii) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing (other than subsections (iii) and (iv) of this Section 6.2(d)), Parent shall not be prohibited from acquiring any assets or businesses or issuing capital stock (or warrants or options to acquire capital stock) or incurring or assuming indebtedness in connection with such acquisitions so long as (x) the aggregate value of consideration paid or payable in connection with all such acquisitions, including any funded indebtedness assumed and any Parent Common Stock (valued for purposes of this limitation at a price per share equal to the price of Parent Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisitions, does not exceed $160 million (excluding any acquisitions for which a letter of intent has been executed and which are identified on the Parent Disclosure Schedule), (y) the aggregate value of consideration paid or payable for any one such acquisition, including any funded indebtedness assumed and any Parent Common Stock (valued for purposes of this limitation at a price per share equal to the price of Parent Common Stock on the date an agreement in respect of an acquisition is entered into) issued or issuable in connection with such acquisition, does not exceed $40 million (excluding any acquisitions for which a letter of intent has been executed and which are identified on the Parent Disclosure Schedule) and (z) Parent will not acquire or agree to acquire any assets or businesses if such acquisition or agreement may reasonably be expected to delay the consummation of the Merger;

          (e) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement.

          (f) subject to restrictions imposed by applicable law, confer on a regular and frequent basis with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations; and

          (g) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

     SECTION 6.3. CONTROL OF THE COMPANY'S OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     SECTION 6.4. CONTROL OF PARENT'S OPERATIONS. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct Parent's operations prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

     SECTION 6.5. ACQUISITION TRANSACTIONS. (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate, and the Company shall, and shall cause each of its subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit, negotiate, encourage or provide non-public or confidential information to facilitate, any proposal or offer to acquire all or

                                    Page A-24
any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as an "Acquisition Transaction").

     (b) Notwithstanding the provisions of paragraph (a) above, (i) the Company may, in response to an unsolicited written proposal or indication of interest with respect to a potential or proposed Acquisition Transaction ("Acquisition Proposal"), furnish (subject to the execution of a confidentiality agreement and standstill agreement containing provisions substantially similar to the confidentiality and standstill provisions of the Confidentiality Agreements, as defined in Section 10.4) confidential or non-public information to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") and negotiate with such Potential Acquirer if the Board of Directors of the Company after consulting with its outside legal counsel, determines in good faith that the failure to provide such confidential or non-public information to or negotiate with such Potential Acquirer would constitute a breach of its fiduciary duty to the Company's stockholders and (ii) the Company's Board of Directors may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 under the Exchange Act. It is understood and agreed that negotiations conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph (a) of this Section 6.5.

     (c) The Company shall immediately notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

     SECTION 7.1. ACCESS TO INFORMATION. (a) The Company and its subsidiaries shall afford to Parent and Subsidiary and their respective accountants, counsel, financial advisors and other representatives (the "Parent Representatives") and Parent and its subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by this Agreement and (ii) such other information concerning their respective businesses, properties and personnel as Parent or Subsidiary or the Company, as the case may be, shall reasonably request; provided, however, that no investigation pursuant to this Section 7.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold, and the Company and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, in strict confidence all non-public documents and information furnished to Parent and Subsidiary or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement, except that (i) Parent, Subsidiary and the Company may disclose such information as may be necessary in connection with seeking the Parent Required Statutory Approvals and Parent Stockholders' Approval, the Company Required Statutory Approvals and the Company Stockholders' Approval and (ii) each of Parent, Subsidiary and the Company may disclose any information that it is required by law or judicial or administrative order to disclose.

                                    Page A-25

     (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all non-public written material provided pursuant to this Section 7.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Parent or the Company based on the information in such material shall be destroyed (and Parent and the Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

     (c) The Company shall promptly advise Parent and Parent shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, taken as a whole.

     SECTION 7.2. REGISTRATION STATEMENT AND PROXY STATEMENT. Parent and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Joint Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant hereto. Parent and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence. The information provided and to be provided by Parent and the Company, respectively, for use in the Joint Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 7.3. STOCKHOLDERS' APPROVALS. (a) The Company shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Company Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement.

     (b) Parent shall, as promptly as practicable, submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of Parent under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Parent Stockholders' Approval") of this Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date on which the Registration Statement becomes effective. Parent shall, through its Board of Directors, subject to the fiduciary duties of the members thereof, (i) recommend to its stockholders approval of the transactions contemplated by this Agreement and (ii) authorize and cause an officer of Parent to vote Parent's shares of Subsidiary Common Stock for adoption and approval of this Agreement and the transactions contemplated hereby and shall take all additional actions as the sole stockholder of Subsidiary necessary to adopt and approve this Agreement and the transactions contemplated hereby.

     SECTION 7.4. COMPLIANCE WITH THE SECURITIES ACT. Parent and the Company shall each use its reasonable best efforts to cause each principal executive officer, each director and each other person who is an "affiliate," as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of Parent or the Company, as the case may be, to deliver to Parent and the Company on or prior to the Effective Time a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, pursuant

                                    Page A-26
to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act and, in any case, until after the results covering 30 days of post-Merger combined operations of Parent and the Company have been filed with the SEC, sent to stockholders of Parent or otherwise publicly issued.

     SECTION 7.5. EXCHANGE LISTING. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on the New York Stock Exchange Inc. (the "NYSE"), upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities.

     SECTION 7.6. EXPENSES AND FEES. (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and filing the Joint Proxy Statement/Prospectus shall be shared equally by Parent and the Company.

     (b) The Company agrees to pay to Parent a fee equal to $39,000,000 if:

          (i) the Company terminates this Agreement pursuant to clause (iv) or
     (v) of Section 9.1(a); or

          (ii) Parent terminates this Agreement pursuant to clause (v) of
     Section 9.1(b);

provided, however, that if the provisions of paragraph 5 of the Confidentiality Agreement between Parent as Recipient and the Company as Protected Party have lapsed and are no longer in force and effect as a result of the proviso set forth in paragraph 5 of such Confidentiality Agreement and Parent has taken actions that would otherwise be prohibited by paragraph 5 of such Confidentiality Agreement prior to the time that Parent is entitled to receive the payment required by this Section 7.6(b), Parent shall not be entitled to receive such payment if such payment shall later become payable pursuant to the terms of this Section 7.6(b); and, provided, further, that if Parent has received the payment required by this Section 7.6(b), the proviso set forth in paragraph 5 of such Confidentiality Agreement shall no longer be effective.

     (c) Parent agrees to pay to the Company a fee equal to $39,000,000 if the Company terminates this Agreement pursuant to clause (vi) of Section 9.1(a).

     SECTION 7.7. AGREEMENT TO COOPERATE. (a) Subject to the terms and conditions herein provided and subject to the fiduciary duties of the respective boards of directors of the Company and Parent, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Company and its subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) Without limitation of the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable after the date hereof a Notification and Report Form under the HSR Act with the Federal Trade Commission (the "FTC ") and the Antitrust Division of the Department of Justice (the "Antitrust Division"). Each of Parent and the Company shall (i) use its reasonable efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.

     (c) In the event any litigation is commenced by any person or entity relating to the transactions contemplated by this Agreement, including any Acquisition Transaction, Parent shall have the right, at its own

                                    Page A-27
expense, to participate therein, and the Company will not settle any such litigation without the consent of Parent, which consent will not be unreasonably withheld.

     SECTION 7.8. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

     SECTION 7.9. OPTION PLANS. Prior to the Effective Time, the Company and Parent shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of Company Common Stock (each a "Company Option") to be automatically converted at the Effective Time into an option (each a "Parent Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under the Company Option multiplied by the Exchange Ratio, at a price per share of Parent Common Stock equal to the option exercise price determined pursuant to the Company Option divided by the Exchange Ratio and subject to the same terms and conditions as the Company Option. The date of grant of a substituted Parent Option shall be the date on which the corresponding Company Option was granted. At the Effective Time, all references in the stock option agreements to the Company shall be deemed to refer to Parent. Parent shall assume all of the Company's obligations with respect to Company Options as so amended and shall, from and after the Effective Time, make available for issuance upon exercise of the Parent Options all shares of Parent Common Stock covered thereby and amend its Registration Statement on Form S-8 or file a new registration statement to cover the additional shares of Parent Common Stock subject to Parent Options granted in replacement of Company Options.

     SECTION 7.10. NOTIFICATION OF CERTAIN MATTERS. Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 7.11. DIRECTORS' AND OFFICERS' INDEMNIFICATION. (a) The indemnification provisions of the Certificate of Incorporation of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) After the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "indemnified Party" and collectively, the "indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the indemnified Parties, which counsel shall be reasonably satisfactory to the Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action, (ii) the Parent and the Surviving Corporation will cooperate

                                    Page A-28
and use all reasonable efforts to assist in the vigorous defense of any such matter, and (iii) to the extent any determination is required to be made with respect to whether an indemnified Party's conduct complies with the standards set forth under the DGCL and the Parent's or the Surviving Corporation's respective charters or By-Laws such determination shall be made by independent legal counsel acceptable to the Parent or the Surviving Corporation, as the case may be, and the indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and, provided, further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be. The indemnified Parties as a group may not retain more than one law firm to represent them with respect to each matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified Parties.

     (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 7.11.

     (d) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the indemnified Parties and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters rising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of two times the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (e) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.11.

     (f) The rights of each indemnified Party hereunder shall be in addition to any other rights such indemnified Party may have under the charter or bylaws of the Company, under the DGCL or otherwise. The provisions of this Section 7.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified Parties.

     SECTION 7.12. CORRECTIONS TO THE JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by their respective stockholders, each of the Company, Parent and Subsidiary shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company and Parent, in each case to the extent required by applicable law.

     SECTION 7.13. EFFECT ON ACCOUNTING TREATMENT. Each of the parties hereto agrees that, notwithstanding anything to the contrary contained in the Agreement, nothing contained in or contemplated by this Agreement shall require any of the parties hereto to take any action which would jeopardize the treatment of the Merger as a pooling of interests under APB No. 16.

                                    Page A-29

     SECTION 7.14. AMENDMENT OF CERTAIN ACQUISITION AGREEMENTS. The Company shall use its reasonable best efforts to amend the agreements listed on Schedule
5.2 of the Company Disclosure Schedule to eliminate the rights of the other parties to such agreements to receive Company Common Stock, such amendments to be on terms that are reasonably acceptable to Parent.

                                  ARTICLE VIII

                                   CONDITIONS

     SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company and Parent under applicable law and applicable listing requirements;

          (b) the shares of Parent Common Stock issuable in the Merger and those to be reserved for issuance upon exercise of stock options or warrants or the conversion of convertible securities shall have been authorized for listing on the NYSE upon official notice of issuance;

          (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (d) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

          (e) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

          (f) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

          (g) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby, and all consents from lenders required to consummate the Merger, shall have been obtained and be in effect at the Effective Time, except where the failure to obtain the same would not be reasonably likely to have a material adverse effect on the business, operations, properties, assets, liabilities, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, following the Effective Time;

          (h) Coopers & Lybrand L.L.P., certified public accountants for Parent, shall have delivered a letter, dated the Closing Date, addressed to Parent, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will qualify for a pooling of interests accounting treatment if consummated in accordance with this Agreement; and

          (i) Arthur Andersen LLP, certified public accountants for the Company, shall have delivered a memorandum dated the Closing Date, addressed to the Company, in form and substance reasonably satisfactory to the Company, stating that the Merger will qualify for a pooling of interests accounting treatment if consummated in accordance with this Agreement.

                                    Page A-30

     SECTION 8.2. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate of the Chairman of the Board and Chief Executive Officer, the President or a Vice President of Parent and of the President and Chief Executive Officer or a Vice President of Subsidiary to that effect;

          (b) the Company shall have received an opinion of Baker & Botts, L.L.P., in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Company and holders of Company Common Stock (except to the extent any stockholders receive cash in lieu of fractional shares) will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger;

          (c) since the date hereof, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, except for changes that affect the industries in which Parent and its subsidiaries operate generally; and

          (d) all governmental waivers, consents, orders, and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date except for such waivers, consents, orders and approvals the failure of which to have been obtained would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, following the Effective Time, and no governmental authority shall have promulgated after the date hereof any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger.

     SECTION 8.3. CONDITIONS TO OBLIGATIONS OF PARENT AND SUBSIDIARY TO EFFECT THE MERGER. Unless waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

          (a) the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Parent shall have received a Certificate of the President and Chief Executive Officer or of a Vice President of the Company to that effect;

          (b) Parent shall have received an opinion of Andrews & Kurth L.L.P., in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that Parent and Subsidiary will recognize no gain or loss for federal income tax purposes as a result of consummation of the Merger;

          (c) the Affiliate Agreements required to be delivered to Parent pursuant to Section 7.4 shall have been furnished as required by Section 7.4;

          (d) since the date hereof, there shall have been no changes that constitute, and no event or events (including, without limitation, litigation developments) shall have occurred which have resulted in or constitute, a material adverse change in the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, except for changes that affect the industries in which the Company and its subsidiaries operate generally; and

                                    Page A-31

          (e) all governmental waivers, consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Closing Date except for such waivers, consents, orders and approvals the failure of which to have been obtained would not have a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, following the Effective Time, and no governmental authority shall have promulgated after the date hereof any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company or Parent, by the mutual written consent of the Company and Parent or as follows:

          (a) The Company shall have the right to terminate this Agreement:

             (i) if the representations and warranties of Parent and Subsidiary shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within 30 days after written notice of such failure is given to Parent by the Company;

             (ii) if the Merger is not completed by December 31, 1996 (unless due to a delay or default on the part of the Company);

             (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company and if the Company shall have used reasonable efforts to prevent the entry of such order;

             (iv) if (A) the Company receives an offer or proposal from any Potential Acquirer (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) with respect to a merger, sale of substantial assets or other business combination involving the Company, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer or proposal (if consummated pursuant to its terms) would result in an Acquisition Transaction more favorable to the Company's stockholders than the Merger (any such offer or proposal being referred to as a "Superior Proposal") and resolves to accept such Superior Proposal and (C) the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent;

             (v) if (A) a tender or exchange offer is commenced by a Potential Acquirer (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer constitutes a Superior Proposal and resolves to accept such Superior Proposal or recommend to the stockholders that they tender their shares in such tender or exchange offer and (C) the Company shall have given Parent two days' prior written notice of its intention to terminate pursuant to this provision; provided, however, that such termination shall not be effective until such time as the payment required by Section 7.6(b) shall have been received by Parent;

             (vi) if Parent (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to Parent by the Company; or

                                    Page A-32

             (vii) if the stockholders of Parent fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment thereof.

          (b) Parent shall have the right to terminate this Agreement:

             (i) if the representations and warranties of the Company shall fail to be true and correct in all material respects on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects within 30 days after written notice of such failure is given to the Company by Parent;

             (ii) if the Merger is not completed by December 31, 1996 (unless due to a delay or default on the part of Parent);

             (iii) if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent and if Parent shall have used reasonable efforts to prevent the entry of such order;

             (iv) if the Board of Directors of the Company shall have resolved to accept a Superior Proposal or shall have recommended to the stockholders of the Company that they tender their shares in a tender or an exchange offer commenced by a third party (excluding any affiliate of Parent or any group of which any affiliate of Parent is a member);

             (v) if the Company (A) fails to perform in any material respect any of its material covenants in this Agreement and (B) does not cure such default in all material respects within 30 days after notice of such default is given to the Company by Parent; or

             (vi) if the stockholders of the Company fail to approve the Merger at a duly held meeting of stockholders called for such purpose or any adjournment thereof.

          (c) As used in this Section 9.1, (i) "affiliate" has the meaning assigned to it in Section 7.4 and (ii) "group" has the meaning set forth in
     Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     SECTION 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except as set forth in this Section 9.2, in the second sentence of Section 7.1(a) and in Sections 7.1(b) and 7.6, all of which shall survive the termination). Nothing in this Section 9.2 shall relieve any party from liability for any willful or intentional breach of this Agreement.

     SECTION 9.3. AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. Such amendment may take place at any time prior to the Closing Date, whether before or after approval by the stockholders of the Company, Parent or Subsidiary.

     SECTION 9.4. WAIVER. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                    Page A-33

                                   ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger neither the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto except for the representations, warranties and agreements contained in Articles II, III and X, the last sentence of Section 7.9, and Section 7.11.

     SECTION 10.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) If to Parent or Subsidiary to:

        USA Waste Services, Inc.
        5400 LBJ Freeway
        Suite 300 -- Tower One
        Dallas, Texas 75240
        Attention: Chief Executive Officer
        Telecopy: 214-383-7919

    with a copy to:

        Gregory T. Sangalis
        5400 LBJ Freeway
        Suite 300 -- Tower One
        Dallas, Texas 75240
        Telecopy: 214-383-7919

    (b) If to the Company, to:

        Sanifill, Inc.
        Suite 700
        2777 Allen Parkway
        Houston, Texas 77019
        Attention: Chief Executive Officer
        Telecopy: 713-942-6277

    with a copy to:

        Steve Walton
        Suite 700
        2777 Allen Parkway
        Houston, Texas 77019
        Telecopy: 713-942-6277

     SECTION 10.3. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

                                    Page A-34

     SECTION 10.4. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (provided, that the provisions of those two certain agreements dated June 17, 1996 by and between the Company and Parent concerning confidentiality and related matters (the "Confidentiality Agreements"), shall remain in effect), (b) is not intended to confer upon any other person any rights or remedies hereunder, except for rights of indemnified Parties under Section 7.11 and (c) shall not be assigned by operation of law or otherwise, except that Subsidiary may assign this Agreement to any other wholly-owned subsidiary of Parent. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

     SECTION 10.5. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.6. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in Sections 7.9 and 7.11, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers and attested to as of the date first written above.

                                           USA WASTE SERVICES, INC.
Attest:
     /s/  GREGORY T. SANGALIS              By:       /s/  JOHN E. DRURY
- --------------------------------           ---------------------------------
Secretary                                  Name: John E. Drury
                                           Title:  Chief Executive Officer

                                           QUATRO ACQUISITION CORP.

Attest:
     /s/  GREGORY T. SANGALIS              By:       /s/  JOHN E. DRURY
- --------------------------------           ---------------------------------
Secretary                                  Name: John E. Drury
                                           Title:  Chief Executive Officer

                                           SANIFILL, INC.

Attest:
     /s/  H. STEVEN WALTON                 By:       /s/  LORNE D. BAIN
- --------------------------------           ---------------------------------
Secretary                                  Name: Lorne D. Bain
                                           Title:  Chairman of the Board and
                                                    Chief Executive Officer

                                    Page A-35

                                AMENDMENT NO. 1


                                       TO


                          AGREEMENT AND PLAN OF MERGER



     This Amendment No. 1 to Agreement and Plan of Merger ("Amendment No. 1") is made and entered this 18th day of July, 1996 by and among USA Waste Services, Inc., a Delaware corporation ("Parent"), Quatro Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Subsidiary"), and Sanifill, Inc., a Delaware corporation (the "Company").



     WHEREAS, Parent, Subsidiary and the Company have previously entered into an Agreement and Plan of Merger dated as of June 22, 1996 (the "Merger Agreement") relating to the merger of Subsidiary with and into the Company; and



     WHEREAS, Parent, Subsidiary and the Company desire to amend the Merger Agreement as set forth below.



     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound, agree as follows:



          1. The following sentence is to be added to the end of SECTION 4.19 of the Merger Agreement:



        "The affirmative vote of stockholders of Parent required for approval and adoption of the Charter Amendment (as defined in Section 8.1(j)) is a majority of the outstanding shares of Parent Common Stock entitled to vote thereon."



          2. SECTION 7.3(b) of the Merger Agreement shall be amended in its entirety to read as follows:



        "Parent shall, as promptly as practicable, submit the Charter Amendment, this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of Parent under applicable law, shall use its reasonable best efforts to obtain stockholder approval and adoption (the "Parent Stockholders' Approval") of the Charter Amendment, this Agreement and the transactions contemplated hereby. Such meeting of stockholders shall be held as soon as practicable following the date on which the Registration Statement becomes effective. Parent shall, through its Board of Directors, subject to the fiduciary duties of the members thereof, (i) recommend to its stockholders approval of the Charter Amendment and the transactions contemplated by this Agreement and (ii) authorize and cause an officer of Parent to vote Parent's shares of Subsidiary Common Stock for adoption and approval of this Agreement and the transactions contemplated hereby and shall take all additional actions as the sole stockholder of Subsidiary necessary to adopt and approve this Agreement and the transactions contemplated hereby."



          3. SECTION 8.1 of the Merger Agreement shall be amended by adding thereto a new paragraph (j) that will read in its entirety as follows:



        "(j) the amendment to Parent's Restated Certificate of Incorporation (the "Charter Amendment") to increase the number of authorized shares of Parent Common Stock in order to ensure that there will be sufficient authorized, unissued and unreserved shares of Parent Common Stock to enable Parent to (i) effect the Merger and (ii) have available shares of Parent Common Stock for issuance upon (A) the exercise of options and warrants of Parent issued as provided in Sections 3.1(c) and 7.9 in conversion of unexpired options and warrants to purchase Company Common Stock that are outstanding at the Effective Time and (B) the conversion of the Company's 5% Convertible Subordinated Debentures due March 1, 2006, shall have been approved and adopted by the requisite vote of the stockholders of Parent under applicable law, and the Charter Amendment shall have been filed with the Secretary of State of the State of Delaware and become effective."


                                    Page A-36

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized representatives as of the day and year first above written.



                                          USA WASTE SERVICES, INC.


Attest:

     /s/  GREGORY T. SANGALIS                  By:          /s/  JOHN E. DRURY
- ------------------------------------               -----------------------------------------
Secretary                                           John E. Drury, Chairman of the Board
                                                         and Chief Executive Officer

                                               QUATRO ACQUISITION CORP.

Attest:

     /s/  GREGORY T. SANGALIS                  By:          /s/  JOHN E. DRURY
- ------------------------------------               -----------------------------------------
Secretary                                          John E. Drury, Chief Executive Officer

                                               SANIFILL, INC.

Attest:

       /s/  H. STEVEN WALTON                   By:           /s/  LORNE D. BAIN
- ------------------------------------               -----------------------------------------
Secretary                                           Lorne D. Bain, Chairman of the Board
                                                         and Chief Executive Officer

                                    Page A-37

                                                                         ANNEX B

                   [DONALDSON, LUFKIN & JENRETTE LETTERHEAD]

                                 June 21, 1996

Board of Directors
USA Waste Services, Inc.
5400 LBJ Freeway
Tower One, Suite 300
Dallas, TX 75240

Dear Sirs:

     You have requested our opinion as to the fairness from a financial point of view to USA Waste Services, Inc. ("USA Waste" or the "Company") of the Exchange Ratio (as defined below) provided for in the Agreement and Plan of Merger (the "Agreement") to be entered into by and among USA Waste, Quatro Acquisition Corp. and Sanifill, Inc. ("Sanifill") pursuant to which Quatro Acquisition Corp. will be merged with and into Sanifill.

     Pursuant to the Agreement, each share of common stock of Sanifill will be converted into the right to receive 1.70 shares of common stock, $.01 par value per share of the Company (the "Exchange Ratio").

     In arriving at our opinion, we have reviewed the draft of the Agreement dated June 19, 1996 as well as financial and other information that was publicly available or furnished to us by the Company and Sanifill including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company prepared by the management of the Company, certain financial projections of Sanifill prepared by the management of Sanifill and certain financial information of the Company and Sanifill on a combined basis prepared by the Company. In addition, we have compared certain financial and securities data of the Company and Sanifill with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, and Sanifill and their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the managements of the Company and Sanifill of the operating synergies achievable as a result of the proposed merger and upon our discussion of such synergies with the managements of the Company and Sanifill. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Sanifill as to the future operating and financial performance of the Company and Sanifill.

     We have not assumed any responsibility for making any independent evaluation of assets or liabilities of the Company or Sanifill or for independently verifying any of the information reviewed by us. In rendering our opinion, we did not perform any procedures or analysis regarding potential environmental liabilities of either the Company or Sanifill, nor did we consider the impact of changes in the regulatory environment in which the Company and Sanifill operate. We have relied as to all legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter and does not represent an opinion as to the price at which shares of the Company will trade following the consummation of the Agreement. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion addresses only the fairness of the Exchange Ratio to the Company from a financial point of view. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placement and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past, including (i) acting as USA Waste's financial advisor in connection with USA Waste's merger with Chambers Development Co., Inc. completed in June 1995; (ii) acting as the lead manager in a public offering of USA Waste common stock completed in October 1995; and (iii) acting as USA Waste's financial advisor in connection with USA Waste's merger with Western Waste Industries completed in May 1996. DLJ has performed investment banking and other services for Sanifill in the past, including (i) acting as a co-manager in a public offering of Sanifill common stock completed in August 1995 and (ii) acting as the lead manager in a public offering of Sanifill convertible subordinated debentures completed in March 1996. In addition, in the ordinary course of our business, we trade the securities of the Company and Sanifill for our own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the Company from a financial point of view.

                                            Very truly yours,

                                            /s/ DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                                                         ANNEX C

        [MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED LETTERHEAD]

                                 June 21, 1996

Board of Directors
Sanifill, Inc.
2777 Allen Parkway
Suite 700
Houston, Texas 77019-2155

Gentlemen:

     Sanifill, Inc. (the "Company"), USA Waste Services, Inc. (the "Issuer") and a wholly owned subsidiary of the Issuer (the "Merger Sub") propose to enter into an agreement (the "Agreement") pursuant to which Merger Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $.01 per share (the "Shares"), will be converted into the right to receive 1.7 shares (the "Exchange Ratio") of the common stock of the Issuer, par value $.01 per share (the "Issuer Shares"). In connection with the Merger, the parties also propose to enter into a voting agreement with each of certain stockholders of the Issuer and certain stockholders of the Company (each, a "Voting Agreement") pursuant to which such stockholders will agree, among other things, to vote shares held by them in favor of the Merger.

     You have asked us whether, in our opinion, the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

      1. Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996;

      2. Reviewed the Issuer's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1995 and the Issuer's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 1996 and certain other filings, including registration statements, Form 8-Ks and proxy statements, with the Securities and Exchange Commission made by the Issuer during the last three years;

      3. Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Issuer, furnished to us by the Company and the Issuer;

      4. Conducted discussions with members of senior management of the Company and the Issuer concerning their respective businesses and prospects;

      5. Reviewed the historical market prices and trading activity for the Shares and the Issuer Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company and the Issuer, respectively;

      6. Compared the results of operations of the Company and the Issuer with that of certain companies which we deemed to be reasonably similar to the Company and the Issuer, respectively;

      7. Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

      8. Reviewed a draft of the Agreement dated June 19, 1996;

      9. Reviewed a draft of the Voting Agreement dated June 15, 1996; and

     10. Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Issuer, and we have not independently verified such information or undertaken an independent appraisal of the assets or liabilities of the Company or the Issuer nor have we been furnished with any such appraisals. With respect to the financial forecasts furnished by the Company and the Issuer, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Issuer's management as to the expected future financial performance of the Company or the Issuer, as the case may be.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We have acted as financial advisor to the Company in connection with the Merger and will receive fees for such services, a portion of which is contingent upon consummation of the Merger. In the ordinary course of our securities business, we may actively trade debt or equity securities of the Issuer and the Company for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

     On the basis of, and subject to the foregoing, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                            Very truly yours,

                                            MERRILL LYNCH, PIERCE, FENNER &
                                              SMITH INCORPORATED

                                            By       /s/  MARK SHAFIR
                                               ------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. With respect to actions by or in the right of the corporation, a person may not be indemnified if he has been adjudged to be liable to the corporation, except where, besides meeting the requirements described in the preceding sentence, the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith. A corporation shall have the power to purchase insurance on behalf of the persons referred to above against any liability asserted against them and incurred by them in such capacities referred to whether or not the corporation would have the power to indemnify them against such liability.

     Section 102(b)(7) of the DGCL provides that the certificate of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders,
(ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) unlawful dividend payment or stock purchase or redemption under Section 174 of the DGCL, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission occurring prior to the date when such provision becomes effective.

     The Registrant's Certificate of Incorporation provides that (i) the Registrant shall indemnify, and advance litigation expenses to, its officers, directors, employees and agents to the fullest extent permitted by the DGCL and all other laws of the State of Delaware, (ii) to the fullest extent that the DGCL permits the limitation or elimination of the liability of directors, no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director,
(iii) no amendment to or repeal of the provision of the Certificate of Incorporation described in clause (ii) shall apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omission of such director occurring prior to the time of such amendment or repeal and (iv) any amendment to the DGCL which further limits or eliminates the liability of directors shall be fully applicable to the Registrant's directors.

     USA Waste has indemnification agreements with its directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a complete list of Exhibits filed as part of this Registration Statement:


      EXHIBIT
- --------------------
        *2.1            -- Agreement and Plan of Merger dated as of June 22, 1996, among USA
                           Waste Services, Inc. ("USA Waste"), Quatro Acquisition Corporation,
                           a wholly owned subsidiary of USA Waste ("Acquisition"), and
                           Sanifill, Inc. ("Sanifill"), as amended by Amendment No. 1 to
                           Agreement and Plan of Merger dated as of July 18, 1996 among USA
                           Waste, Acquisition and Sanifill -- included as Annex A to the Joint
                           Proxy Statement and Prospectus herein.
         3.1            -- Restated Certificate of Incorporation -- incorporated by reference to Exhibit 3.1(b) of the Registrant's Quarterly Report on Form 10-Q
                           for the quarterly period ended March 31, 1996.
         3.2            -- Bylaws -- incorporated by reference to Exhibit 3.2 of the
                           Registrant's Registration Statement on Form S-4, File No. 33-60103.
         4.1            -- Specimen Stock Certificate -- incorporated by reference to Exhibit
                           4.3 of the Registrant's Registration Statement on Form S-3, File
                           No. 33-76224.
        *5.1            -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
        *8.1            -- Opinion of Baker & Botts, L.L.P. as to certain federal income tax matters.
      **10.1            -- Agreement among USA Waste, D. Moorehead, Jr., J. Drury, J. Rangos,
                           Sr., A. Rangos, J. Rangos, Jr. and John Rangos Development
                           Corporation, Inc. dated June 21, 1996.
      **10.2            -- Employment and Noncompetition Agreement among Sanifill, USA Waste and Lorne D. Bain, dated June 22, 1996.
      **10.3            -- Letter Agreement between USA Waste and Kosti Shirvanian, dated
                           December 18, 1995.
      **10.4            -- Letter Agreement between USA Waste and Kosti Shirvanian, dated June
                           21, 1996.
      **10.5            -- Letter Agreement between USA Waste and Sanifill, dated June 22,
                           1996, regarding indemnification provisions of certificate of incorporation.
      **10.6            -- Confidentiality Agreement, dated June 17, 1996, between USA Waste
                           Services, Inc., as the Protected Party, and Sanifill, Inc., as the
                           Recipient.
      **10.7            -- Confidentiality Agreement, dated June 17, 1996, between Sanifill,
                           Inc., as the Protected Party, and USA Waste Services, Inc., as the
                           Recipient.
       *10.8            -- Employment and Noncompetition Agreement among USA Waste, Sanifill and J. Chris Brewster, dated July 19, 1996.
      **21.1            -- Subsidiaries of the Registrant.
       *23.1            -- Consent of Coopers & Lybrand L.L.P.
       *23.2            -- Consent of Deloitte & Touche LLP.
       *23.3            -- Consent of Ernst & Young LLP.
       *23.4            -- Consent of Arthur Andersen LLP.
       *23.5            -- Consent of Andrews & Kurth L.L.P. -- included in Exhibit 5.1.
       *23.6            -- Consent of Baker & Botts, L.L.P. -- included in Exhibit 8.1.
       *23.7            -- Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
       *23.8            -- Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
      **24.1            -- Powers of Attorney -- included on the signature pages in Part II of this Registration Statement.
       *99.1            -- Form of USA Waste Services, Inc's Proxy Card
       *99.2            -- Form of Sanifill, Inc's Proxy Card
       *99.3            -- Opinion of Donaldson, Lufkin & Jenrette Securities
                           Corporation -- included as Annex B to the Joint Proxy Statement and
                           Prospectus herein.


- ---------------

 * Filed herewith.

** Previously filed.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes as follows: that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS, ON THE 19TH DAY OF JULY, 1996.


                                            USA WASTE SERVICES, INC.

                                            By:    /s/  JOHN E. DRURY
                                                -------------------------------
                                                        John E. Drury
                                                   Chief Executive Officer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 19, 1996.



                  SIGNATURE                                         TITLE
- -----------------------------------------       ----------------------------------------------
           /s/  JOHN E. DRURY                   Chairman of the Board and Chief Executive
- -----------------------------------------       Officer (Principal executive officer)
                John E. Drury

         /s/  EARL E. DEFRATES                  Executive Vice President and Chief Financial
- -----------------------------------------       Officer (Principal financial officer)
              Earl E. DeFrates

          /s/  BRUCE E. SNYDER                  Vice President and Controller (Principal
- -----------------------------------------       accounting officer)
               Bruce E. Snyder

                      *                         Vice Chairman
- -----------------------------------------
          Donald F. Moorehead, Jr.

                      *                         President and Director
- -----------------------------------------
           David Sutherland-Yoest

                      *                         Director
- -----------------------------------------
               George L. Ball

                      *                         Director
- -----------------------------------------
              Petern J. Gibbons

                      *                         Director
- -----------------------------------------
             Richard J. Heckmann

                      *                         Director
- -----------------------------------------
             William E. Moffett

                      *                         Director
- -----------------------------------------
             John G. Rangos, Sr.

                      *                         Vice Chairman and Director
- -----------------------------------------
             Alexander W. Rangos

                      *                         Director
- -----------------------------------------
              Kosti Shirvanian

                      *                         Director
- -----------------------------------------
               Savey Tufenkian

*By:       /s/  JOHN E. DRURY
     ------------------------------------
              Attorney-in-Fact

                               INDEX TO EXHIBITS


      EXHIBIT
- --------------------
         *2.1        -- Agreement and Plan of Merger dated as of June 22, 1996, among USA
                        Waste Services, Inc. ("USA Waste"), Quatro Acquisition Corporation, a
                        wholly owned subsidiary of USA Waste ("Acquisition"), and Sanifill,
                        Inc. ("Sanifill"), as amended by Amendment No. 1 to Agreement and
                        Plan of Merger dated as of July 18, 1996 among USA Waste, Acquisition and Sanifill -- included as Annex A to the Joint Proxy Statement and
                        Prospectus herein.
          3.1        -- Restated Certificate of Incorporation -- incorporated by reference to
                        Exhibit 3.1(b) of the Registrant's Quarterly Report on Form 10-Q for
                        the quarterly period ended March 31, 1996.
          3.2        -- Bylaws -- incorporated by reference to Exhibit 3.2 of the
                        Registrant's Registration Statement on Form S-4, File No. 33-60103.
          4.1        -- Specimen Stock Certificate -- incorporated by reference to Exhibit
                        4.3 of the Registrant's Registration Statement on Form S-3, File No.
                        33-76224.
         *5.1        -- Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
         *8.1        -- Opinion of Baker & Botts, L.L.P. as to certain federal income tax matters.
       **10.1        -- Agreement among USA Waste, D. Moorehead, Jr., J. Drury, J. Rangos,
                        Sr., A. Rangos, J. Rangos, Jr. and John Rangos Development
                        Corporation, Inc. dated June 21, 1996.
       **10.2        -- Employment and Noncompetition Agreement among Sanifill, USA Waste and
                        Lorne D. Bain, dated June 22, 1996.
       **10.3        -- Letter Agreement between USA Waste and Kosti Shirvanian, dated
                        December 18, 1995.
       **10.4        -- Letter Agreement between USA Waste and Kosti Shirvanian, dated June
                        21, 1996.
       **10.5        -- Letter Agreement between USA Waste and Sanifill, dated June 22, 1996, regarding indemnification provisions of certificate of incorporation.
       **10.6        -- Confidentiality Agreement, dated June 17, 1996, between USA Waste
                        Services, Inc., as the Protected Party, and Sanifill, Inc., as the
                        Recipient.
       **10.7        -- Confidentiality Agreement, dated June 17, 1996, between Sanifill,
                        Inc., as the Protected Party, and USA Waste Services, Inc., as the
                        Recipient.
        *10.8        -- Employment and Noncompetition Agreement among USA Waste, Sanifill and
                        J. Chris Brewster, dated July 19, 1996.
       **21.1        -- Subsidiaries of the Registrant.
        *23.1        -- Consent of Coopers & Lybrand L.L.P.
        *23.2        -- Consent of Deloitte & Touche LLP.
        *23.3        -- Consent of Ernst & Young LLP.
        *23.4        -- Consent of Arthur Andersen LLP.
        *23.5        -- Consent of Andrews & Kurth L.L.P. -- included in Exhibit 5.1.
        *23.6        -- Consent of Baker & Botts, L.L.P. -- included in Exhibit 8.1.
        *23.7        -- Consent of Donaldson, Lufkin & Jenrette Securities Corporation.
        *23.8        -- Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
       **24.1        -- Powers of Attorney -- included on the signature pages in Part II of this Registration Statement.
        *99.1        -- Form of USA Waste Services, Inc's Proxy Card
        *99.2        -- Form of Sanifill, Inc's Proxy Card
        *99.3        -- Opinion of Donaldson, Lufkin & Jenrette Securities
                        Corporation -- included as Annex B to the Joint Proxy
        *99.4        -- Statement and Prospectus herein. Opinion of Merrill Lynch, Pierce,
                        Fenner & Smith Incorporated -- included as Annex C to the Joint Proxy
                        Statement and Prospectus herein.


- ---------------

 * Filed herewith.


** Previously filed.